Exhibit (a) (1) (a)

POLYCOM, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectuses relating to the Polycom, Inc.

1996 Stock Incentive Plan and 2001 Nonstatutory Stock Option Plan covering securities that have been registered under the Securities Act of 1933.

May 28, 2003

Polycom, Inc.

Offer to Exchange Certain

Outstanding Options for New Options

This offer and withdrawal rights expire at 5:00 p.m., Pacific Time, on June 25, 2003, unless we extend the offer.

You may exchange your outstanding options to purchase shares of our common stock with exercise prices equal to or above $13.48 per share, whether vested or unvested, granted under the Polycom, Inc. 1996 Stock Incentive Plan or 2001 Nonstatutory Stock Option Plan (including any applicable sub plan under the 1996 Stock Incentive Plan or 2001 Nonstatutory Stock Option Plan), or any option plan assumed by Polycom in connection with a merger or an acquisition, for new stock options that we will grant under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan.  You are eligible to participate in the exchange offer if you are an employee of Polycom, Inc. or one of our subsidiaries (referred to as Polycom, we, our or us) on today’s date (May 28, 2003), who lives and works in the United States of America, Australia, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, the Philippines, Singapore, Thailand or the United Kingdom, and you remain an employee through the date we cancel options under this offer.  You may not participate if you have received notice of termination of employment from Polycom or if you have given notice of termination of employment to Polycom prior to the expiration of this offer.  Members of our board of directors and our executive officers are not eligible to participate in the exchange offer.

Your new options will entitle you to purchase 0.80 shares of Polycom common stock for each share of Polycom common stock underlying your exchanged options.  Fractional shares will be rounded up to the nearest whole share.  The number of shares underlying your new options will also be adjusted for stock splits, reverse stock splits, stock dividends and other similar events that occur after today’s date.  The exercise price per share of new options will generally be equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of grant.  However, the exercise price for residents of France may be higher, as discussed in Schedule F attached to this offer to exchange.  The new options will have a term equal to the lesser of the remaining term of the exchanged options, or 5½ years.

If you participate in this offer, you must also exchange all options granted to you on or after November 28, 2002, even if the exercise price of these options is less than $13.48 per share.

Generally, new options may be granted under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan, except that incentive stock options will be granted under the 1996 Stock Incentive Plan.  We will grant the new options on the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange.  We refer to this date as the new option grant date.  We expect the new option grant date to be December 29, 2003.  If you live and work in France, your new option grant date may be different if necessary to comply with French law.  Please refer to Schedule F for more details.  Generally, each new option will have the same vesting schedule as the exchanged option it replaces, but new options will not vest between the cancellation date of the exchanged option and the new option grant date.  Beginning on the new option grant date, vesting will then continue in accordance with the vesting schedule of the exchanged option, subject to your continued employment on each relevant vesting date.  However, you will be restricted from exercising new options for a period of six months following the new option grant date.  If you live and work in France, the vesting of the new option will be different.  Please see Schedule F for more details.

Our common stock is traded on the Nasdaq National Market under the symbol “PLCM.”  On May 27, 2003, the closing price of our common stock as reported on the Nasdaq National Market was $12.25 per share.  We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your options.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before tendering your eligible options.

IMPORTANT

If you wish to exchange your options, you must complete and sign the election form by following its instructions, and fax or hand deliver it to Helen Idnani, Manager, Equity Programs, at fax number (925) 924-5797 before 5:00 p.m., Pacific Time, on June 25, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer to exchange.  Any representation to the contrary is a criminal offense.

You should direct questions about the offer or requests for additional copies of this offer to exchange and the other option exchange offer documents to Helen Idnani, Manager, Equity Programs, Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588, telephone number (925) 924-5624.  The option exchange offer documents are also available to employees online at http://planetpolycom/.

Offer to Exchange dated May 28, 2003.

You should rely on the information contained in this offering circular or documents to which we have referred you.  We have not authorized anyone to provide you with different information.  We are not making an offer of the new options in any jurisdiction where the offer is not permitted.  However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions.  You should not assume that the information provided in this offering circular is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offering circular.  This offering circular summarizes various documents and other information.  Those summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET

RISKS OF PARTICIPATING IN THE OFFER

THE OFFER

1.	Eligibility

2.	Number of options; expiration date

3.	Purpose of the offer

4.	Procedures for electing to exchange options

5.	Withdrawal rights and change of election

6.	Acceptance of options for exchange and issuance of new options

7.	Conditions of the offer

8.	Price range of shares underlying the options

9.	Source and amount of consideration; terms of new options

10.	Information Concerning Polycom

11.	Interests of directors and officers; transactions and arrangements concerning the options

12.	Status of options acquired by us in the offer; accounting consequences of the offer

13.	Legal matters; regulatory approvals

14.	Material U.S. federal income tax consequences

15.	Material income tax consequences and certain other considerations for employees who reside outside the United States of America

ii

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the offer.  You should carefully read this entire offer to exchange, the accompanying memorandum from our CEO, Robert Hagerty, dated May 28, 2003, the election form and the withdrawal form.  The offer is made subject to the terms and conditions of these documents as they may be amended.  The information in this summary is not complete.  Additional important information is contained in the remainder of this offer to exchange and the other option exchange program documents.  We have included in this summary references to other sections in this offer to exchange to help you find a more complete description of these topics.

Q1.                            What is the offer?

A1.                             The offer to exchange is a voluntary opportunity for eligible option holders to exchange outstanding options to purchase Polycom common stock with exercise prices equal to or greater than $13.48 per share for new options covering 0.80 shares of Polycom common stock for each share of Polycom common stock underlying the exchanged options.  We will make the new option grants after a six month and one day waiting period.  We expect to cancel the options accepted for exchange on June 26, 2003 and to make the new grants on December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France).  The new options will, in most cases, have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the date of grant.  (Sections 1, 2 and 9 and Schedule F)

Q2.                          What are some of the most significant risks and consequences of participating in this exchange offer?

A2 .                        Participation in this offer to exchange, involves a number of risks and consequences, including the following:

•                  Because you will receive 0.80 new options for each share underlying the options you exchange, your new options will be exercisable for 20% fewer shares than the options you exchange.

•                  If your employment terminates for any reason before we grant the new options, you will neither receive the benefit from a new option nor have any of your cancelled options returned to you.

•                  You cannot exercise any new options for six months after they are granted.  Therefore, if your employment terminates for any reason within six months after we grant the new options, you may not receive any benefit from the new options.

•                  The new options will have a term equal to the lesser of the remaining term of the exchanged options or 5½ years.  Therefore, the new options may expire sooner than the options you exchange.

•                  You will have to surrender any options granted to you within six months prior to the commencement of the exchange offer, even if they are currently in the money.

•                  You will not receive any additional options until the new options are granted, which we expect to be on December 29, 2002.

•                  If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

•                  If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

•                  Your new option may be a nonstatutory stock option for U.S. tax purposes, whereas your cancelled option may have been an incentive stock option for U.S. tax purposes.

•                  If you live and work outside of the United States, there may be additional or different terms, risks and consequences related to this offer. Please read the country-specific schedule attached to this offer to exchange which applies to you.

See “Risks of Participating in the Offer” beginning on page 13 for a more detailed discussion of risks that you should consider before tendering your eligible options.

Q3.                            Why are we making the offer?

A3.                             We believe that granting stock options motivates our employees to perform at high levels and provides an effective means of recognizing employee contributions to our success.  This offer enables us to provide eligible employees a valuable incentive to stay with us.  Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares.  These options are commonly referred to as being “underwater.”  By making this offer to exchange eligible options for new options that will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the new option grant date, we intend to provide eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.  We believe this will create better performance incentives for eligible employees and, as a result, maximize stockholder value.  (Section 3)

Q4.                            What securities are we offering to exchange?

A4.                             We are offering to exchange outstanding, unexercised options to purchase shares of our common stock held by eligible employees that have an exercise price equal to or greater than $13.48 per share, that were granted under the Polycom, Inc. 1996 Stock Incentive Plan or 2001 Nonstatutory Stock Option Plan (including any applicable sub plan under the 1996 Stock Incentive Plan or 2001 Nonstatutory Stock Option Plan), or any option plan assumed by Polycom in connection with a merger or an acquisition.  We are generally not accepting options with exercise prices less than $13.48 per share; however if you elect to participate in this offer, you must also exchange all options granted to you on or after November 28, 2002, regardless of exercise price.  This is required for us to avoid potentially unfavorable financial accounting treatment for this offer.

In exchange, we will grant new stock options under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan.  Generally, new options may be granted under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan, at the discretion of the compensation committee of our board of directors.  However, if your exchanged option was an incentive stock option for U.S. tax purposes, your new option will also be an incentive stock option granted under the 1996 Stock Incentive Plan, but only to the extent it qualifies under the Internal Revenue Code on the date of grant.  Any new options which do not qualify as incentive stock options will be granted as nonstatutory stock options under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan.  You should note that because you may be granted new options under a stock plan which is different from the plan under which the exchanged options were granted, the terms of any new options you receive may be different from the terms of the options you exchange.  As a result, we urge you to carefully review Section 9 of the offer to exchange for a discussion of the terms of the 1996 Stock Incentive Plan and the 2001 Nonstatutory Plan.

If you elect to participate in the offer for any options granted to you, then you must ALSO exchange all options granted to you since November 28, 2002, even if those options have exercise prices below $13.48 per share, and would not otherwise be eligible for exchange.  This is required for us to avoid potentially unfavorable financial accounting treatment for this offer.  (Section 2)

Q5.                            Who is eligible to participate?

A5.                             You are eligible to participate in the offer only if you are an employee of Polycom or one of our subsidiaries as of May 28, 2003 who lives and works in the United States of America, Australia, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, the Philippines, Singapore, Thailand or the United Kingdom, and you remain an employee of Polycom or one of our subsidiaries through the cancellation date.  If we do not extend the offer, we expect the cancellation date to be June 26, 2003.  You are not eligible to participate if you have received notice of termination of employment from Polycom or if you have given notice of termination of employment to Polycom prior to the expiration of this offer.  Members of our board of directors and our executive officers, as listed on Schedule A to this offer to exchange, are not eligible to participate in the offer.  (Section 1)

To receive a new option, you must remain an employee of Polycom or one of our subsidiaries or a successor entity through the date on which the new options are granted, which generally will be the first business day that is at least six months and one day after the cancellation date.  We refer to this date as the new option grant date.  If we do not extend the offer, the new option grant date will be December 29, 2003.  Employees who live and work in France may have a later new option grant date if required under local law.  (Section 1 and Schedule F)

Q6.                            Are employees outside of the United States of America eligible to participate?

A6.                             Yes.  Employees of Polycom or one of our subsidiaries who live and work in Australia, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, the Philippines, Switzerland, Thailand or the United Kingdom are eligible to participate.  (Section 1)

Please be sure to read the appropriate Schedule or Schedules attached to this offer to exchange, which discuss the applicable tax consequences of the exchange and certain other considerations in the country or countries outside the United States of America where you are subject to tax.  (Schedules D through P)

Q7.                            When does this offer end?

A7.                             This offer ends at 5:00 p.m., Pacific Time, on June 25, 2003.  We refer to this date and time as the expiration date, unless we extend the period during which the offer will remain open.  If we extend the offer, the term expiration date will refer to the time and date at which the extended offer expires.  (Section 2)

Q8.                            How many new options will you receive in exchange for your options that you elect to exchange?

A8.                             Your new options will entitle you to purchase 0.80 shares of Polycom common stock for each share of Polycom common stock underlying your exchanged options.  Fractional shares will be rounded up to the nearest whole share on a grant-by-grant basis.  The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.  (Section 2)

Example:

If the option you elect to exchange has an exercise price of $25.00 per share and covers 1,666 shares of our common stock, your new option will cover 1,333 shares of our common stock (1,666 multiplied by 0.80 equals 1,332.8, which is rounded up to 1,333).  The exercise price of these new options will, in most cases, be the market price of our common stock on December 29, 2003.

Q9.                            What will the exercise price of the new options be?

A9.                             The exercise price per share of the new options will generally be the closing price reported by the Nasdaq National Market for our common stock on the new option grant date.  We expect the new option grant date to be December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France), provided we do not extend the exchange offer.  However, if you live and work in France, your exercise price may be higher due to local requirements.  Please see Schedule F for more details.  (Section 9 and Schedule F)

We cannot predict the exercise price of the new options.  Because we will grant new options on the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of your current options.  We have to grant the new options at least six months and one day after the cancellation date of the cancelled options in order to avoid potentially unfavorable financial accounting treatment.  (Section 9)

Q10.                     Why do you have to exchange all options granted after November 28, 2002, if you choose to participate?

A10.                       Under current accounting rules, options that we granted during the 6-month period before this offer commenced and the 6-month period after cancellation of the tendered options could be viewed as “replacement” options for the cancelled grants.  As such, Financial Accounting Standards Board rules would require unfavorable accounting treatment for these option grants if you did not have to exchange them.  (Section 12)

Q11.                     When will the new options vest?

A11.                       Except for employees in France, each new option will have the same vesting schedule as the exchanged option it replaces, but new options will not vest between the cancellation date of the exchanged option and the new option grant date.  Beginning on the new option grant date, vesting will then continue in accordance with the vesting schedule of the exchanged option, subject to your continued employment on each relevant vesting date.  This means that the new option will be fully vested six months later than the exchanged option was scheduled to be fully vested.  In addition, although vesting will continue on the new option grant date, you will be restricted from exercising any new options for a period of six months from the new option grant date.  (Section 9)

If you live and work in France, the vesting of the new option will be different due to local laws or the requirements of the applicable sub-plan.  Please see Schedule F for more details.

Example:

An employee exchanges options to purchase 1,000 shares granted on December 15, 2001 that have a vesting schedule of 25% after 12 months and 1/48 monthly thereafter.

•                  At the time the old option is exchanged, the employee is vested in 375 of the 1,000 shares or 37.5% vested (25% * 1,000 for the first year and 6/48*1,000 for the additional six months.)

•                  On December 29, 2003, a new option to purchase 800 shares will be granted, 80% of the number of shares underlying the exchanged option (.8*1,000).  Of the 800 shares, 300 shares (800*.25 for the first year and 6/48*800 for the additional six months) will be vested on the new option grant date, or 37.5% of the shares.

•                  The percentage of shares vested under the new option on the new option grant date is the same percentage vested under the exchanged option as of the cancellation date of the old option, June 26, 2003.

Q12.                     Why isn’t the exchange ratio simply one-for-one?

A12.                       Our stock option program must balance the interests of both employees and stockholders.  The exchange ratio noted above will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution.  Further, in order for us to obtain stockholder approval of this offer to exchange, we needed to establish an exchange ratio designed to create an exchange with a value-neutral or better result to Polycom.  (Section 3)

Q13.                     What are the conditions to the offer?

A13.                       Participation in the exchange offer is completely voluntary.  The completion of the exchange offer is subject to a number of customary conditions that are described in Section 7 of this offer to exchange.  If any of these conditions are not satisfied, we will not be obligated to accept and exchange any properly tendered eligible options.  Prior to the expiration date of the exchange offer, we reserve the right to amend the exchange offer for any reason.  (Section 7)

Q14.                     Are there any eligibility requirements that you must satisfy after the expiration date to receive the new options?

A14.                       To receive a grant of new options, you must be employed by us or one of our subsidiaries through the new option grant date.  (Section 1)

As discussed below, we will grant your new options to you on the first business day that is at least six months and one day after the cancellation date.  We expect that the new option grant date will be December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France).  If, for any reason, you do not remain employed by Polycom or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation for the eligible options that you tendered and that we accepted for exchange and subsequently cancelled.  Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Polycom or one of our subsidiaries remains “at will” and can be terminated by you or Polycom or one of our subsidiaries at any time, with or without cause or notice.  (Section 1)

Q15.                     When will the options you elect to exchange be cancelled?

A15.                       The options you elect to exchange will be cancelled on the first business day following the expiration date of this offer.  We refer to this date as the cancellation date.  If we do not extend the offer, the cancellation date will be June 26, 2003.  (Section 6)

Q16                        What evidence will you receive of our obligation to grant you new options on the new option grant date?

A16                          We will send you a promise to grant stock options promptly after the date on which we accept and cancel the options elected to be exchanged.  The promise to grant stock options represents our commitment to grant you a new option on the new option grant date, provided that you remain employed by Polycom or one of our subsidiaries or a successor entity through the new option grant date.  (Section 6)

Q17.                     When will you receive your new options?

A17.                       We will grant the new options on the new option grant date.  The new option grant date will be the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange (except that a later new option grant date may be required under local law for employees who live and work in France).  Our board of directors has selected this date as the actual grant date for the new options.  We will not grant the new options before the new option grant date.  If we do not extend the offer, the cancellation date will be June 26, 2003, and the new options will be granted on December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France).  (Section 6 and Schedule F)

Q18.                     Why won’t you receive your new options immediately after the expiration date of the offer?

A18.                       The published guidance of the Financial Accounting Standards Board of the United States of America requires that, for any employee who accepts this offer, all options granted within the six months before the commencement of an offer to cancel options and the six months after the cancellation of options be treated as a variable expense to earnings.  This means that we would be required to record a charge against earnings with respect to any future appreciation of our common stock if we issued new options immediately.  We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated.  The higher the market value of our shares, the greater the compensation expense we would have to record.  By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards.  (Section 12)

Q19.                     If you elect to exchange options in the offer, will you be eligible to receive other option grants before you receive your new options?

A19.                       No.  If you accept the offer, you cannot receive any other option grants before you receive your new options.  We will defer granting you any other options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the offer.  (Section 6)

Q20.                     Is this a repricing?

A20.                       No. The Financial Accounting Standards Board of the United States of America has adopted rules that result in unfavorable accounting consequences for companies that reprice options.  If we repriced your options, our potential for profitability in the future would be significantly reduced because we would be required to record a charge against earnings with respect to any future appreciation of our common stock underlying the repriced options.  (Section 12)

Q21.                     Why can’t we just grant you additional options?

A21.                       Because of the large number of underwater options outstanding, granting additional options covering the same aggregate number of shares of common stock as the outstanding eligible options could have severe negative impact on our dilution, outstanding shares and earnings per share.  Additionally, we have a limited number of options that we may grant without stockholder approval, and our current reserves must be conserved for ongoing grants and new hires.  (Section 3)

Q22.                     Will you be required to give up all of your rights under the cancelled options?

A22.                       Yes.  Once we have accepted options that you tender for exchange, your options will be cancelled and you will no longer have any rights under those options.  We intend to cancel all options accepted for exchange on the cancellation date, which is the first business day following the expiration of the offer.  If we do not extend the exchange offer, we expect the cancellation date to be June 26, 2003.  (Section 6)

Q23.                     What if another company acquires Polycom in a merger or stock acquisition?

A23.                       Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer.  However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  Any new options would likely have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date (except with respect to new options granted to employees who live and work in France, which may have a higher exercise price).  As a result of this adjustment, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

Regardless of any such merger, consolidation or acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date.  Additionally, you will be restricted from exercising any new options for a period of six months following the new option grant date.  Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition.  If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the date when you will be able to exercise your new options, you will not be able to exercise your new options before the effective date of the merger, consolidation or acquisition.  (Section 9)

You should be aware that these types of transactions could significantly affect our stock price, including potentially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger or acquisition.  The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Polycom would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not Polycom common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger or acquisition and sell their Polycom common stock before the effective date.  (Section 9)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the grant of the new options under this option exchange program.  Termination of your employment for this or any other reason before the new options are granted means that you will receive neither any new options, nor any other benefit for your cancelled options.  (Section 9)

Q24.                     Are there circumstances under which you would not be granted new options?

A24.                       Yes.  If, for any reason, you are no longer an employee of Polycom or one of our subsidiaries on the new option grant date, you will not receive any new options.  Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Polycom or one of our subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or us at any time, with or without cause or notice.  (Section 1)

Moreover, even if we accept your options, we will not grant new options to you if we are prohibited from doing so by applicable law.  For example, we could become prohibited from granting new options as a result of changes in Securities and Exchange Commission (SEC) rules, regulations or policies, Nasdaq listing requirements or the laws of a jurisdiction outside the United States of America.  We do not anticipate any such prohibitions at this time.  (Section 13)

Q25.                     If you elect to exchange an eligible option, do you have to elect to exchange all of the shares covered by that option?

A25.                       Yes.  We are not accepting partial tenders of options.  However, you may elect to exchange the remaining portion of any option that you have partially exercised.  Accordingly, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.  For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $35 per share, 700 of which you have already exercised, (2) an eligible option to purchase 1,000 shares at an exercise price of $25 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $40 per share, you may elect to exchange:

•                  your first option covering 300 remaining unexercised shares,

•                  your second option covering 1,000 shares,

•                  your third option covering 2,000 shares,

•                  two of your three options,

•                  all three of your options, or

•                  none of your options.

These are your only choices in the above example.  You may not elect, for example, to exchange your first option with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.  (Section 2)

If you elect to exchange any of your options, then you must elect to exchange all of the options that we granted to you since November 28, 2002.  For example, if you received an option grant in January 2001 and a grant in February 2003 and you want to exchange your January 2001 option grant, you also would be required to exchange your February 2003 option grant, even if the February 2003 grant has an exercise price less than $13.48 per share, and would not otherwise be eligible for exchange.  This is required for us to avoid potentially unfavorable financial accounting treatment for this offer.  (Section 2)

Q26.                     What happens to options that you choose not to exchange or that are not accepted for exchange?

A26.                       Options that you choose not to exchange or that we do not accept for exchange retain their current exercise price and vesting schedule and will remain outstanding until they are exercised in full or expire by their terms.  (Section 6)

You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange.  We believe that eligible options that you choose not to tender for exchange will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.  We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.  However, the U.S. Internal Revenue Service (IRS) may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate.  In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged.  This does not necessarily mean that our offer to exchange options will be viewed the same way.  Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company.  The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar.  While such letters do not provide certainty, they may indicate how the IRS will view a similar situation.  We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender.  A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment.  Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of any new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.  (Section 14)

Q27.                     Will you have to pay taxes if you exchange your options in the offer?

A27.                       If you exchange your current options for new options and are a citizen or resident of the United States of America, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange.  On the new option grant date, you will not be required under current law to recognize income for U.S. federal income tax purposes.  (Section 14)

If you are a tax resident of a country other than the United States of America, the tax consequences of participating in this offer may be different for you.  Please be sure to read the Schedules attached to this offer to exchange that discuss the potential tax consequences in the country in which you are subject to tax.  (Schedules D through P)

For all employees, we recommend that you consult with your own tax advisor to determine the personal tax consequences to you of participating in the exchange offer.  If you are a tax resident, or subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences which may apply to you.

Q28.                     Will your new options be incentive stock options or nonstatutory stock options for United States of America tax purposes?

A28.                       If you are a U.S. employee, the new options granted in exchange for your old options will generally be of the same type for U.S. tax purposes, but with some exceptions.

If your exchanged options are incentive stock options for purposes of the U.S. Internal Revenue Code, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant.  For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

If your exchanged options are nonstatutory stock options for purposes of U.S. tax law, your new options will also be nonstatutory stock options.

If you are not a U.S. employee, your options will be granted as nonstatutory stock options for purposes of U.S. tax law.

We recommend that you read the tax discussion in this offer to exchange and discuss the personal tax consequences of nonstatutory stock options with your financial advisor.  (Sections 9 and 14)

Q29.                     When will your new options expire?

A29.                       Your new options will expire on the earlier of: the same date that your corresponding exchanged options were scheduled to expire; or five and one-half (5½) years from the new option grant date.  However, if your employment with Polycom or one of our subsidiaries terminates for any reason prior to the expiration of your new options, these options will terminate at that time in accordance with their terms.  (Section 9)

Q30.                     Can the offer be extended, and if so, how will we notify you if the offer is extended?

A30.                       The offer expires at 5:00 p.m., Pacific Time, on June 25, 2003, unless we extend it.  We may, in our discretion, extend the offer at any time, but we do not currently expect to do so.  If we extend the offer, we will issue a press release or other public announcement disclosing the extension no later than 6:00 a.m., Pacific Time on the next business day following the previously scheduled expiration date of the offer.  (Sections 2 and 16)

Q31.                     How do you elect to exchange your options?

A31.                       If you elect to exchange your options, you must deliver, before 5:00 p.m., Pacific Time, on June 25, 2003, or such later date and time as we may extend the expiration of the offer, a properly completed and executed election form via facsimile (fax number (925) 924-5797), or by hand to Helen Idnani, Manager, Equity Programs, at Polycom.  This is a one-time offer, and we will strictly enforce the election period.  We reserve the right to reject any or all options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept.  Subject to the terms and conditions described in the stock option exchange offer documents, we will accept all other properly tendered options promptly after the expiration of the offer.  (Section 4)

Q32.                     During what period of time may you withdraw options that you previously elected to exchange?

A32.                       You may withdraw any options that you previously elected to exchange at any time before the offer expires at 5:00 p.m., Pacific Time, on June 25, 2003.  If we extend the offer beyond that time, you may withdraw any options that you previously elected to exchange at any time before the extended expiration of the offer.  To withdraw some or all of your options, you must deliver to Helen Idnani via facsimile (fax number (925) 924-5797) or by hand a signed withdrawal form, with the required information completed, before the expiration date.  If you withdraw options, you may re-elect to exchange them only by delivering a new election form before the expiration date.  The new election form must list all the options you want to exchange.

Although we intend to accept all options validly elected to be exchanged promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 23, 2003, you may withdraw your options.  (Section 5)

Q33.                     Can you change your election regarding options you have elected to exchange?

A33.                       Yes, you may change your election to exchange any eligible option or options at any time before the offer expires at 5:00 p.m., Pacific Time, on June 25, 2003.  If we extend the offer beyond that time, you may change your election to exchange options at any time until the extended offer expires.  In order to change your election to include options that you had not previously tendered, you must deliver to Helen Idnani a new election form via fax (fax number (925) 924-5797) or by hand.  Your new election form must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form.  To withdraw from the exchange offer some or all of the options you previously tendered, you must deliver to us a signed and dated withdrawal form, with the required information, before the offer expires.  For more information on withdrawing your options, please see Q&A 29 above and Section 5 of this offer to exchange.  (Section 5)

Q34.                     Are we making any recommendation as to whether you should exchange your eligible options?

A34.                       No. We are not making any recommendation as to whether you should accept the offer to exchange your options.  You must make your own decision as to whether or not to accept the offer.  For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant and/or financial advisor.  (Section 3)

Q35.                     Who can you talk to if you have questions about the offer, or if you need additional copies of the offer documents?

A35.                       For additional information or assistance, you should contact:

Helen Idnani

Manager, Equity Programs

Polycom, Inc.

4750 Willow Road

Pleasanton, CA 94588

(925) 924-5624

The option exchange offer documents are also available online at http://planetpolycom/.

(Section 10)

RISKS OF PARTICIPATING IN THE OFFER

Participation in the offer involves a number of risks, including those described below.  You should carefully consider these risks and you are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer.  In addition, we strongly urge you to read Section 14 of this offer to exchange, which discusses the tax consequences of the offer in the United States of America, and Schedules D through P attached to this offer to exchange, which discuss the tax consequences of the offer and certain other considerations for employees outside the United States of America, as well as the rest of this offer to exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

Further, this offer to exchange and our SEC reports referred to above include “forward-looking statements.”  When used in this offer to exchange, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements.  All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products and services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including delays in new product announcements and product introductions by us or our competitors, competitive pricing pressures, changes in the mix or markets in which our products are sold, political and economic conditions in various geographic areas, and costs associated with other events, such as intellectual property disputes or litigation, and other factors described below.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedules B and C, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our most recent Form 10-K and Form 10-Q reports filed with the SEC.  We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Economic Risks

If the price of our common stock increases after the date on which your options are cancelled, your cancelled options might have been worth more than the new options that you have received in exchange.

For example, if you cancel options with an exercise price of $20 per share, and the price of our common stock increases to $25 per share when the new options are granted, your new option will have a higher exercise price than the cancelled option.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the new options that you receive in exchange for them.

A transaction involving Polycom, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock.  Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition.  This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

If your employment terminates for any reason before we grant the new options, you will neither receive the benefit from a new option nor have any of your cancelled options returned to you.

Once we cancel the options that you elect to exchange, all of your rights under those options terminate.  Accordingly, if your employment with Polycom terminates for any reason, including but not limited to, voluntary termination, involuntary termination, death, total and permanent disability, retirement, a reduction-in-force or another company acquiring Polycom, before the grant of the new options, you will not receive a new option, nor will you receive any other benefit for your options that were cancelled.

Our operating results depend on the health of general economic conditions, including the level of capital spending by our customers.  If current economic conditions in the United States of America remain stagnant or worsen, or if a global economic slowdown occurs, we may experience a material adverse effect on or business, operating results and financial condition, and may undertake various measures to reduce our operating expenses, including a reduction-in-force.  Should your employment be terminated as part of any reduction-in-force, you will receive neither the benefit of the cancelled options nor any new options.

If another company acquires Polycom, that company may, as part of the transaction or otherwise, decide to terminate some or all Polycom employees before the new option grant date.  If your employment terminates for this or any other reason before the new option grant date you will not receive a new option, nor will you receive any other benefit for your options that were cancelled.

If your employment terminates for any reason within six months after we grant the new options, you may not receive any benefit from the new options.

Even after you are granted any new options which you are eligible to receive, you will be restricted from exercising those new options for six months from the new option grant date.  Accordingly, if your employment with Polycom terminates for any reason, including but not limited to, voluntary termination, involuntary termination, death, total and permanent disability, retirement, a reduction-in-force or another company acquiring Polycom, before you are able to exercise the new options, the new options will terminate, and you will not receive the benefit from the new options, unless the period of time after your termination date during which you may exercise your new option, which is generally three months (which we call the “post-termination exercise period”), extends beyond the six month prohibition on exercise.  In this case, you will be allowed to exercise your new option during the period after the end of the six-month prohibition on exercise, and before the end of your post-termination exercise period.

Examples:

Example 1:

  Your new option is granted on December 29, 2003, and your employment with Polycom terminates on May 1, 2004.

  You are prohibited from exercising your new option until June 30, 2004.

  Assuming you have a three-month post-termination exercise period, then you would have from June 30, 2004 until the August 1, 2004 end of your post-termination exercise period to exercise your new option.

Example 2:

  Your new option is granted on December 29, 2003, and your employment with Polycom terminates on February 1, 2004.

  You are prohibited from exercising your new option until June 30, 2004.

  Assuming you have a three-month post-termination exercise period, then your post-termination exercise period would end on May 1, 2004, which is before the June 30, 2004 date when you could first exercise your new option.  As a result, you would not be able to exercise any portion of your new option.

If another company acquires Polycom, that company may, as part of the transaction or otherwise, decide to terminate some or all Polycom employees before you are able to exercise the new options.  If your employment terminates for this or any other reason before you are able to exercise the new options, the new options will terminate, and you will not receive the benefit from the new options, unless the period of time after your termination date during which you may exercise your new option, which is generally three months (which we call the “post-termination exercise period”), extends beyond the six month prohibition on exercise.  In this case, you will be allowed to exercise your new option during the period after the end of the six-month prohibition on exercise, and before the end of your post-termination exercise period.

Tax-Related Risks for United States of America Residents

Your new option may be a nonstatutory stock option for U.S. tax purposes, whereas your cancelled option may have been an incentive stock option for U.S. tax purposes.

If your cancelled option is an incentive stock option for U.S. tax purposes, your new option will also be an incentive stock option, but only to the extent it qualifies under the U.S. Internal Revenue Code on the date of grant.  For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  It is possible that by participating in this exchange, your options will exceed this

$100,000 limit and the excess will be treated as nonstatutory stock options.  In general, nonstatutory stock options are less favorable to you from a tax perspective.  For more detailed information, please read the rest of the offer to exchange, including Section 14, “Material U.S. federal income tax consequences,” and see the tax disclosure set forth in the prospectus for the 1996 Stock Incentive Plan.

Even if you elect not to participate in the option exchange program, your incentive stock options may be affected.

We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.  We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.  However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate.  In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged.  This does not necessarily mean that our offer to exchange options will be viewed the same way.  Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company.  The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar.  While such letters do not provide certainty, they may indicate how the IRS will view a similar situation.  We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender.  A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment.  Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Tax-Related Risks for Non-U.S. Residents

If you are a resident of or are otherwise subject to the tax laws of the following countries, we do not believe that you will be subject to income tax in these countries as a result of participating in this offer or receiving the grant of the new options: Canada, France, Germany, Hong Kong, Israel, Mexico, Thailand and the United Kingdom.

If you are a resident or are otherwise subject to the tax laws of the following countries, we believe that you may be subject to taxation in these countries as a result of participating in this offer to exchange: Australia, Japan, the Netherlands and Singapore.

Attached as Schedules D through P to this offer to exchange are short summaries of the general tax consequences of the offer to exchange and certain other considerations in countries other than the United States of America.  Please see the applicable country-specific Schedule attached to this offer to exchange for information regarding the tax consequences to you of participating in the offer to exchange and certain other considerations that may be applicable to your country.

You should review the information carefully and consult your own tax or other legal advisor regarding your personal situation before deciding whether or not to participate in the offer.

Tax-Related Risks For Tax Residents of Multiple Jurisdictions

If you are a tax resident subject to the tax laws of more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.  You should be certain to consult your own tax or other legal advisor to discuss these consequences.

Business-Related Risks

Our quarterly operating results may fluctuate significantly and are not a good indicator of future performance.

Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future as a result of a number of factors, many of which are out of our control. These factors include:

•                  difficult general economic conditions, as has been the case with the current economic downturn and uncertainty in technology industries, and specific economic conditions prevailing in the communications industry and other technology industries;

•                  further changes to our channel partner contracts and channel partner strategy, including a change in the number and mix of channel partners, which will result in a smaller number of channel partners and likely reduce channel partner orders; recent changes in our sales management and sales organization could result in other disruptions among our channel partners;

•                  market acceptance of new product introductions, including those products launched in the first quarter of 2003, and product enhancements by us or our competitors;

•                  the prices and performance of our products and those of our competitors;

•                  the timing and size of the orders for our products;

•                  our distribution channels reducing their inventory levels;

•                  slowing sales by our channel partners to their customers which places further pressure on our channel partners to minimize inventory levels and reduce purchases of our products;

•                  the level and mix of inventory that we hold to meet future demand;

•                  the near and long-term impact of the war with Iraq or other hostilities;

•                  the near and long-term impact of terrorist attacks and incidents and any military response or uncertainty regarding any military response to those attacks;

•                  the impact of the unstable political situation in Israel and recent military action by the Israeli government and other hostilities in the Middle East and their impact on our Israeli operations;

•                  the mix of products we sell;

•                  fluctuations in the level of international sales and our exposure to international currency fluctuations;

•                  the cost and availability of components;

•                  manufacturing costs;

•                  the level and cost of warranty claims;

•                  the impact of disruptions at the sites of our primary manufacturing partners in Thailand and Israel or raw material suppliers to these primary manufacturing partners, for any reason, including the outbreak of SARS or any other infectious diseases;

•                  the impact of disruptions in our operations, for any reason, including the outbreak of SARS or any other infectious diseases;

•                  the impact of seasonality on our various product lines and geographic regions;

•                  the introduction of web collaboration solutions that compete with our web collaboration or video solutions;

•                  the level of royalties we must pay to third parties; and

•                  adverse outcomes to intellectual property claims.

We experienced sequential quarterly revenue growth from 1998 through 2000. Since that time we have experienced fluctuations in our quarterly operating results due to these or other factors. These and other factors could further prevent us from attaining or sustaining sequential quarterly growth or meeting our expectations, and investors should not use our past results to predict future operating margins and results. For example, we experienced sequential quarterly revenue decreases in the first quarter of 2003, and the second, third and fourth quarters of 2002, primarily related to declines in our video communications and network systems product revenue. In addition, we incurred a significant net loss in 2001 due to charges related to acquisitions completed in that year, as well as a loss in the first quarter of 2003.

As a result of these and other factors, we believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance. If our future operating results are below the expectations of stock market securities analysts or investors, our stock price will likely decline.

Because a disproportionate amount of our sales occur at the end of a quarter, our operating results are unpredictable.

The timing of our channel partner orders and product shipments can harm our operating results.

Our quarterly revenues and operating results depend upon the volume and timing of channel partner orders received during a given quarter and the percentage of each order that we are able to ship and recognize as revenue during each quarter, each of which is extremely difficult to forecast. Moreover, the majority of our orders in a given quarter historically have been shipped in the last month of that quarter and sometimes in the last few weeks of the quarter. This trend is likely to continue, and any failure or delay in the closing of orders during the last part of a quarter would materially harm our operating results, as occurred in the first quarter of 2003 and the second and third quarters of 2002. Furthermore, due to this trend, we may be unable to ship products in the period we receive the order, which would have an adverse impact on our operating results. In such events, the price of our common stock would decline.

Difficulty in estimating channel partner orders can harm our operating results.

We typically ship products within a short time after we receive an order and historically have had no material backlog. Therefore, backlog is not a good indicator of future net revenues. As a result, net revenues for any particular quarter are extremely difficult to predict, if not impossible. Additionally, orders from our channel partners are based on the level of demand from end-users. The uncertainty of end-user demand means that any quarter could be significantly negatively impacted by lower end-user orders which could in turn negatively affect orders we receive from our channel partners. Accordingly, our expectations for both short and long-term future net revenues are based almost exclusively on our own estimate of future demand and not on firm channel partner orders. Our expense levels are based largely on these estimates.

Because we receive a majority of our channel partner orders in the last month of a quarter and often in the last few weeks of the quarter, we are limited in our ability to reduce expenses quickly if for any reason orders and net revenues do not meet our expectations in a particular period. Accordingly, any significant shortfall in demand for our products in relation to our expectations would have an adverse impact on our operating results.

General economic conditions may reduce our revenues and harm our business.

As our business has grown, we have become increasingly exposed to adverse changes in general economic conditions which can result in reductions in capital expenditures by end-user customers for our products, longer sales cycles, deferral or delay of purchase commitments for our products and increased competition. These factors adversely impacted our operating results in 2001, where we experienced a sequential revenue decrease in each of the first three quarters. We also experienced a sequential revenue decreases in the second, third and fourth quarters of 2002 and the first quarter of 2003 due in part to these factors. All of 2003 is subject to similar risks, particularly if the current economic downturn and uncertainty in technology spending continues. In addition, in the first quarter of 2003, we noted a greater decrease in revenue from products with higher average selling prices, such as our network systems products.  If this trend continues, it could harm our business.

We implemented restructuring actions in 2002 and the first quarter of 2003 to reduce our overall cost structure.  As a result of these actions, we recorded restructuring charges of $1.7 million in 2002 and $0.7 million for the first quarter of 2003. These charges consisted of severance and other employee termination benefits related to workforce reductions.  In addition, in April 2003, we announced additional restructuring actions and we anticipate recording a restructuring charge of approximately $4.0 million in the second quarter of 2003 as a result of these actions. These restructuring actions are subject to significant risks, including delays in implementing expense control programs or workforce reductions and the failure to meet operational targets due to the loss of employees or a decrease in employee morale, all of which would impair our ability to achieve anticipated cost reductions. If we do not achieve the anticipated cost reductions our business could be harmed. In addition, these restructuring actions may not be sufficient and additional actions may need to be taken in the future.

In addition, we also face the risk that some of our channel partners have inventory levels in excess of future anticipated sales growth. If such sales growth does not occur in the time frame anticipated by these channel partners for any reason, including the continuation of the current economic downturn and uncertainty in technology spending throughout 2003, these channel partners may substantially decrease the amount of product they order from us in subsequent periods, or product returns may exceed historical or predicted levels which would harm our business. For example, our channel partners reduced their inventory levels during 2001 in anticipation of lower end-user demand. Also, in 2002, we began to implement a new direct-touch strategy in concert with a realignment of our channel partner strategy. As part of this new channel partner strategy, the channel inventory model is changing to reduce channel inventories to a more optimal level or to a drop shipment method to certain channel partners’ end user customers.  While we believe the North American channel inventory reduction associated with the realignment of our channel partner strategy is essentially complete, we do believe further, smaller inventory reductions will occur at certain North American channel partners in the future.  Channel inventory data is inherently less accurate outside of North America.  Based on the data available to us at this time, although we believe we have completed a majority of the channel inventory reductions in the international regions, we believe that some remaining channel inventory reductions are required.  During the third and fourth quarters of 2002 and the first quarter of 2003 we believe our channel partners’ video and voice inventory decreased over the respective prior periods. This decrease was due in part to this shift in channel partner strategy resulting in us shipping fewer video and voice units to channel partners in the third and fourth quarter of 2002. The decreased channel inventory levels had less impact on sales of iPower and network systems units, which are not typically carried in inventory by our channel partners. In addition, our channel partners reported fewer sales out of our group video and voice products in the first quarter of 2003 as compared to the fourth quarter of 2002 and the first quarter of 2002. Continued softness in end-user demand, which is likely in the current economic environment, could cause our channel partners to reduce their inventory levels even further.

We face risks related to our dependence on channel partners to sell our products.

We are subject to risks associated with our channel partners’ product inventories and product sell-through.

We sell a significant amount of our products to channel partners who maintain their own inventory of our products for sale to dealers and end-users. If these channel partners are unable to sell an adequate amount of their inventory of our products in a given quarter to dealers and end-users or if channel partners decide to decrease their inventories for any reason, such as the current economic downturn and uncertainty in technology spending, the volume of our sales to these channel partners and our net revenues would be negatively affected. For example, the economic downturn negatively affected our business and operating results in 2001, 2002 and the first quarter of 2003. If these conditions continue in the future, our business and operating results will continue to be negatively affected. Moreover, if we choose to eliminate or reduce special cost or stocking incentive programs, quarterly revenues may fail to meet our expectations or be lower than historical levels. In addition, as a result of changes in sales management and our sales organization, we plan to continue to implement changes to our channel partner strategy which will continue to result in a smaller number of channel partners, a change in the mix of our channel partners and a shift to a model with more direct interaction between us and our direct end-user customers. These changes may continue to cause disruptions in our channels and negatively impact revenue growth in the near term.

Our revenue estimates are based largely on end-user sales reports that our channel partners provide to us on a monthly basis. To date, we believe this data has been generally accurate. To the extent that this sales-out and channel inventory data is inaccurate, we may not be able to make revenue estimates for future periods.

We are subject to risks associated with the success of the businesses of our channel partners.

Many of our channel partners that carry multiple Polycom products, and from whom we derive significant revenues, are undercapitalized. The failure of these businesses to establish and sustain profitability or obtain financing could have a significant negative effect on our future revenue levels and profitability and our ability to collect our receivables. Further, the current economic downturn and uncertainty in technology spending in the United States of America and other regions could cause more of our channel partners’ businesses to suffer or fail, which would harm our business.

Our business would also be harmed if our large channel partners were affected by the current economic downturn and uncertainty in technology spending. For example, we have experienced a decline in revenues from WorldCom and Global Crossing due to their financial troubles. This drop in the amount of orders we have received from these two channel partners has negatively affected our revenues and profitability.

To avoid confusion among our channel partners regarding our product offerings, we need to devote significant resources to educating and training them.

When we take any significant actions regarding our product offerings, it is important to educate and train our channel partners to avoid any confusion. For example, when we began shipping the ViewStation FX product, the timing of this delivery date likely created confusion in our channel partner customer base and the end-user customer market as these groups waited to see if this new ViewStation product was more desirable than the existing products. Therefore, the timing of this new product release likely had a negative effect on our sales-in to channel partners and sales-out to end-users. We cannot assure you that a similar situation will not happen again. In the first quarter of 2003 we launched new products. This new product launch could cause confusion amongst our channel partners as we educate and train them on, and as they take time to evaluate, these new product offerings.

In addition, we acquired PictureTel Corporation, or PictureTel, in October 2001, and integrating PictureTel’s product offerings with ours has created confusion among our channel partners. We will need to continue to devote significant resources to educate and train our channel partners about our combined product offerings. Ongoing confusion may lead to delays in ordering our products which would negatively affect our revenues.

Conflicts with our channel partners could hurt sales of our products.

We have various OEM agreements with major telecommunications equipment manufacturers, such as Avaya, Cisco Systems and Nortel Networks, whereby we manufacture our products to work with the equipment of the OEM. These relationships can create conflicts with our other channel partners who directly compete with our OEM partners which could adversely affect revenues from these other channel partners. Because many of our channel partners also sell equipment that competes with our products, these channel partners could devote more attention to these other products which could harm our business. For example, a significant amount of our network systems revenues in 2001 were generated from sales to Tandberg, Sony and VCON, which compete with us in the video communications product market. We believe that because of this conflict, they significantly reduced their orders of our network systems products in 2002, which has impacted our sales of this product line. Further, other channel conflicts could arise which cause channel partners to devote resources to other non-Polycom communications equipment which would negatively affect our business or results of operations.

Some of our current and future products are directly competitive with the products of our channel and strategic partners. For example, we have an agreement with Cisco Systems under which we ship SoundStation IP conference phones for resale by Cisco Systems. In addition, Cisco sells a network systems product which is in direct competition with our network systems offerings. As a consequence of conflicts such as these, competition with our partners in all of the markets in which we operate is likely to increase, potentially resulting in strains on our existing relationships with these companies. Any such strain could limit the potential contribution of our strategic relationships to our business, restrict our ability to form strategic relationships with these companies in the future and create additional competitive pressures on us, any of which could harm our business.

Our channel partner contracts are typically short-term and early termination of these contracts may harm our results of operations.

We do not typically enter into long-term contracts with our channel partners, and we cannot be certain as to future order levels from our channel partners. When we do enter into a long-term contract, the contract is generally terminable at the convenience of the channel partner. In the event of an early termination by or loss of one of our major channel partners, it is unlikely that we will be able to rapidly replace that revenue source which would harm our results of operations.

We experience seasonal fluctuations in our revenues.

Sales of some of our products have experienced seasonal fluctuations which have affected sequential growth rates for these products, particularly in our third and first quarters. For example, there was a slowdown in the third quarter of 2001 for sales of our products in the European region. In addition, sales of our video communications products have typically declined in the first quarter of the year compared to the fourth quarter of the prior year. Seasonal fluctuations could negatively affect our business which could cause our operating results to fall short of anticipated results for such quarters.

Difficulties in integrating our acquisitions could adversely impact our business.

Our acquisition of PictureTel could adversely impact our business.

We completed the acquisition of PictureTel in October 2001. The PictureTel acquisition is the largest acquisition we have completed, and the complex process of integrating PictureTel has required significant resources. We continue to face ongoing business challenges that include principally the geographic dispersion of our operations and generating market demand for an expanded product line that includes PC-based systems and collaboration-intensive applications.

In addition, we have incurred significant costs and committed significant management time integrating PictureTel’s operations, technology, development programs, products, information systems, customers and personnel. Although the integration of PictureTel is complete, we will continue to incur cash outflows and additional costs in completing the integration process, such as:

•                  fees and expenses of professionals and consultants involved in dissolving legal entities no longer being used;

•                  settling existing PictureTel liabilities;

•                  costs associated with vacating, subleasing and closing facilities and terminating leases;

•                  employee severance costs; and

•                  upgrading our customer service information systems to accommodate PictureTel’s larger customer service function.

Further, we have a significant liability of approximately $36.3 million at March 31, 2003 related to vacant and redundant facilities in connection with our acquisition of PictureTel which is net of estimated sublease income we expect to generate. Our estimate of sublease income is based on current comparable rates for leases in the respective markets. If actual sublease income is lower than our estimates for any reason, if it takes us longer than we estimated to sublease these facilities, or if the associated cost of subleasing or terminating our lease obligations for these facilities is greater than we estimated, we would incur additional charges to operations which would harm our business, results of operations and cash flows. For example, the Company has an approximately 152,000 square foot building which is fully subleased to a third party for the length of the Company’s lease obligation. If this tenant is unable to fulfill, for any reason, their contractual obligations under the sublease, we would incur additional charges to operations which would harm our business. In addition, until our vacated and redundant facilities are subleased or the lease obligations for these facilities are terminated, we will continue to pay the contractual lease and facility operating expense obligations without any sublease income to offset these costs. Further, in the event that we agree to sublease a facility or terminate a lease obligation through a lease buyout or other means, we may incur a material cash outflow up to and potentially exceeding our recorded liability at the time of such transaction, which would harm our operating cash flows. To the extent that any such cash outflows or additional costs exceed the amount of our recorded liability related to the sublease or termination of these lease obligations, we could incur a charge to operations which would harm our business and adversely impact our results of operations.

Difficulties in integrating past or future acquisitions could adversely affect our business.

We have spent and will continue to spend significant resources identifying and acquiring businesses. The efficient and effective integration of our acquired businesses into our organization is critical to our growth. In addition to PictureTel, we acquired the following businesses in our prior fiscal years: Accord Networks Ltd., or Accord, in February 2001, Circa Communications, Ltd., or Circa, in April 2001 and Atlanta Signal Processors, Incorporated, or ASPI, in November 2001 and MeetU.com, Inc., or MeetU, in June 2002. These and any future acquisitions involve numerous risks including difficulties in integrating the operations, technologies and products of the acquired companies, the diversion of our management’s attention from other business concerns and the potential loss of key employees of the acquired companies. Failure to achieve the anticipated benefits of these and any future acquisitions or to successfully integrate the operations of the companies we acquire could also harm our business, results of operations and cash flows. Additionally, we cannot assure you that we will not incur material charges in future quarters to reflect additional costs associated with past acquisitions or any future acquisitions we may make.

Difficulties we may encounter managing a substantially larger business could adversely affect our operating results.

We experienced significant growth in our business and operations due to internal expansion and business acquisitions during the last five years, and if we do not appropriately manage this growth and any future growth, our operating results will be negatively affected.

Our business has grown in recent years through both internal expansion and business acquisitions, and continued growth may cause a significant strain on our infrastructure, internal systems and managerial resources. For example, our annual revenues increased from $52 million in 1997 to $452 million in 2002, and during the past nine fiscal quarters, we acquired Accord, Circa, PictureTel, ASPI and MeetU. Further, our headcount increased from 175 employees at December 31, 1997 to 526 employees at December 31, 1999 and to 1,253 employees at March 31, 2003. To manage our growth effectively, we must continue to improve and expand our infrastructure, including operating and administrative systems and controls, and continue managing headcount, capital and processes in an efficient manner. Our productivity and the quality of our products may be adversely affected if we do not integrate and train our new employees quickly and effectively and coordinate among our executive, engineering, finance, marketing, sales, operations and customer support organizations, all of which add to the complexity of our organization and increase our operating expenses. In addition, our revenues may not grow at a sufficient rate to absorb the costs associated with a larger overall headcount. In addition, because of our acquisition of PictureTel, our video communications product development group is now located in multiple locations, and we have limited experience coordinating a large, geographically separated product development group.

Our future growth may require significant additional resources. We cannot assure you that resources will be available when we need them or that we will have sufficient capital to fund these potential resource needs. Also, as we assess our resources following our acquisitions, we will likely determine that redundancy in certain areas will require consolidation of these resources. Any organizational disruptions associated with the consolidation process could require further management attention and financial expenditures. If we are unable to manage our growth effectively, if we experience a shortfall in resources or if we must take additional restructuring charges, our results of operations will be harmed.

Some of our officers and key personnel have worked together for only a short period of time or have only recently joined us.

Some of our officers and key personnel have worked together for only a short period of time.  In addition, some of our executive officers have recently assumed significant new responsibilities.  For example, in the first quarter of 2003, we hired a new Senior Vice President and General Manager, Video Communications, and a new Senior Vice President, Worldwide Sales, and reorganized our sales force and our video communications division.  These new management changes could disrupt our sales efforts and video communication business, which in turn could result in reduced sales, confusion with our channel partners, and delayed introduction of new or upgraded video communications products.  Further, the failure to successfully integrate new senior management could divert management’s attention from other ongoing business concerns.

If we fail to successfully attract and retain qualified personnel, our business will be harmed.

Our future success will depend in part on our continued ability to hire, assimilate and retain qualified personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel, especially in light of our recent reorganizations and restructurings. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, particularly technical and management, as needed, could harm our business. In addition, many of our key employees in Israel, who are responsible for development of our network systems products, are obligated to perform annual military reserve duty and may be called to active duty at any time under emergency conditions. The loss of the services of any executive officer or other key technical or management personnel could harm our business.

If we fail to compete successfully, our business and results of operations would be significantly harmed.

We face significant competition in the communications industry which is subject to rapid technological change. In video communications, our major competitors include Tandberg and a number of other companies including Aethra, ClearOne, Huawei, NEC, Panasonic, Philips, Sony, VCON and VTEL, as well as various smaller or new industry entrants. Some of these companies have substantial financial resources and production, marketing, engineering and other capabilities with which to develop, manufacture, market and sell their products. In addition, with advances in telecommunications standards, connectivity and video processing technology and the increasing market acceptance of video communications, other established or new companies may develop or market products competitive with our video communications products. We believe we will face increasing competition from alternative video communications solutions that employ new technologies or new combinations of technologies from companies such as 3Com, Cisco Systems, Hewlett-Packard, Dell, Microsoft, Nortel Networks, RealNetworks and WebEx, that enable web-based or network-based video and collaboration communications. The market for voice communications equipment, including voice conferencing and desktop equipment, is highly competitive and also subject to rapid technological change, regulatory developments and emerging industry standards. We expect competition to persist and increase in the future in this area. In voice communications, our major competitors include Aethra, Cisco Systems, ClearOne Communications, Konftel, Mitel, Soundgear and other companies that have in the past offered lower cost, full-duplex speakerphones. In the VoIP desktop space, there are several low cost manufacturers in Asia and Europe that are emerging. In addition, there are notable PBX and IP Call Manager manufacturers that compete in the standards based IP space including Cisco, Mitel and Siemens. Furthermore, all major telephony manufacturers produce hands-free speakerphone units that are lower cost than our voice communications products. Our network systems business has significant competition from RADVISION, and a number of other companies, including Avaya, Cisco Systems, First Virtual, Huawei and Tandberg.

We cannot assure you that we will be able to compete successfully against our current or future competitors. We expect our competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved performance characteristics. New product introductions by our competitors could cause a significant decline in sales or loss of market acceptance of our existing products and future products. We believe that the possible effects from ongoing competition may be the reduction in the prices of our products and our competitors’ products, the introduction of additional lower priced competitive products or the introduction of new products or product platforms that render our existing products or technologies obsolete. We expect this increased competitive pressure may lead to intensified price-based competition, resulting in lower prices and gross margins which would significantly harm our results of operations.

We face risks related to our international operations and sales.

Because of our significant operations in Israel, we are subject to risks associated with the military, political and regulatory environment in Israel and the Middle East region.

The principal research and development and manufacturing facilities of our network systems group and many of that group’s suppliers are located in Israel. Additionally, our acquisition of MeetU further concentrates our research and development activities for our network systems product line in Israel. Political, economic and military conditions in Israel and the Middle East region directly affect our network systems group’s operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its geographic neighbors. Current and future-armed conflicts or political instability in the region may impair our ability to produce and sell our network systems products and could disrupt research or developmental activities. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. The future of peace efforts between Israel and its geographic neighbors remains uncertain and there has been a marked increase in civil unrest and hostility and military action between Israelis and Palestinians. This hostility could have an adverse impact on our results of operations. Further, the war with Iraq or other countries in the region perceived as a threat by the United States of America government could result in additional unrest or cause Israel to be attacked which would adversely affect our results of operations and harm our business.

The technology used to develop our current network systems products was developed in part with grants from the Israeli Office of the Chief Scientist. Under Israeli law, technology developed pursuant to grants from the Office of the Chief Scientist cannot be transferred to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist of between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer certain of our technology to third parties or manufacture products outside Israel may adversely affect our operating results and the development of additional network systems products and significantly reduce the value of the technology.

International sales represent an increasing portion of our net revenues and risks inherent in international sales could harm our business.

International sales represent an increasing portion of our net revenues, and we anticipate that international sales will continue to account for a significant portion of our net revenues for the foreseeable future. International sales are subject to certain inherent risks, including the following:

•                  adverse economic conditions in international markets;

•                  the near and long-term impact of the war with Iraq or other hostilities;

•                  the outbreak of SARS or any other infectious diseases;

•                  unexpected changes in regulatory requirements and tariffs;

•                  adverse economic impact of terrorist attacks and incidents and any military response to those attacks;

•                  difficulties in staffing and managing foreign operations;

•                  longer payment cycles;

•                  problems in collecting accounts receivable;

•                  potentially adverse tax consequences; and

•                  potential foreign currency exchange rate fluctuations.

International net revenues may fluctuate as a percentage of total net revenues in the future as we introduce new products. These fluctuations are primarily the result of our practice of introducing new products in North America first and the additional time required for product homologation and regulatory approvals of new products in international markets. To the extent we are unable to expand international sales in a timely and cost-effective manner, our business could be harmed. We cannot assure you that we will be able to maintain or increase international market demand for our products.

Although, to date, a substantial majority of our international sales has been denominated in U.S. currency, we expect that a growing number of sales could be denominated in non-U.S. currencies as more international customers request billing in their currency. As a result, we expect our business will be significantly more vulnerable to currency fluctuations which could adversely impact our results of operations. These currency fluctuations are recorded in other income (expense). While we do not hedge for speculative purposes, as a result of our increased exposure to currency fluctuations, we from time to time engage in currency hedging activities solely to mitigate temporary currency fluctuation exposure. However, we have limited experience with these hedging activities, and they may not be successful which could harm our operating results and financial condition. In addition, significant adverse changes in currency exchange rates, as happened in the European market in 2000 and in the Asian market in late 1997, could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in revenue or profitability in that country, as discounts may be temporarily or permanently affected.

We have limited supply sources for some key components of our products, and our operations could be harmed by supply interruptions, component defects or unavailability of these components.

Some key components used in our products are currently available from only one source and others are available from only a limited number of sources, including some key integrated circuits and optical elements. We also obtain certain plastic housings, metal castings and other components from suppliers located in China and other Asian countries, and any political or economic instability in that region in the future, quarantines or other restrictions associated with SARS or other infectious diseases, or future import restrictions, may cause delays or an inability to obtain these supplies. Further, we have suppliers in Israel and the war with Iraq or war with other Middle Eastern countries perceived as a threat by the United States of America government may cause delays or an inability to obtain supplies for our network systems products. We have no raw material supply commitments from our suppliers and generally purchase components on a purchase order basis either directly or through our contract manufacturers. We have had limited experience purchasing supplies of various components for our products, and some of the components included in our products, such as microprocessors and other integrated circuits, have from time to time been subject to limited allocations by suppliers. In addition, companies with limited or uncertain financial resources manufacture some of these components. In the event that we, or our contract manufacturers, are unable to obtain sufficient supplies of components, develop alternative sources as needed, or companies with limited financial resources go out of business, our operating results could be seriously harmed. Moreover, our operating results would be seriously harmed by receipt of a significant number of defective components, an increase in component prices or our inability to obtain lower component prices in response to competitive price reductions. Additionally, our video communications products are designed based on integrated circuits produced by Philips Semiconductor, or Philips, and cameras produced by Sony. If we could no longer obtain integrated circuits or cameras from these suppliers, we would incur substantial expense and take substantial time in redesigning our products to be compatible with components from other manufacturers, and we cannot assure you that we would be successful in obtaining these components from alternative sources in a timely or cost-effective manner. Additionally, both Sony and Philips compete with us in the video communications industry which may adversely affect our ability to obtain necessary components. The failure to obtain adequate supplies of vital components could prevent or delay product shipments which could harm our business. We also rely on the introduction schedules of some key components in the development or launch of new products. Any delays in the availability of these key components could harm our business.

Manufacturing disruption or capacity constraints would harm our business.

We subcontract the manufacture of our voice and video product lines to Celestica, a third-party contract manufacturer. We use Celestica’s Thailand facilities, and should there be any disruption in services due to natural disaster, quarantines or other restrictions associated with SARS or the outbreak of other infectious diseases or economic or political difficulties in Thailand or Asia or any other reason, such disruption would harm our business and results of operations. Also, Celestica’s Thailand facility is currently the sole source manufacturer of these products, and if Celestica experiences an interruption in operations or otherwise suffers from capacity constraints, we would experience a delay in shipping these products which would have an immediate negative impact on our revenues. As a result, we may not be able to meet any demand for our products which could negatively affect revenues in the quarter of the disruption and harm our reputation. In addition, operating in the international environment exposes us to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, difficulties in staffing and managing foreign operations and potentially adverse tax consequences, all of which could harm our business and results of operations.

Further, our network systems products are manufactured in Israel which is currently experiencing internal and external conflicts that include terrorist acts and military action. Also, the war with Iraq or war with other Middle Eastern countries perceived as a threat by the United States of America government could cause us to experience a manufacturing disruption due to acts associated with these conflicts which could harm our business. In addition, certain technology used in our network systems products was developed through grants from the Office of the Chief Scientist in Israel. Under Israeli law, it is prohibited to transfer technology developed pursuant to these grants to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist of between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect our operating results and significantly reduce the value of the technology developed under these grants.

We face risks associated with our products and product development.

We may experience delays in product introductions and our products may contain defects which could adversely affect market acceptance for these products and our reputation and seriously harm our results of operations.

From 1998 through the first quarter of 2003, our revenue was due in large part to sales of new video communications products. Although we intend to continue to introduce new products, such as our Visual Concert products, SoundSation VTX 1000, ViewStation EX, MGC 25, Vortex EF2241, PathNavigator and WebOffice products, we cannot assure you that new product releases will be timely or that they will be made at all. For example, the ViewStation FX and ViaVideo were delayed from their original release dates which we believe negatively affected our net revenues in 2000. Additionally, any new or existing product introductions may contain defects and may not produce the revenue growth we experienced from 1998 through 2002.

With our acquisition of PictureTel, our video communications product development group is now located in Massachusetts and Texas. Since we do not have significant experience coordinating a large geographically separated product development group, we may experience product delays in the future, due to communications, logistics or other issues. Similarly, our acquisition of ASPI may contribute to voice communications product delays, as our voice communications product development group is now dispersed among California, Georgia and Canada.

In the past, we have experienced other delays in the introduction of certain new products and enhancements, and we believe that such delays may occur in the future. For instance, we experienced delays in introducing the ViewStation MP and WebStation from their original expected release dates due to unforeseen technology and manufacturing ramping issues. Similar delays occurred during the introduction of the ShowStation, ShowStation IP and SoundStation Premier which affected the first customer ship dates of these products. We also had delays in introducing our SoundStation IP product which we believe negatively impacted our sales revenue in the first quarter of 2001. Further, our SoundPoint IP product introduction was delayed which we believe negatively impacted our sales in the third and fourth quarters of 2001. Any similar delays in the future for other new product offerings currently under development could adversely affect market acceptance for these products and our reputation, and seriously harm our results of operations.

We face risks related to the adoption rate of new technologies.

We have invested significant resources developing products that are dependent on the adoption rate of new technologies. For example, our SoundStation IP and SoundPoint IP products are dependent on the roll out of voice-over-IP, or VoIP, technologies. The success of our ViaVideo product depends on the increased use of desktop video collaboration technologies. The success of our WebOffice product is dependent on the increased use and acceptance of web collaboration technologies in concert with audio and video conferencing. If the use of new technologies that our current and future products are based on does not occur, or occurs more slowly than expected, we may not be able to sell certain of our products in significant volumes and our business may be harmed.

Lower than expected market acceptance of our products, price competition and other price decreases would negatively impact our business.

If the market does not accept our products, including the new products launched in the first quarter of 2003, our profitability could be harmed.

Our profitability could also be negatively affected in the future as a result of continuing competitive price pressures in the sale of video and voice conferencing equipment and network systems which could cause us to reduce the prices for any of these products. Further, we have reduced prices in the past in order to expand the market for our products, and in the future, we may further reduce prices or introduce new products that carry lower margins in order to expand the market or stimulate demand for our products. While we cannot assure you that these actions would have the desired result, any of these actions could have an adverse impact on our product margins and profitability.

Our success depends on our ability to assimilate new technologies in our products and to properly train our channel partners in the use of those products.

The markets for video and voice communications and network systems products are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The success of our new products depends on several factors, including proper new product definition, product cost, timely completion and introduction of new products, differentiation of new products from those of our competitors and market acceptance of these products. Additionally, properly addressing the complexities associated with compatibility issues, channel partner training, technical and sales support as well as field support are also factors that may affect our success in this market. Further, the shift in communications from circuit-switched to IP-based technologies over time may require us to add new channel partners and gain new core technological competencies. We are attempting to address these needs and the need to develop new products through our internal development efforts, joint developments with other companies and through acquisitions. We may not identify successful new product opportunities and develop and bring products to market in a timely manner. Additionally, we cannot assure you that competing technologies developed by others will not render our products or technologies obsolete or noncompetitive. The failure of our new product development efforts and any inability to service or maintain the necessary third-party interoperability licenses would harm our business and results of operations.

Product obsolescence, excess inventory and other asset impairment can negatively affect our results of operations.

We operate in a high technology industry which is subject to rapid and frequent technology and market demand changes. These changes can often render existing technologies obsolete. These obsolescence issues can require write-downs in inventory value when it is determined that the recorded value of existing inventory is greater than its fair market value. For example, this situation occurred in 2001. This situation also occurred during the first quarter of 2000 for the ShowStation IP. Also, our ViewStation product and iPower products offer certain comparable functionality and may compete with each other for customers. In addition, we launched several new products in the first quarter of 2003. If sales of one of these products have a negative effect on sales of the other product, it could significantly increase the inventory levels of the negatively impacted product. The potential for new products to render existing products obsolete, cause inventories of existing products to increase or reduce the demand for existing products exists for every one of our products.

We purchased several businesses in 2001 and 2002 which included goodwill valued at approximately $300 million and other purchased intangible assets valued at approximately $28 million as of March 31, 2003. This represents a significant portion of our recorded assets. Generally accepted accounting principles related to goodwill and other intangibles changed with the issuance of Statement of Financial Accounting Standards No. 142, or SFAS 142, “Goodwill and Other Intangible Assets” which we adopted effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized, but must be reviewed for impairment at least annually or sooner under certain circumstances. Other intangible assets that are deemed to have finite useful lives will continue to be amortized over their useful lives, but must be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Screening for and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating fundamentals, competition and general economic conditions, requires significant judgment. Additionally, changes in the high-technology industry occur frequently and quickly. Therefore, we cannot assure you that a charge to operations will not occur as a result of future goodwill impairment tests. If impairment is deemed to exist, we would write down the recorded value of these intangible assets to their fair values which could result in a full write-off of their book value. If these write-downs do occur, they could harm our business and results of operations.

In addition, we have made investments in private companies which we classify as “Other assets” in our balance sheet. The value of these investments is influenced by many factors, including the operating effectiveness of these companies, the overall health of these companies’ industries, the strength of the private equity markets and general market conditions. Due to these and other factors, we have recorded charges against earnings totaling $12.0 million from fiscal 2000 through 2002 associated with the impairment of these investments, which has been reflected in “Loss on strategic investments” in the statements of operations. As of March 31, 2003, our investments in private companies are valued at $0.5 million. We may make additional investments in private companies which would be subject to similar impairment risks, and which may cause us to write down the recorded value of any such investments. Further, we cannot assure you that future inventory, investment, license, fixed asset or other asset write-downs will not happen. If future write-downs do occur, they could harm our business and results of operations.

Failure to adequately service and support our products could harm our results of operations.

Our recent growth has been due in large part to an expansion into products with more complex technologies, including our network systems products and our iPower products. This has increased the need for product warranty and service capabilities. If we cannot develop and train our internal support organization or maintain our relationship with our outside technical support, it could harm our business.

If we have insufficient proprietary rights or if we fail to protect those rights we have, our business would be materially impaired.

We rely on third-party license agreements and termination or impairment of these agreements may cause delays or reductions in product introductions or shipments which would harm our business.

We have licensing agreements with various suppliers for software incorporated into our products. For example, we license video communications source code from ADTRAN, EBSNet, Mitsubishi, Omnitel, RADVISION and Telesoft, video algorithm protocols from Ezenia ! and Real Networks, development source code from Cisco Systems and Philips Semiconductor, audio algorithms from Lucent Technologies, Nortel Networks and Texas Instruments, communication software from DataBeam and Windows software from Microsoft. These third-party software licenses may not continue to be available to us on commercially reasonable terms, if at all. The termination or impairment of these licenses could result in delays or reductions in new product introductions or current product shipments until equivalent software could be developed, licensed and integrated, if at all possible, which would harm our business and results of operations.

We rely on patents, trademarks, copyrights and trade secrets to protect our proprietary rights which may not be sufficient to protect our intellectual property.

We rely on a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary rights. Others may independently develop similar proprietary information and techniques or gain access to our intellectual property rights or disclose such technology. In addition, we cannot assure you that any patent or registered trademark owned by us will not be invalidated, circumvented or challenged in the U.S. or foreign countries or that the rights granted thereunder will provide competitive advantages to us or that any of our pending or future patent applications will be issued with the scope of the claims sought by us, if at all. Furthermore, others may develop similar products, duplicate our products or design around our patents. In addition, foreign intellectual property laws may not protect our intellectual property rights. Litigation may be necessary to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources which could harm our business, and could ultimately be unsuccessful in protecting our intellectual property rights.

We face and might in the future face intellectual property infringement claims that might be costly to resolve.

We have from time to time received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. For example, on September 23, 2002, a suit captioned Collaboration Properties, Inc. v. Polycom, Inc. was filed in the United States of America Court in the Northern District of California. The complaint alleges that our ViewStation, ViaVideo, iPower, WebOffice and Path Navigator products infringe 4 U.S. Patents owned by plaintiff. The complaint seeks unspecified compensatory and exemplary damages for past and present infringement and to permanently enjoin us from infringing on the patents in the future. On November 14, 2002, we filed an answer asserting, among other things, no infringement and that plaintiff’s patents are invalid and unenforceable. We believe that we have meritorious defenses and counterclaims, and intend to vigorously defend this action. However, litigation involves significant inherent risks and uncertainties, and if an adverse outcome was to occur it could significantly harm our business.

In addition, our industry is characterized by uncertain and conflicting intellectual property claims and vigorous protection and pursuit of intellectual property rights or positions which have resulted in significant and protracted and expensive litigation. In the past, we have been involved in such litigation which adversely affected our operating results. For example, in November 1998, Videoserver, Inc., now known as Ezenia! Inc., filed a patent infringement claim against Accord’s U.S. subsidiary, and Accord was subsequently added as a defendant. In September 2000, Accord and its U.S. subsidiary entered into a settlement agreement with Ezenia! under which the case was dismissed and Accord paid $6.5 million to Ezenia!. We cannot assure you that we will prevail in any such litigation, that intellectual property claims will not be made against us in the future or that we will not be prohibited from using the technologies subject to any such claims or be required to obtain licenses and make corresponding royalty payments. In addition, the necessary management attention to, and legal costs associated with, litigation can have a significant adverse effect on our operating results and financial condition.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, quarantines or other restrictions associated with SARS or other infectious diseases, national catastrophe, such as the terrorist attacks which occurred on September 11, 2001, war, an attack on Israel and other events beyond our control. We do not have a fully implemented detailed disaster recovery plan. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur, and any losses or damages incurred by us could have a material adverse effect on our business and results of operations.

Our cash flow could fluctuate due to the potential difficulty of collecting our receivables.

Over the past few years, we initiated significant investments in Europe and Asia to expand our business in these regions. In Europe and Asia, as with other international regions, credit terms are typically longer than in the United States of America. Therefore, as Europe, Asia and other international regions grow as a percentage of our net revenues, as happened from 1999 through 2002, accounts receivable balances will likely increase as compared to previous years. Additionally, sales in the network systems and video communications industries typically have longer payment periods as compared to the voice communications market. Therefore, if network systems and video products constitute a greater percentage of net revenues, accounts receivable balances will likely increase. These increases would cause our days sales outstanding to increase as compared to prior years and will negatively affect future cash flows. Although we have been able to largely offset the effects of these influences through additional incentives offered to channel partners at the end of each quarter in the form of prepaid discounts, these additional incentives have lowered our profitability and, given the continued downturn in the United States of America economy and uncertainty in technology spending, many companies are opting to not take advantage of our incentives and instead preserve their liquidity. In addition, the continued economic downturn in the United States of America may restrict the availability of capital which may delay our collections from our channel partners beyond our historical experience or may cause companies to file for bankruptcy, which occurred with Global Crossing and WorldCom. Either of these conditions would harm our cash flow and days sales outstanding performance. Although in recent quarters our experience in collecting receivables has been good and we expect this trend to continue, there can be no assurance that it will continue.

Our stock price fluctuates as a result of the conduct of our business and stock market fluctuations.

The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly. The market price of our common stock may be significantly affected by a variety of factors, including:

•                  statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which we do business, including competitors, partners, suppliers or telecommunications industry leaders or relating to us specifically, as has occurred recently;

•                  the announcement of new products or product enhancements by us or our competitors;

•                  technological innovations by us or our competitors;

•                  quarterly variations in our results of operations;

•                  general market conditions or market conditions specific to technology industries;

•                  domestic and international macroeconomic factors; and

•                  any other factors, including those factors discussed in our management’s discussion and analysis of financial condition and results of operations and other factors affecting future operations.

In addition, the stock market continues to experience extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology companies like us. These fluctuations are often unrelated to the operating performance of the specific companies.

THE OFFER

1.                                      Eligibility.

You are an “eligible employee” if you are an employee of Polycom or one of our subsidiaries on the date hereof who lives and works in the United States of America, Australia, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, the Philippines, Singapore, Thailand or the United Kingdom on the date hereof, and you remain employed by us or one of our subsidiaries through the date on which the options elected to be exchanged are cancelled.  You are not eligible to participate if you have received notice of termination of employment from Polycom or if you have given notice of termination of employment to Polycom prior to the expiration of this offer.  Members of our board of directors and executive officers are not eligible to participate in the offer.  Our directors and executive officers are listed on Schedule A to this offer to exchange.

To receive a new option, you must remain continuously employed by us or one of our subsidiaries or a successor entity through the new option grant date, which is the date on which the new options are granted, and which generally will be the first business day that is at least six months and one day after the cancellation date.  If we do not extend the offer, the new option grant date will be December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France).  If, for any reason, you do not remain an employee of Polycom or one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other benefit in exchange for your options that have been accepted for exchange.  This means that if your employment with Polycom terminates for any reason, including but not limited to, voluntary termination, involuntary termination, death, total and permanent disability, retirement, a reduction-in-force or another company acquiring Polycom, before the new option grant date, you will not receive any new options or any benefit for the options that you elected to exchange and that we cancelled.  Unless otherwise provided by the applicable laws of a non-U.S. jurisdiction, your employment with Polycom or one of our subsidiaries will remain “at-will” and can be terminated by you or us at any time, with or without cause or notice.

2.                                      Number of options; expiration date.

Subject to the terms and conditions of the offer, we will accept properly tendered outstanding, unexercised options held by eligible employees with exercise prices equal to or greater than $13.48 per share that were granted under the 1996 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan (including any applicable sub plan under the 1996 Stock Incentive Plan or 2001 Nonstatutory Stock Option Plan) or any option plan assumed by Polycom in connection with a merger or an acquisition, and exchange them for new options.

Each option grant that you elect to exchange must be for the entire portion that is outstanding and unexercised.  We are not otherwise accepting partial tenders of options.  However, you may elect to exchange the remaining portion of an option that you have partially exercised.  As a result, you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant, or none of the shares for that particular grant.

For example and except as otherwise described below, if you hold (1) an eligible option to purchase 1,000 shares at $35 per share, 700 of which you have already exercised, (2) an eligible option to purchase

1,000 shares at an exercise price of $25 per share, and (3) an eligible option to purchase 2,000 shares at an exercise price of $40 per share, you may elect to exchange:

•                  your first option covering 300 remaining unexercised shares,

•                  your second option covering 1,000 shares,

•                  your third option covering 2,000 shares,

•                  two of your three options,

•                  all three of your options, or

•                  none of your options.

These are your only choices in the above example.  You may not, for example, elect to exchange your first option with respect to only 150 shares, or any other partial amount, under that grant or less than all of the shares under the second and third option grants.

If you elect to exchange any of your options, then you must elect to exchange all of your options that were granted to you since November 28, 2002, even if those options have exercise prices below $13.48 per share and would otherwise be ineligible for exchange.

For example, if you received an option grant in January 2001 and a grant in February 2003 and you want to exchange your January 2001 option grant, you also would be required to exchange your February 2003 option grant, even if the February 2003 grant has an exercise price less than $13.48 per share, and would not otherwise be eligible for exchange.  This includes all options granted to you between the commencement of this offer on May 28, 2003 and the expiration date.

Subject to the terms of this offer, and upon our acceptance of your properly tendered options, your old options will be cancelled and we will issue you a promise to grant new options to purchase 0.80 shares of Polycom common stock for each share of Polycom common stock underlying your exchanged options.  Your new options will be granted on the first business day that is at least six months and one day after the cancellation date of your old options (except that a later new option grant date may be required under local law for employees who live and work in France).  Fractional shares will be rounded up to the nearest whole share on a grant-by-grant basis.  For example, if the option you elect to exchange has an exercise price of $25.00 per share and covers 1,666 shares of our common stock, your new option will cover 1,333 shares of our common stock (1,666 multiplied by 0.80 equals 1,332.8, which is rounded up to 1,333).  The exercise price of these new options will, in most cases, be the market price of our common stock on December 29, 2003.

The number of new option shares that you receive will also be subject to adjustment for any stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date.  All new options will be subject to the terms of the option plan under which they are granted, and to a new option agreement between you and us.  Generally, new options may be granted under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan, at the discretion of the compensation committee of our board of directors.  However, if your exchanged option was an incentive stock option for U.S. tax purposes, your new option will also be an incentive stock option granted under the 1996

Stock Incentive Plan, but only to the extent it qualifies under the Internal Revenue Code on the date of grant.  Any new options which do not qualify as incentive stock options will be granted as nonstatutory stock options under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan.  You should note that because you may be granted new options under a stock plan which is different from the plan under which the exchanged options were granted, the terms of any new options you receive may be different from the terms of the options you exchange.  As a result, we urge you to carefully review Section 9 of the offer to exchange for a discussion of the terms of the 1996 Stock Incentive Plan and the 2001 Nonstatutory Plan.

The forms of option agreement under each plan are filed as exhibits or incorporated by reference to the Schedule TO with which this offer to exchange has been filed.  For employees outside the United States of America, the form of option agreement for your new option grant may be modified to comply with local law.

The expiration date for the offer will be 5:00 p.m., Pacific Time, on June 25, 2003, unless we extend the offer.  We may, in our discretion, extend the period of time during which the offer will remain open, in which event the expiration date shall refer to the latest time and date at which the extended offer expires.  See Section 16 of this offer to exchange for a description of our rights to extend, terminate and amend the offer.

3.                                      Purpose of the offer.

We issued the outstanding options to:

•                  encourage our employees to act as owners, helping to align their interests with those of our stockholders and promote the success of our business;

•                  motivate our employees with additional performance incentives, and

•                  retain our employees.

The offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with us and continue to work to promote the success of our business.  Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares, which options commonly are referred to as being “underwater.”  By making this offer to exchange outstanding options for new options that will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the new option grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value.  We believe this will create better performance incentives for employees and thereby maximize stockholder value.  However, because we will not grant new options until the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, the new options may have a higher exercise price than some or all of our current outstanding options.

In addition, the exchange ratio used in this offer will decrease the total number of options outstanding and will benefit stockholders by decreasing potential stockholder dilution.  In order for us to obtain stockholder approval of this offer to exchange, we needed to establish an exchange ratio designed to create an exchange with a value-neutral or better result to Polycom.

We chose to make this offer instead of simply granting more options for a number of reasons.  Because of the large number of outstanding underwater options, granting additional options covering the same number of shares of common stock as the outstanding eligible options would have severe negative impact on our dilution, outstanding shares and earnings per share.  Additionally, we have a limited number of options that we may grant without stockholder approval, and therefore our current reserves must be conserved for ongoing grants and new hires.

Subject to the above, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation involving Polycom;

•                  any purchase, sale or transfer of a material amount of our assets;

•                  any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•                  any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•                  any other material change in our corporate structure or business;

•                  our common stock being delisted from the Nasdaq National Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•                  our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the Exchange Act);

•                  the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•                  the acquisition by any person of a significant amount of our securities or the disposition of a significant amount of any of our securities; or

•                  any change in our charter or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer and elect to exchange your options, nor have we authorized any person to make any such recommendation.  You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors.  You must make your own decision whether or not to elect to exchange your options.

4.                                      Procedures for electing to exchange options.

Proper Election to Exchange Options.

To validly elect to exchange your options, you must, in accordance with the instructions of the election form, properly complete, execute and deliver the election form to Helen Idnani, Manager, Equity Programs via facsimile (fax number (925) 924-5797) or by hand at Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588, along with any other required documents.  Helen Idnani must receive the properly completed election forms before the expiration date.  The expiration date will be 5:00 p.m., Pacific Time, on June 25, 2003, unless we decide to extend the offer.

If you elect to exchange any options through this offer, you must also elect to exchange all options that we granted to you since November 28, 2002.  Even if you submit an election form but fail to list options granted to you since November 28, 2002 that are required to be exchanged, they automatically will be tendered for exchange under this offer.

If you submit an election form, and then decide that you would like to elect to exchange additional options, you must submit a new election form to Helen Idnani by the expiration date.  This new election form must be signed and dated after your original election form and must be properly completed.  This new election form must also list all of the options that you wish to tender for exchange, because your original election form will no longer be valid.  You may submit new election forms as often as you wish prior to the expiration date, but you will be bound by the last properly submitted election or withdrawal form we receive prior to the election date.

The delivery of all documents, including election forms, and any withdrawal form, is at your risk.  We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days.  If you have not received such a confirmation of receipt, it is your responsibility to ensure that Polycom has received your election form and/or any withdrawal form.

However, our receipt of your election form is not by itself an acceptance of the options for exchange.  For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give electronic or written notice to the option holders generally of our acceptance of options for exchange.  We may issue this notice by press release or e-mail or other form of communication.  Options accepted for exchange will be cancelled on the cancellation date, which we presently expect to be June 26, 2003.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options.  Our determination of these matters will be final and binding on all parties.  We reserve the right to reject any election form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  Otherwise, we will accept all properly tendered options that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options.  No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our sole discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of the offer.  Our acceptance of your options elected to be exchanged by you through the offer will constitute a binding agreement between you and Polycom upon the terms and subject to the conditions of the offer.

In order to administer this offer, we must collect, use and transfer certain information regarding you and your option grants, and may have to pass that information on to third parties who are assisting with the offer.  This information may include, but is not limited to, your name, home address and telephone number, date of birth, social security or other social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Polycom and details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).  By submitting an election form or a withdrawal form, you agree to such collection, use and transfer of your Data by us and the third parties assisting us with the offer, but only for the purpose of administering your participation in this offer.  By submitting an election form or a withdrawal form, you also acknowledge and agree that:

•                  the parties receiving this Data may be located outside of your country, and the recipient’s country may have different data privacy laws and protections,

•                  the Data will be held only as long as necessary to administer and implement the program,

•                  you can request from us a list of the parties that may receive your Data,

•                  you can request additional information about how the Data is stored and processed, and

•                  you can request that the Data be amended if it is incorrect.

You can withdraw your consent to the collection, use and transfer of your Data by contacting us.  You should note, however, that if you withdraw your consent, it might affect your ability to participate in this option exchange program.  Please contact us if you have any questions.

5.                                      Withdrawal rights and change of election.

You may withdraw any options that you previously elected to exchange only in accordance with the provisions of this section.

You may withdraw options that you previously elected to exchange at any time before 5:00 p.m., Pacific Time, on June 25, 2003.  If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 9:00 p.m., Pacific Time, on July 23, 2003, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver to Helen Idnani, Manager, Equity Programs, via facsimile (fax number (925) 924-5797) or by hand, in accordance with the procedures listed in Section 4 above, a signed and dated withdrawal form with the required information, while you still have the right to withdraw the options.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

You may not rescind any withdrawal, and any options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.  To re-elect to exchange some or all of your withdrawn options, you must submit a new election form to Helen Idnani before the expiration date by following the procedures described in Section 4 of this offer to exchange.  This new election form must be signed and dated after your original election form and after your withdrawal form.  It must be properly completed and it must list all of the options you wish to tender for exchange.  You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or withdrawal form we receive before the expiration date.

If you do not wish to withdraw any options from the offer, but would like to elect to tender additional options for exchange, you must submit a new election form to Helen Idnani before the expiration date by following the procedures described in Section 4 of this offer to exchange.  This new election form must be signed and dated after your original election form.  It must be properly completed and it must list all of the options you wish to tender for exchange.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any withdrawal form or any new election form, nor will anyone incur any liability for failure to give any notice.  We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of withdrawal forms and new election forms.  Our determination of these matters will be final and binding.

The delivery of all documents, including election forms, and any withdrawal form, is at your risk.  We intend to confirm the receipt of your election form and/or any withdrawal form within two (2) business days.  If you have not received such a confirmation of receipt, it is your responsibility to ensure that your election form and/or any withdrawal form has been received by Polycom.

6.                                      Acceptance of options for exchange and issuance of new options.

Under the terms and conditions of the offer and promptly following the expiration date, we will accept for exchange and cancel eligible options properly elected for exchange and not validly withdrawn before the expiration date.  Once the options are cancelled, you no longer will have any rights with respect to those options.  Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the date of our acceptance, which we anticipate to be June 26, 2003.

For purposes of the offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options.  This notice may be made by email or press release.  Subject to our rights to terminate the offer, discussed in Section 16 of this offer to exchange, we currently expect that we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn.

Subject to the terms and conditions of this exchange offer, you will be granted a new option on the new option grant date, which will be the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange (except that a later new option grant date may be required under local law for employees who live and work in France, as described in Schedule F).  Our board of directors has selected this date as the actual grant date for the new options.  We expect the new option grant date to be December 29, 2003 (or a later date, if required, for employees who live and work in France).

Therefore, subject to the terms and conditions of this offer, if your options are properly elected to be exchanged by 5:00 p.m., Pacific Time, on June 25, 2003, the scheduled expiration date of the offer, and are accepted for exchange by us and cancelled on June 26, 2003, you will be granted a new option on December 29, 2003 (or a later date, if required, for employees who live and work in France).  If we accept and cancel options properly tendered for exchange after June 26, 2003, the date on which the new options will be granted will be similarly delayed.  Promptly after we accept and cancel options tendered for exchange, we will issue to you a promise to grant stock options.  The promise to grant stock options will evidence our binding commitment to grant a new stock option to you on the new option grant date, provided that you remain an employee of Polycom or one of our subsidiaries or a successor entity through the date on which the grant is to be made.  This promise to grant stock options will list the number of new options you will receive.  If you do not receive a promise to grant stock options within several business days after the expiration date, please contact Helen Idnani by telephone at (925) 927-5624.

Subject to the terms of the offer and upon our acceptance of your properly tendered options, you will be entitled to receive new options to purchase 0.80 shares of Polycom common stock for each share of Polycom common stock underlying your exchanged options.  Fractional shares shall be rounded up to the nearest whole share on a grant-by-grant basis.  The number of shares covered by your new option is subject to adjustments for any stock splits, subdivisions, combinations, stock dividends and similar events that occur between the cancellation date and the new option grant date.

If, for any reason, you are not an employee of Polycom, one of our subsidiaries or a successor entity through the new option grant date, you will not receive any new options or other compensation in exchange for your options that have been cancelled pursuant to this offer.

If you elect to exchange options in the offer, we will defer granting to you any other options for which you otherwise may be eligible before the new option grant date.  Consequently, if you participate in the exchange offer, we will not grant you any new options until at least six months and one day after any of your options have been cancelled.

Options that you choose not to elect to exchange and are not required to be tendered for exchange or that we do not accept for exchange retain their current exercise price and will remain outstanding until they are exercised in full or expire by their terms.

7.                                      Conditions of the offer.

Notwithstanding any other provision of the offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us to have occurred:

•                  there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer,

•                  any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us,

•                  there shall have occurred:

•                  any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in the over-the-counter market in the United States of America,

•                  the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States of America,

•                  any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States of America,

•                  in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer,

•                  the commencement of a war or other national or international calamity directly or indirectly involving the United States of America, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer, or

•                  if any of the situations described above existed at the time of commencement of the exchange offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer,

•                  as the term “group” is used in Section 13(d)(3) of the Exchange Act:

•                  any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer,

•                  any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares, or

•                  any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of eligible options,

•                  there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer,

•                  a tender or exchange offer, other than this exchange offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed,

•                  any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, financial condition, assets, income, operations, prospects or stock ownership, or

•                  any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 above for a description of the contemplated benefits to Polycom of the offer to exchange).

If any of the above events occur, we may:

•                  terminate the exchange offer and promptly return all tendered eligible options to tendering holders,

•                  complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended exchange offer expires,

•                  amend the terms of the exchange offer, or

•                  waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

The conditions to the offer are for our benefit.  We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date.  We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer.  Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.  The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.                                      Price range of shares underlying the options.

The shares underlying your options currently are traded on the Nasdaq National Market under the symbol “PLCM.”  The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq.

	High	Low
Year Ended December 31, 2001
First Quarter	$37.81	$10.75
Second Quarter	29.88	10.88
Third Quarter	30.00	17.91
Fourth Quarter	42.59	23.88

Year Ended December 31, 2002
First Quarter	$39.09	$21.23
Second Quarter	26.50	11.37
Third Quarter	12.80	6.44
Fourth Quarter	12.04	6.84

Year Ending December 31, 2003
First Quarter	$11.95	$7.67
Second Quarter (through May 27, 2003)	12.86	7.98

On May 27, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq, was $12.25 per share.

We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the offer.

9.                                      Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange.  All new options will be subject to a new stock option agreement between you and us and to the terms and conditions of the plan under which they are granted.  Subject to any adjustments for stock splits, subdivisions, combinations, stock dividends and similar events that occur after the cancellation date but before the new option grant date and subject to the other terms and conditions of the offer, upon our acceptance of your properly tendered options, you will be entitled to receive a new option to purchase 0.80 shares of our common stock for each share of our common stock underlying your old option.  If we receive and accept tenders from eligible employees of all options eligible to be tendered, subject to the terms and conditions of this offer, we would be obligated to grant new options to purchase a total of approximately 4,538,908 shares of our common stock, or approximately 4.6% of the total shares of our common stock outstanding as of May 16, 2003.

Terms of New Options.

Generally, new options may be granted under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Stock Option Plan, at the discretion of the compensation committee of our board of directors.  However, if your exchanged option was an incentive stock option for U.S. tax purposes, your new option will also be an incentive stock option granted under the 1996 Stock Incentive Plan, but only to the extent it qualifies under the Internal Revenue Code on the date of grant.  Any new options which do not qualify as incentive stock options will be granted as nonstatutory stock options under either the 1996 Stock Incentive Plan or the

2001 Nonstatutory Stock Option Plan.  You should note that because you may be granted new options under a stock plan which is different from the plan under which the exchanged options were granted, the terms of any new options you receive may be different from the terms of the options you exchange.  As a result, we urge you to carefully review Section 9 of the offer to exchange for a discussion of the terms of the 1996 Stock Incentive Plan and the 2001 Nonstatutory Plan.  All new options will be subject to a new option agreement between you and Polycom and to the terms and conditions of the plan under which they are granted.  The terms and conditions of the new options may vary from the terms and conditions of the options that you tendered for exchange.  Except for employees in France, each new option will have the same vesting schedule as the exchanged option it replaces, but new options will not vest between the cancellation date of the exchanged option and the new option grant date.  Beginning on the new option grant date, vesting will then continue in accordance with the vesting schedule of the exchanged option, subject to your continued employment on each relevant vesting date.  This means that the new option will be fully vested six months later than the exchanged option was scheduled to be fully vested.  In addition, although vesting will continue on the new option grant date, you will be restricted from exercising any new options for a period of six months from the new option grant date.  If you live and work in France, the vesting of the new options will be different.  Please see Schedule F for more details.  Further, the term of the new options will equal the lesser of either the remaining term of the options they replace, or five and one-half years.

Generally, the new options granted in exchange for old options will be of the same type for U.S. tax purposes, but with some exceptions.  If your exchanged options are incentive stock options for purposes of the U.S. Internal Revenue Code, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant.  For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.  If your exchanged options are nonstatutory stock options for purposes of the U.S. Internal Revenue Code, your new options will also be nonstatutory stock options.  If you are an employee who lives and works outside of the United States of America, your new options will be granted as nonstatutory stock options for purposes of the U.S. Internal Revenue Code.

In addition, you should note that because we will not grant new options until the first business day that is at least six months and one day after the date on which we cancel the options accepted for exchange, your new option may have a higher exercise price than some or all of the options that you elect to exchange.

The following description summarizes the material terms of our 1996 Stock Incentive Plan and 2001 Nonstatutory Stock Option Plan.  Unless we need to distinguish between each of these plans, we will refer to each as a plan and together, as the plans.  Our statements in this offer to exchange concerning each plan and the new options are merely summaries and do not purport to be complete.  The statements are subject to, and are qualified in their entirety by reference to, all provisions of the plans, and the forms of option agreement under the plans.  Please contact us at Polycom, Inc., 4750 Willow Road, Pleasanton, CA 94588, Attention: Helen Idnani, Manager, Equity Plans (telephone: (925) 924-5624), to receive a copy of any of the plans, and the form of option agreement thereunder.  We will promptly furnish you copies of these documents at our expense.

1996 Stock Incentive Plan.

The 1996 Stock Incentive Plan permits the granting of incentive stock options and nonstatutory stock options, and the issuance of stock.  As of May 16, 2003, there were 11,530,349 shares subject to options outstanding under our 1996 Stock Incentive Plan, and 2,323,089 shares remained available for issuance under our 1996 Stock Incentive Plan.

2001 Nonstatutory Stock Option Plan.

The 2001 Nonstatutory Stock Option Plan permits the granting of nonstatutory stock options only.  As of May 16, 2003, there were 573,191 shares subject to options outstanding under our 2001 Nonstatutory Stock Option Plan, and 176,809 shares remained available for issuance under our 2001 Nonstatutory Stock Option Plan.

General Terms of the Plans.

Each plan is administered by the board of directors or a committee appointed by the board of directors, which we refer to as the administrator.  Subject to the other provisions of the plans, the administrator has the power to determine the terms and conditions of the options granted, including the exercise price, the number of shares subject to the option and the vesting of the options.

Term of Options.

Options granted under either the 1996 Stock Incentive Plan or the 2001 Nonstatutory Plan generally have a term of seven years.  Each new option to be granted through this offer will have a term equal to the lesser of either the remaining term of the option it replaces, or five and one-half (5½) years.

Termination of Employment Before the New Option Grant Date.

If, for any reason, you are not an employee of Polycom or one of our subsidiaries or a successor entity from the date on which you elect to exchange your options through the date on which we grant the new options, you will not receive any new options or any other compensation in exchange for your options that have been accepted for exchange.  This means that if your employment with Polycom terminates for any reason, including but not limited to, voluntary termination, involuntary termination, death, total and permanent disability, retirement, a reduction-in-force or another company acquiring Polycom, before the new option grant date, you will not receive any new options or any compensation for the options that you elected to exchange and that we cancelled.  However, please note that if you elect to exchange any options under this offer, and you subsequently receive a termination notice from Polycom or deliver a termination notice to Polycom prior to the expiration date, we will automatically reject any options which you have elected to exchange.

Termination of Employment After the New Option Grant Date.

After you are granted any new options which you are eligible to receive, you will be restricted from exercising those new options for six months from the new option grant date.  Accordingly, if your employment with Polycom terminates for any reason, including but not limited to, voluntary termination, involuntary termination, death, total and permanent disability, retirement, a reduction-in-force or another company acquiring Polycom, before you are able to exercise the new options, the new options will terminate, and you will not receive the benefit from the new options, unless the period of time after your termination date during which you may exercise your new option, which is generally three months (which we call the “post-termination exercise period”), extends beyond the six month prohibition on exercise.  In this case, you will be allowed to exercise your new option during the period after the end of the six-month prohibition on exercise, and before the end of your post-termination exercise period.

Examples:

Example 1:

  Your new option is granted on December 29, 2003, and your employment with Polycom terminates on May 1, 2004.

  You are prohibited from exercising your new option until June 30, 2004.

  Assuming you have a three-month post-termination exercise period, then you would have from June 30, 2004 until the August 1, 2004 end of your post-termination exercise period to exercise your new option.

Example 2:

  Your new option is granted on December 29, 2003, and your employment with Polycom terminates on February 1, 2004.

  You are prohibited from exercising your new option until June 30, 2004.

  Assuming you have a three-month post-termination exercise period, then your post-termination exercise period would end on May 1, 2004, which is before the June 30, 2004 date when you could first exercise your new option.  As a result, you would not be able to exercise any portion of your new option.

If another company acquires Polycom, that company may, as part of the transaction or otherwise, decide to terminate some or all Polycom employees before you are able to exercise the new options.  If your employment terminates for this or any other reason before you are able to exercise the new options, the new options will terminate, and you will not receive the benefit from the new options, unless the post-termination exercise period of your new option extends beyond the six month prohibition on exercise.  In this case, you will be allowed to exercise your new option during the period after the end of the six-month prohibition on exercise, and before the end of your post-termination exercise period.

In the event that either you or we terminate your employment after you receive and are able to exercise a new option grant for any reason other than misconduct, death or permanent and total disability you may exercise your option within the time specified in your option agreement, which is generally three (3) months after termination, but only to the extent that you are entitled to exercise it at termination.  Under the 2001 Nonstatutory Stock Option Plan, if no time period is specified, the vested portion of your option will remain exercisable for three (3) months after your termination.  Under the 1996 Stock Option Plan, if your employment is terminated as a result of your misconduct (as defined under that plan), your option will not be exercisable after the date of your termination.  If your employment terminates because of your disability or death, you or your personal representatives, heirs or legatees generally may exercise any option held by you on the date of your termination, to the extent that it was exercisable immediately before termination, within the time frame specified in your option agreement, which is generally twelve months following termination.  Under the 2001 Nonstatutory Stock Option Plan, if no time period is specified, the vested portion of your option will remain exercisable for twelve (12) months after a termination of employment due to death or permanent and total disability.  Please note that if you live and work outside the United States of America, your option agreement may provide for different post-termination exercise periods to comply with local law.

If your option was granted under the 1996 Stock Incentive Plan and you are terminated for “misconduct” (defined in the 1996 Stock Incentive Plan as the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of Polycom, or any other intentional misconduct adversely affecting the business or affairs of Polycom in a material manner), then your option will terminate immediately and may not be exercised.

Exercise Price.

Generally, the administrator determines the exercise price at the time the option is granted.  The exercise price per share of the new options will generally be the closing price reported by the Nasdaq National Market for our common stock on the new option grant date, which is expected to be December 29, 2003, provided we do not extend the exchange offer.  (However, if you live and work in France, your new option grant date may be later and your exercise price may be higher due to local requirements.  Please see Schedule F for more details).  Accordingly, we cannot predict the market price of the new options.  Your new options may have a higher exercise price than some or all of your current options.

Vesting and Exercise.

Each stock option agreement specifies the term of the option and the date on which the option becomes exercisable.  The administrator generally determines the terms of vesting.  Except for employees in France, each new option will have the same vesting schedule as the exchanged option it replaces, but new options will not vest between the cancellation date of the exchanged option and the new option grant date.  Beginning on the new option grant date, vesting will then continue in accordance with the vesting schedule of the exchanged option, subject to your continued employment on each relevant vesting date.  This means that the new option will be fully vested six months later than the exchanged option was scheduled to be fully vested.  If you live and work in France, the vesting of the new option will be different.  Please see Schedule F for more details.

Example:

An employee exchanges options to purchase 1,000 shares granted on December 15, 2001 that have a vesting schedule of 25% after 12 months and 1/48 monthly thereafter.

•                  At the time the old options are exchanged, the employee is vested in 375 of the 1,000 shares or 37.5% vested (25% * 1,000 for the first year and 6/48*1,000 for the additional six months.)

•                  On December 29, 2003, a new option to purchase 800 shares will be granted, 80% of the number of shares underlying the exchanged option (.8*1,000).  Of the 800 shares, 300 shares (800*.25 for the first year and 6/48*800 for the additional six months) will be vested on the new option grant date, or 37.5% of the shares.

•                  The percentage of shares vested under the new option on the new option grant date is the same percentage vested under the exchanged option as of the cancellation date of the old option, June 26, 2003.

In addition, although vesting will continue on the new option grant date, you will be restricted from exercising any new options for a period of six months from the new option grant date.

Adjustments Upon Certain Events.

Events Occurring before the New Option Grant Date.  If we merge or consolidate with or are acquired by another entity between the expiration date and the new option grant date, then the resulting entity will be obligated to grant the new options under the same terms as provided in this offer.  However, the type of security and the number of shares covered by each new option would be adjusted based on the consideration per share given to holders of options to acquire our common stock that are outstanding at the time of the acquisition.  As a result, you may receive options for more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you exchange or than the number you would have received pursuant to a new option if no acquisition had occurred.

The new options for the purchase of an acquiror’s stock will have an exercise price equal to the fair market value of the acquiror’s stock on the new option grant date (with the possible exception of new options granted to employees residing in France, as discussed above under “Exercise Price”).  If the acquiror’s stock was not traded on a public market, the fair market value of the acquiror’s stock may be determined in good faith by the acquiror’s board of directors, and the exercise price of the new options would reflect that determination.  If we merge or consolidate with or are acquired by another entity, options that are not tendered for exchange may receive a lower or higher exercise price, depending on the terms of the transaction, than those options that are tendered for exchange.

Regardless of any such merger or acquisition, the new option grant date will be the first business day that is at least six months and one day after the cancellation date, which we currently expect to be December 29, 2003 (except that a later new option grant date may be required under local law for employees who live and work in France).  In addition, you will be restricted from exercising any new options for a period of six months from the new option grant date.  Consequently, you may not be able to exercise your new options until after the effective date of the merger, consolidation or acquisition.  If you submit your options in the exchange and the merger, consolidation or acquisition occurs after the expiration date but before the date when you will be able to exercise your new options, you will not be able to exercise your new options before the effective date of the merger or acquisition.

You should be aware that these types of transactions could significantly affect our stock price, including potentially increasing the price of our shares.  Depending on the timing and structure of a transaction of this type, you might lose the benefit of any price appreciation in our common stock resulting from a merger, consolidation or acquisition.  The exercise price of new options granted to you after the announcement of a merger, consolidation or acquisition of Polycom would reflect any appreciation in our stock price resulting from the announcement, and could therefore exceed the exercise price of your current options.  This could result in option holders who do not participate in this offer receiving a greater financial benefit than option holders who do participate.  In addition, your new options may be exercisable for stock of the acquiror, not Polycom common stock, while option holders who decide not to participate in this offer could exercise their options before the effective date of the merger, consolidation or acquisition and sell their Polycom common stock before the effective date.

If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the cancellation date but before the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

Events Occurring after the New Option Grant Date.  If a change in our capitalization, such as a stock split, subdivision, combination, stock dividend or other similar event, occurs after the new option grant date, an appropriate adjustment will be made to the number of shares subject to each option, without any change in the aggregate purchase price.

The 1996 Stock Incentive Plan provides that if there is a merger or consolidation of Polycom in which more than 50% of the voting power of Polycom’s outstanding securities is transferred, or there is a sale, transfer or other disposition of all or substantially all of Polycom’s assets, then the vesting of all outstanding options granted under the 1996 Stock Incentive Plan will automatically accelerate in full immediately prior to any such transaction.  However, the outstanding options will not accelerate to the extent they are either assumed by a successor entity or replaced by a cash incentive program which provides equivalent value to the optionholders.  All outstanding options will terminate immediately following any such transaction, except to the extent assumed.

The 2001 Nonstatutory Stock Option Plan provides that if we liquidate or dissolve, outstanding options granted under the 2001 Nonstatutory Plan will terminate immediately before the consummation of the liquidation or dissolution.  The administrator may, however, provide for the acceleration of the exercisability of any option immediately prior to liquidation or dissolution.  The 2001 Nonstatutory Stock Option Plan also provides that that if we merge with another corporation or if we sell substantially all of our assets, the successor corporation will assume each outstanding option or substitute an equivalent option or right.  If an option is not so assumed or substituted for, the vesting of the option will accelerate in full, and the administrator will provide notice of such acceleration.  Optionholders will have fifteen (15) days following the date of notice of acceleration to exercise their options, at the end of which period the options will terminate.

Transferability of Options.

The 1996 Stock Incentive Plan provides that, during the lifetime of the optionholder, incentive stock options are only exercisable by the optionholder, and may only be transferred by will or the laws of descent and distribution upon the optionholder’s death.  Under the 1996 Stock Incentive Plan, nonstatutory stock options generally may be assigned in whole or in part during the optionholder’s lifetime to one or more members of the optionholder’s immediate family, or a trust established exclusively for one or more immediate family members.  However, unless the administrator determines otherwise, nonstatutory options granted to Polycom’s European subsidiaries may not be transferred during the optionholder’s lifetime.

The 2001 Nonstatutory Stock Option Plan provides that options may not be sold, pledged, assigned, hypothecated, transferred or disposed of, other than by will or the laws of descent and distribution, unless determined otherwise by the administrator.  In the event of an optionholder’s death, any person who acquires the right to exercise the option by will or by the laws of descent or distribution may exercise issued options.

Registration of Shares Underlying Options.

All of the shares of common stock issuable under the eligible plans and eligible agreements have been or will be registered under the Securities Act of 1933, as amended (the Securities Act) on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted before the offer have been or will be registered under the Securities Act.  Unless you are one of our affiliates, you will be able to sell the shares issuable upon exercise of your new options free of any transfer restrictions under applicable U.S. securities laws.

U.S. Federal Income Tax Consequences.

You should refer to Section 14 of this offer to exchange for a discussion of the U.S. federal income tax consequences of the new options and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this offer to exchange.  If you are a citizen or resident of the United States of America, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Income Tax Consequences Outside the United States of America.

If you are a resident of or are otherwise subject to the tax laws in Australia, Canada, France, Germany, Hong Kong, Israel, Japan, Mexico, the Netherlands, the Philippines, Singapore, Thailand or the United Kingdom, you should refer to Schedules D through P of this offer to exchange, respectively, for a discussion of the income tax consequences of electing to exchange options as well as the consequences of accepting or rejecting the new options under this offer to exchange.  If you are subject to the tax laws of one of these countries, but also are subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences which may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

10.                               Information concerning Polycom.

We were incorporated in December 1990 in Delaware. Our principal executive offices are located at 4750 Willow Road, Pleasanton, California 94588, and our telephone number at this location is (925) 924-

6000.  Our Internet Website address is www.polycom.com.  Questions regarding this option exchange should be directed to Helen Idnani, Manager, Equity Programs, at Polycom at telephone number (925) 924-5624.

We develop, manufacture, market and service a comprehensive line of high-quality, easy-to-use communications equipment that enables enterprise users to more effectively conduct video, voice, data and web communications. We provide an end-to-end solution that includes enterprise video and voice communications end-points, network infrastructure and management products and product maintenance and other professional services. Our enterprise video and voice communications products enable businesses and other organizations to easily communicate with employees, customers, and partners, regardless of location. Our network infrastructure and management products include bridges, gateways, network management software and call processing servers that enable communications across and between different types of networks and end-points. The breadth of our product offering enables us to provide our customers with a comprehensive, end-to-end communications solution, which spans the desktop, meeting room and enterprise or service provider network.

Our business has two operating segments, Communications and Network Systems.  Our Communications segment includes videoconferencing collaboration products and network management software, voice communications products, and a wide range of service and support offerings to our resellers and directly to some end-user customers. Our Network Systems segment includes our MGC series of media servers, GW series of network gateways, PathNavigator call processing server, WebOffice webconferencing software application, and portfolio of professional and maintenance services.

We had a book value per share of $9.10 at March 31, 2003.

For the year ended December 31, 2001 and the three months ended March 31, 2003, our ratio of earnings to fixed charges was less than one-to-one due to our loss from operations in those periods. In order to cover fixed charges in those periods, our earnings from operations would have had to increase by $18.3 million for the year ended December 31, 2001, and $3.1 million for the three months ended March 31, 2003.

For the year ended December 31, 2002, we had a ratio of earnings to fixed charges of 7.06.

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is a reasonable approximation of the interest factor.

11.                               Interests of directors and officers; transactions and arrangements concerning the options.

A list of our directors and executive officers is attached to this offer to exchange as Schedule A.  Directors and executive officers may not participate in the offer.  As of May 16, 2003, our executive officers and directors (15 persons) as a group beneficially owned options outstanding under our 1996 Stock Incentive Plan to purchase a total of 4,257,721 of our shares, which represented approximately 36.93% of the shares subject to all options outstanding under the 1996 Stock Incentive Plan as of that date.  As of the same date, our executive officers and directors as a group beneficially owned no options outstanding under our 2001 Nonstatutory Stock Option Plan.  As of the same date, our executive officers and directors as a group beneficially owned options outstanding under option plans assumed by Polycom in connection with mergers or acquisitions to purchase a total of 19,636 of our shares, which represented approximately 0.99% of the shares subject to all options outstanding under option plans assumed by Polycom in connection with mergers or acquisitions.  Executive officers and directors as a group beneficially owned options outstanding under all of the above-referenced stock plans to purchase a total of 4,277,357 of our shares, which represented approximately 30.38% of the shares subject to all options outstanding under these plans as of that date.

The table below sets forth the beneficial ownership of each of our executive officers and directors of options outstanding under the 1996 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and option plans assumed by Polycom in connection with mergers or acquisitions as of May 16, 2003.  The percentages in the table below are based on the total number of outstanding options under the 1996 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan and option plans assumed by Polycom in connection with mergers or acquisitions (whether or not eligible for exchange) to purchase shares of our common stock, which is 14,079,228 as of May 16, 2003.  The executive officers and directors noted on the table are not eligible to participate in the offer to exchange.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under the Eligible Plans	Percentage of Total Outstanding Options Under the Eligible Plans
Robert C. Hagerty	Chairman of the Board of Directors, Chief Executive Officer and President	1,241,450	8.82%
Michael R. Kourey	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director	543,146	3.86%
Sunil K. Bhalla	Senior Vice President and General Manager, Voice Communications	475,000	3.37%
Pierre-Francois Catte	Senior Vice President, Corporate Operations	300,000	2.13%
Kathleen M. Crusco	Vice President, Worldwide Controller	60,000	*
James E. Ellett	Senior Vice President and General Manager, Video Communications	165,000	1.17%
Philip B. Keenan	Senior Vice President and General Manager, Network Systems	319,636	2.27%
Kim Niederman	Senior Vice President, Worldwide Sales	150,000	1.07%
Betsy S. Atkins	Director	178,125	1.27%
John Seely Brown	Director	180,000	1.28%
Durk I. Jager	Director	60,000	*
John A. Kelley	Director	180,000	1.28%
Stanley J. Meresman	Director	200,000	1.42%
William A. Owens	Director	165,000	1.17%
Thomas G. Stemberg	Director	60,000	*

*                      Less than 1%

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, engaged in transactions involving options to purchase our common stock under the plans, or in transactions involving our common stock during the past 60 days before and including May 16, 2003:

•                  Mr. Jager purchased 5,000 shares on the open market on April 23, 2003 at a price of $8.81 per share.

12.                               Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer that were granted under the 1996 Stock Incentive Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under that plan.  Options that we acquire through the offer that were granted under the 2001 Nonstatutory Stock Option Plan will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new awards under that plan.  Options that we acquire through the offer that were granted under stock plans we assumed in connection with mergers or acquisitions will be cancelled, but the shares subject to those options will not be added to the pool of shares available for grants of new awards under any plan.  To the extent shares returning to the plans are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants, without further stockholder action, except as required by applicable law or the rules of the Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

If we were to grant the new options under a traditional stock option repricing, in which an employee’s current options would be immediately repriced, or on any date that is earlier than six months and one day after the date on which we cancel the options accepted for exchange, we would be required for financial reporting purposes to treat the new options as variable awards.  This means that we would be required to record the non-cash accounting impact of increases in our stock price as a compensation expense for the new options issued under this offer.  We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated.  The higher the market value of our shares, the greater the compensation expense we would have to record.  By deferring the grant of the new options for at least six months and one day, we believe that we will not have to treat the new options as variable awards and will avoid these accounting charges.  As a result, we believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the offer.

13.                               Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of current options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the exchange of options as contemplated herein.  Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action.  We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business.  Our obligation under the offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in Section 7 of this offer to exchange.

If we are prohibited by applicable laws or regulations from granting new options or required to obtain a license or regulatory permit or make any other filing before granting new options on the new option grant date, which is expected to be December 29, 2003, we will not grant any new options, unless we obtain the necessary license or make the requisite filing.  We are unaware of any such prohibition at this time that cannot be satisfied by obtaining a license or permit making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the new option grant date we will not grant any new options and you will not receive any other benefit for the options you tendered.

14.                               Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the offer for those employees subject to U.S. federal income tax.  This discussion is based on the Internal Revenue Code, its legislative history, treasury regulations thereunder and administrative and judicial interpretations as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.  This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  If you are a citizen or resident of the United States of America, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social insurance consequences that may apply to you.  We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Option holders who exchange outstanding options for new options should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.  We believe that the exchange will be treated as a non-taxable exchange.

Generally, the new options granted in exchange for old options will be of the same type for U.S. tax purposes, but with some exceptions.

If your exchanged options are incentive stock options for purposes of the U.S. Internal Revenue Code, your new options will be granted as incentive stock options to the maximum extent they qualify as incentive stock options under the U.S. tax laws on the date of grant.  For options to qualify as incentive stock options under the current U.S. tax laws, the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the new option exercise price.  The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an incentive stock option under the current U.S. tax laws.

If your exchanged options are nonstatutory stock options for purposes of the U.S. Internal Revenue Code, your new options will also be nonstatutory stock options.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

Incentive Stock Options.

Under current law, an option holder will not realize taxable income upon the grant of an incentive stock option.  In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option.  However, an option holder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option.  Except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying.  The disposition of the option shares is qualifying if it is made:

•                  at least 2 years after the date the incentive stock option was granted, and

•                  at least 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale.  Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.  If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised over the exercise price will be taxable income to the option holder at the time of the disposition.

Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option.  If an option holder engages in a disqualifying disposition, we will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If exchanged options are incentive stock options granted under the 1996 Stock Incentive Plan, the new options replacing them will be granted as an incentive stock option to the maximum extent they qualify.  For options to qualify as incentive stock options, the value of shares subject to options that first become exercisable in any calendar year cannot exceed $100,000, as determined using the option exercise price.  The excess value is deemed to be a nonstatutory stock option.

You should note that there is a risk that any incentive stock options you have may be affected, even if you do not participate in the exchange.  We do not believe that our offer to you will change any of the terms of your eligible incentive stock options if you do not accept the offer.  We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program.  We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercises of such options) if you do not participate in this offer to exchange options.  However, the IRS may characterize this offer to exchange options as a “modification” of those incentive stock options, even if you decline to participate.  In 1991, the IRS issued a private letter ruling in which another company’s option exchange program was characterized as a “modification” of all of the incentive stock options that could be exchanged.  This does not necessarily mean that our offer to exchange options will be viewed the same way.  Private letter rulings given by the IRS contain the IRS’s opinion regarding only the specific facts presented by a specific person or company.  The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling, nor may they assume the same opinion would apply to their situation, even if the facts at issue are similar.  While such letters do not provide certainty, they may indicate how the IRS will view a similar situation.  We therefore do not know if the IRS will assert the position that our offer constitutes a “modification” of incentive stock options eligible for tender.  A successful assertion by the IRS of this position could extend the options’ holding period to qualify for favorable tax treatment.  Accordingly, to the extent you dispose of your incentive stock option shares prior to the lapse of the new extended holding period, your incentive stock option could be taxed similarly to a nonstatutory stock option.

Nonstatutory Stock Options.

If exchanged options are nonstatutory stock options for purposes of the U.S. Internal Revenue Code, the new options replacing them and the stand-alone option agreements will also be nonstatutory stock options.

Under current law, an option holder will not realize taxable income upon the grant of a nonstatutory stock option.  However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss.  If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option will constitute wages for which withholding will be required.

We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the offer.

15.                               Material income tax consequences and certain other considerations for employees who reside outside the United States of America.

Attached as Schedules D through P to this offer to exchange are short summaries of the general tax consequences of the offer in countries other than the United States of America where residents are eligible to participate in the offer to exchange.  If you are subject to the tax laws in any of these countries, please see Schedules D through P of this offer to exchange, as applicable, for information regarding the tax consequences to you of participating in the offer.  You should review the information carefully and consult your own tax advisor regarding your personal situation before deciding whether or not to participate in the offer.

If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you.

We recommend that you consult your own tax or other legal advisor to discuss the tax, social insurance and other consequences.

16.                               Extension of offer; termination; amendment.

We expressly reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options.  If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below.  If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date.  In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also expressly reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this offer to exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.  Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event listed in Section 7 of this offer to exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer to option holders or by decreasing or increasing the number of options being sought in the offer.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing notes sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes.  If we modify the number of eligible options being sought in the offer or the consideration being offered by us for the eligible options in the offer, the offer will remain open for at least ten business days from the date of notice of such modification.  If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17.                               Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.                               Additional information.

This offer to exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.                                       Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2003, filed with the SEC on May 13, 2003;

2.                                       Our definitive proxy statement on Schedule 14A for our 2003 annual meeting of stockholders, filed with the SEC on April 18, 2003;

3.                                       Our current report on Form 8-K filed with the SEC on April 16, 2003;

4.                                       Our current report on Form 8-K filed with the SEC on April 2, 2003;

5.                                       Our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 18, 2003;

6.                                       Our current report on Form 8-K filed with the SEC on February 12, 2003; and

7.                                       The description of the common stock in our Registration Statement on Form 8-A filed with the SEC on March 12, 1996 under Section 12(g) of the Exchange Act, as amended on April 26, 1996.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at Polycom, Inc. 4750 Willow Road, Pleasanton, CA 94588, Attention: Helen Idnani, Manager, Equity Programs, or telephoning Ms. Idnani at (925) 924-5624.

As you read the documents listed above, you may find some inconsistencies in information from one document to another.  If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.

The information contained in this offer to exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19.                               Financial statements.

Attached as Schedule B to this offer to exchange are our unaudited financial statements that are included in our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2003, filed with the SEC on May 13, 2003.  Attached as Schedule C to this offer to exchange are our audited financial statements that are included in our annual report on Form 10-K for our fiscal year ended December 31, 2002, filed with the SEC on March 18, 2003.  Additional financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this offer to exchange.

20.                               Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law.  If, after such good faith effort, we cannot comply with such law, the offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you.  We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this offer to exchange and in the related option exchange program documents.  If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Polycom, Inc.

May 28, 2003

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS
AND DIRECTORS OF POLYCOM, INC.

The executive officers and directors of Polycom, Inc. and their positions and offices as of May 27, 2003, are set forth in the following table:

Name	Position and Offices Held
Robert C. Hagerty	Chairman of the Board of Directors, Chief Executive Officer and President
Michael R. Kourey	Senior Vice President, Finance and Administration, Chief Financial Officer, Secretary and Director
Sunil K. Bhalla	Senior Vice President and General Manager, Voice Communications
Pierre-Francois Catte	Senior Vice President, Corporate Operations
Kathleen M. Crusco	Vice President, Worldwide Controller
James E. Ellett	Senior Vice President and General Manager, Video Communications
Philip B. Keenan	Senior Vice President and General Manager, Network Systems
Kim Niederman	Senior Vice President, Worldwide Sales
Betsy S. Atkins	Director
John Seely Brown	Director
Durk I. Jager	Director
John A. Kelley	Director
Stanley J. Meresman	Director
William A. Owens	Director
Thomas G. Stemberg	Director

The address of each executive officer and director is: c/o Polycom, Inc., 4750 Willow Road, Pleasanton, California 94588.

The directors and executive officers listed on this Schedule A are not eligible to participate in this option exchange program.

SCHEDULE B

FINANCIAL STATEMENTS OF POLYCOM, INC.
INCLUDED IN ITS QUARTERLY REPORT ON FORM 10-Q
FOR THE QUARTER ENDED MARCH 31, 2003

POLYCOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$145,389	$155,191
Short-term investments	28,729	38,670
Trade receivables, net of allowance for doubtful accounts of $3,276 at March 31, 2003 and $4,440 at December 31, 2002	59,353	65,470
Inventories	28,083	32,308
Deferred taxes	29,725	29,787
Prepaid expenses and other current assets	19,694	16,622
Total current assets	310,973	338,048
Property and equipment, net	29,038	28,428
Long-term investments	338,858	319,147
Goodwill	299,929	300,039
Purchased intangibles, net	28,429	32,827
Deferred taxes	53,343	53,446
Other assets	8,611	4,939
Total assets	$1,069,181	$1,076,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$33,551	$29,788
Accrued payroll and related liabilities	7,289	7,540
Taxes payable	44,052	44,338
Deferred revenue	16,936	16,950
Other accrued liabilities	31,133	36,519
Total current liabilities	132,961	135,135

Long-term liabilities	36,886	37,996
Total liabilities	169,847	173,131

Stockholders’ equity
Preferred stock, $0.001 par value; Authorized: 5,000,000 shares; Issued and outstanding: One at March 31, 2003 and December 31, 2002, respectively	—	—
Common stock, $0.0005 par value; Authorized: 175,000,000 shares; Issued and outstanding: 98,802,278 shares at March 31, 2003 and 98,987,386 shares at December 31, 2002	50	50
Additional paid-in capital	864,908	866,044
Cumulative other comprehensive income	1,908	2,152
Unearned stock-based compensation	(479)	(573)
Retained earnings	32,947	36,070
Total stockholders’ equity	899,334	903,743
Total liabilities and stockholders’ equity	$1,069,181	$1,076,874

The accompanying notes are an integral part of these condensed consolidated financial statements.

POLYCOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31, 2003	March 31, 2002
Net revenues	$92,920	$132,255
Cost of net revenues	38,633	53,482
Gross profit	54,287	78,773

Operating expenses:
Sales and marketing	26,664	23,203
Research and development	19,820	18,845
General and administrative	7,732	7,793
Acquisition-related costs	73	1,193
Amortization of purchased intangibles	4,398	3,928
Restructure costs	703	—
Litigation settlement	—	(257)
Total operating expenses	59,390	54,705
Operating income (loss)	(5,103)	24,068

Interest income, net	2,433	1,811
Loss on strategic investments	(215)	(583)
Other income (expense), net	(194)	33
Income (loss) from continuing operations before provision for (benefit from) income taxes	(3,079)	25,329
Provision for (benefit from) income taxes	(838)	6,577
Income (loss) from continuing operations	(2,241)	18,752
Loss from discontinued operations, net of taxes	(676)	(4,244)
Gain from sale of discontinued operations, net of taxes	497	—
Net income (loss)	$(2,420)	$14,508

Basic net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.02)	$0.19
Loss per share from discontinued operations, net of taxes	(0.01)	(0.04)
Gain per share from sale of discontinued operations, net of taxes	0.01	—
Basic net income (loss) per share	$(0.02)	$0.15

Diluted net income (loss) per share:
Net income (loss) per share from continuing operations	$(0.02)	$0.18
Loss per share from discontinued operations, net of taxes	(0.01)	(0.04)
Gain per share from sale of discontinued operations, net of taxes	0.01	—
Diluted net income (loss) per share	$(0.02)	$0.14

Weighted average shares outstanding for basic net income (loss) per share calculation	99,312	97,860

Weighted average shares outstanding for diluted net income (loss) per share calculation	99,312	100,415

The accompanying notes are an integral part of these condensed consolidated financial statements.

POLYCOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2003	March 31, 2002
Cash flows from operating activities:
Net income (loss)	$(2,420)	$14,508

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain from sale of discontinued operations, net of taxes	(497)	—
Depreciation and amortization	3,967	3,456
Amortization of purchased intangibles	4,398	3,928
Provision for doubtful accounts	447	1,271
Provision for excess and obsolete inventories	261	3,515
Tax benefit from exercise of stock options	151	1,155
Amortization of unearned stock-based compensation	94	151
Loss on strategic investments	215	583
Changes in assets and liabilities:
Trade receivables	5,670	(4,373)
Inventories	3,964	6,435
Deferred taxes	—	257
Prepaid expenses and other current assets	(2,546)	(4,928)
Accounts payable	3,763	6,168
Taxes payable	(572)	3,603
Other accrued liabilities	(6,893)	(12,205)
Net cash provided by operating activities	10,002	23,524
Cash flows from investing activities:
Purchases of property and equipment	(4,808)	(3,622)
Purchase of licensed technology	(3,528)	—
Purchases of investments	(227,585)	(115,772)
Proceeds from sale and maturity of investments	217,629	39,198
Proceeds from sale of discontinued operations	1,000	—
Purchase of convertible note receivable	(522)	—
Purchase of trade name	—	(250)
Net cash used in investing activities	(17,814)	(80,446)
Cash flows from financing activities:
Proceeds from stock offering, net of issuance costs	—	237,541
Proceeds from issuance of common stock under employee option and stock purchase plans	2,421	3,433
Purchase of treasury stock	(4,411)	—
Net cash provided by (used in) financing activities	(1,990)	240,974
Net increase (decrease) in cash and cash equivalents	(9,802)	184,052
Cash and cash equivalents, beginning of period	155,191	126,832
Cash and cash equivalents, end of period	$145,389	$310,884

The accompanying notes are an integral part of these condensed consolidated financial statements.

POLYCOM, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.                                      BASIS OF PRESENTATION

The accompanying unaudited financial statements, consisting of the condensed consolidated balance sheet as of March 31, 2003, the condensed consolidated statements of operations for the three months ended March 31, 2003 and 2002 and condensed consolidated statements of cash flows for the three months ended March 31, 2003 and 2002, have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, these condensed consolidated financial statements do not include all of the information and footnotes typically found in the audited consolidated financial statements and footnotes thereto included in the Annual Report on Form 10-K of Polycom, Inc. and its subsidiaries (the “Company”). In the opinion of management, all adjustments (primarily consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements as of that date but does not include all of the information and footnotes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates and operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

On September 27, 2002, the Company changed its fiscal year from a 52-53 week fiscal year ending on the Sunday closest to December 31, to a fiscal year ending on December 31. Accordingly, the Company’s fiscal quarters will end on the last day of the calendar quarter, or March 31, June 30, September 30 and December 31. This change was effective beginning with the fiscal quarter ended September 30, 2002. For the three months ended March 31, 2002, the Company used a 52-53 week fiscal year, however the period ended on March 31.

Certain items in the prior year’s condensed consolidated financial statements have been reclassified to conform to the current year’s format.

2.                                      RECENT ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued SFAS No. 145, (SFAS 145) “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other provisions, SFAS 145 rescinds SFAS No. 4, (SFAS 4) ”Reporting Gains and Losses from Extinguishment of Debt.” Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. We adopted SFAS 145 effective January 1, 2003 and the adoption did not have a material effect on our results of consolidated operations, financial condition or cash flows.

In June 2002, the FASB issued SFAS No. 146, (SFAS 146) “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 was applied prospectively to exit or disposal activities that were initiated after December 31, 2002. The adoption of SFAS 146 did not have a material effect on our results of consolidated operations, financial condition or cash flows.

In November 2002, the FASB issued Financial Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity’s product warranty liabilities. We have applied the recognition provisions of FIN 45 to guarantees issued after January 1, 2003. The adoption of FIN 45 did not have a material impact on our results of consolidated operations, financial condition or cash flows.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on our results of consolidated operations, financial condition or cash flows.

In December 2002, the FASB issued SFAS No. 148, (SFAS 148) “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. We have adopted the disclosure requirements in these interim financial statements.

In January 2003, the FASB issued Financial Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect FIN 46 to have a material effect on our results of consolidated operations, financial condition or cash flows.

3.                                      DISCONTINUED OPERATIONS

In January 2003, the Company sold to Verilink Corporation (“Verilink”) certain fixed assets and intellectual property rights relating to Polycom’s network access product line, including Polycom’s line of NetEngine integrated devices, for a total of up to $3.0 million in cash, of which (i) $1.0 million was paid to Polycom at closing, (ii) $0.25 million will be paid to Polycom on the first anniversary of the closing, and (iii) up to $1.75 million will be paid to Polycom quarterly based on ten percent of Verilink’s revenues related to the sale of NetEngine products. Concurrent with the closing, certain of our employees joined Verilink. Verilink has also agreed to purchase Polycom’s existing NetEngine-related inventories, with a book value of approximately $1.9 million as of the closing date, on an as needed basis. As of March 31, 2003, Verilink had purchased $0.7 million of NetEngine-related inventories, leaving a balance of $1.2 million classified as assets held for sale which is included in Other Assets on the condensed consolidated balance sheet. Additionally, in connection with the sale, Polycom entered into a license agreement with Verilink pursuant to which Verilink granted to Polycom a license to use and further develop the network access technology related to the NetEngine product line. The Company has agreed not to compete with Verilink in the network access market for a period of three years. For the three months ended March 31, 2003, Verilink has agreed to pay $0.2 million related to ten percent of Verilink’s revenues related to the sale of NetEngine products during this period. This amount will be paid in the second quarter of 2003.

The Company’s condensed consolidated financial statements reflect its network access product line as discontinued operations in accordance with SFAS 144. The results of operations of the Company’s network access product line have been classified as discontinued, and prior periods have been reclassified, including the reallocation of general overhead charges to the Company’s two remaining reporting segments. The Company recorded an after-tax gain of $0.5 million as a result of this transaction. The Company may record additional quarterly gains related to the sale of this product line as Verilink remits ten percent of its quarterly revenues from the sale of NetEngine products subject to a maximum amount of $1.75 million.

The following table shows the results of operations of the Company’s network access product line (in thousands):

	Three Months Ended
	March 31, 2003(a)	March 31, 2002
Net revenues	$577	$2,256
Cost of net revenues	796	5,555
Gross loss	(219)	(3,299)

Operating expenses:
Sales and marketing	145	624
Research and development	700	1,395
Total operating expenses	845	2,019
Operating loss	(1,064)	(5,318)
Benefit from income taxes	388	1,074
Net loss	$(676)	$(4,244)

(a) Includes operations from January 1, 2003 to January 28, 2003, the transaction closing date.

The following table shows the components of the gain from sale of discontinued operations (in thousands):

Three Months Ended March 31, 2003

Proceeds	$1,453
Net book value of assets and liabilities sold	(442)
Costs of disposition	(228)

Gain on sale before taxes	783
Taxes	(286)

Gain from sale of discontinued operations, net of taxes	$497

4.                                      INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates the first-in, first-out (“FIFO”) method. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value. Inventories consist of the following (in thousands):

	March 31, 2003	December 31, 2002
Raw materials	$1,029	$1,111
Work in process	499	221
Finished goods	26,555	30,976
	$28,083	$32,308

5.                                      GUARANTEES

Warranty

The Company provides for the estimated costs of hardware and software product warranties at the time revenue is recognized. The specific terms and conditions of those warranties vary depending upon the product sold. In the case of hardware manufactured by us, our warranties generally start from the delivery date and continue for one to three years depending on the product purchased. Software products generally carry a 90-day warranty from the date of shipment. Our liability under these warranties is to provide a corrected copy of any portion of the software found not to be in substantial compliance with the specifications previously agreed to. Factors that affect our warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability if necessary.

Changes in the warranty obligation, which is included as a component of “Other Accrued Liabilities” on the condensed consolidated balance sheets, during the period are as follows (in thousands):

	Three Months Ended
	March 31, 2003	March 31, 2002
Balance at beginning of period	$10,224	$9,123
Accruals for warranties issued during the period	762	2,205
Actual warranty expenses	(2,233)	(1,175)
Balance at end of period	$8,753	$10,153

Changes in deferred service revenue, which is included as a component of “Deferred Revenue” on the condensed consolidated balance sheets, during the period are as follows (in thousands):

	Three Months Ended
	March 31, 2003	March 31, 2002
Balance at beginning of period	$16,463	$17,906
Additions to deferred service revenue	6,295	8,285
Amortization of deferred service revenue	(6,327)	(6,102)
Balance at end of period	$16,431	$20,089

The Company is unable to provide the cost of its extended warranty programs as its internal financial reporting systems did not track this information at this level of detail in the first quarter of 2003 or 2002.

Indemnifications to Verilink Corporation (“Verilink”)

In connection with the sale of the network access product line to Verilink, the Company indemnified Verilink for various matters. The Company believes the estimated fair value of these indemnifications are not material.

Officer and Director Indemnifications

As permitted or required under Delaware law and to the maximum extent allowable under that law, the Company has certain obligations to indemnify its current and former officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. These indemnification obligations are valid as long as the director or officer acted in good faith and in a manner that a person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The maximum potential amount of future payments the Company could be required to make under these indemnification obligations is unlimited; however, the Company has a director and officer insurance policy that limits the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification obligations is minimal.

Other Indemnifications

As is customary in the Company’s industry, as provided for in local law in the U.S. and other jurisdictions, the Company’s standard contracts provide remedies to its customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, the Company indemnifies customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of our products and services. In addition, from time to time the Company also provides protection to customers against claims related to undiscovered liabilities, additional product liability or environmental obligations. In the Company’s experience, claims made under such indemnifications are rare and the associated estimated fair value of the liability is not material.

6.                                      OTHER ACCRUED LIABILITIES

Other accrued liabilities consist of the following (in thousands):

	March 31, 2003	December 31, 2002

Accrued expenses	$4,237	$6,586
Short-term restructuring reserves	8,119	7,975
Warranty obligations	8,753	10,224
Inventory purchase commitment	3,199	3,359
Sales tax payable	4,649	4,597
Employee stock purchase plan withholding	357	2,135
Other accrued liabilities	1,819	1,643
	$31,133	$36,519

The inventory purchase commitment was a PictureTel liability that the Company assumed as part of the acquisition of that entity in October 2001, and represents a commitment to purchase inventory volumes manufactured by a third-party vendor in excess of what the Company estimates it can sell.

7.                                      PUBLIC STOCK OFFERING

In February 2002, the Company completed a public offering in which it sold 8,050,000 shares of its common stock, including an over-allotment option of 1,050,000 shares exercised by the underwriters, at a price of $31.20 per share for net proceeds to the Company of approximately $237.5 million after underwriting discounts and commissions and expenses. The Company intends to use the net proceeds from this sale primarily for general corporate purposes, including working capital and capital expenditures, as well as for acquisitions of complementary businesses or technologies.

8.                                      BANK LINE OF CREDIT

The Company has available a $25 million revolving line of credit with a bank under an agreement dated November 15, 2001. Borrowings under the line are unsecured and bear interest at the bank’s prime rate (4.25% at March 31, 2003) or at the London interbank offered rate (LIBOR) plus 0.65% (approximately 1.95% to 1.94%, depending on the term of the borrowings at March 31, 2003). Borrowings under the line are subject to certain financial covenants and restrictions on liquidity, indebtedness, financial guarantees, business combinations, profitability levels and other related items. The line of credit expires on December 3, 2003. There were no balances outstanding on the line of credit and the Company was in compliance with all applicable financial covenants and restrictions for the periods presented.

9.                                      COMPUTATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS PER SHARE

Basic net income (loss) from continuing operations per share is computed by dividing net income (loss) from continuing operations by the weighted average number of common shares outstanding for the period less the weighted average shares of treasury stock and common stock subject to repurchase. Diluted net income (loss) from continuing operations per share reflects the additional dilution from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options and warrants outstanding, or the conversion of preferred stock to common stock and shares of common stock subject to repurchase. Common equivalent shares (including shares issued under the Stock Option Plan which are subject to repurchase) are excluded from the computation of fully diluted net income (loss) from continuing operations per share when their effect is antidilutive.

A reconciliation of the numerator and denominator of basic and diluted net income (loss) from continuing operations per share is provided as follows (in thousands except per share amounts):

	Three Months Ended
	March 31, 2003	March 31, 2002

Numerator—basic and diluted net income (loss) from continuing operations per share:
Net income (loss) from continuing operations	$(2,241)	$18,752
Denominator—basic net income (loss) from continuing operations per share
Weighted average common stock outstanding	99,312	98,223
Treasury shares	—	(363)
Total shares used in calculation of basic net income (loss) from continuing operations per share	99,312	97,860
Basic net income (loss) from continuing operations per share	$(0.02)	$0.19
Denominator—diluted net income (loss) from continuing operations per share:
Denominator—shares used in calculation of basic net income (loss) from continuing operations per share	99,312	97,860
Effect of dilutive securities:
Common stock options	—	2,555
Total shares used in calculation of diluted net income (loss) from continuing operations per share	99,312	100,415
Diluted net income (loss) from continuing operations per share	$(0.02)	$0.18

For the three months ended March 31, 2003 and 2002, approximately 13,853,000 and 5,703,000, respectively, of dilutive securities such as stock options and stock subject to repurchase were excluded from the denominator in the computation of net income (loss) from continuing operations per share, as their effect would be anti-dilutive.

10.                               STOCK BASED COMPENSATION

In accordance with SFAS No. 123, (SFAS 123) “Accounting for Stock-Based Compensation,” the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and Financial Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock-Based Compensation, an interpretation of APB Opinion No. 25” and related interpretations in accounting for its stock-based compensation plans. Stock-based compensation related to non-employees is based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations. Expense associated with stock-based compensation is amortized over the vesting period of each individual award.

The Company’s net income (loss) and basic and diluted net income (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2003	March 31, 2002
Net income (loss)—as reported	$(2,420)	$14,508
Less stock based compensation expense determined under fair value based method, net of tax effects	(5,771)	(16,532)

Net loss—pro forma	$(8,191)	$(2,024)

Basic net income (loss) per share—as reported	$(0.02)	$0.15
Basic net loss per share—pro forma	$(0.08)	$(0.02)
Diluted net income (loss) per share—as reported	$(0.02)	$0.14
Diluted net loss per share—pro forma	$(0.08)	$(0.02)

The impact on pro forma net loss and net loss per share in the table above may not be indicative of the effect in future years as options vest over several years and the Company continues to grant stock options to new and current employees.

11.                               BUSINESS SEGMENT INFORMATION

Polycom is a leading global provider of a line of high-quality, easy-to-use communications equipment that enables enterprise users to more effectively conduct video, voice, data and web communications. Polycom’s offerings are organized along four product lines; Video Communications, Voice Communications, Network Systems, and Services. For reporting purposes, the Company aggregates Video Communications and Voice Communications into one segment named Communications and reports Network Systems as a separate segment. Services are allocated amongst Communications and Network Systems as it does not meet the disclosure thresholds for separate segment reporting. The segments were determined in accordance with how management views and evaluates Polycom’s business and based on the aggregation criteria as outlined in SFAS 131. Segment financial data for the three months ended March 31, 2002 has been adjusted to reflect these segments. In 2002, the Company had a third reportable segment named Network Access. In January 2003, this product line was sold and has been accounted for as a discontinued operation for the three months ended March 31, 2003 and 2002. As such, Network Access is not being reported as a segment as of or for the three months ended March 31, 2003 and 2002. Future changes to this organizational structure or the business may result in changes to the reportable segments disclosed. A description of the types of products and services provided by each reportable segment is as follows:

Communications Segment

Communications products include: videoconferencing collaboration products and network management software that facilitate high-quality video communications; desktop, conference, analog, digital and IP voice communications products that enhance business communication; and a wide range of service and support offerings to our resellers and directly to some end-user customers. Our communication service offerings include: integration services consisting of consulting, education, design and project management services; consulting services consisting of planning and needs analysis for end-users; design services, such as room design and custom solutions, providing customized videoconferencing solutions to meet each end-user’s unique requirements; and project management, installation and training which provide end-users with effective implementation of videoconferencing systems.

Network Systems Segment

Network Systems products provide a broad range of video, voice and data conferencing and collaboration capabilities to businesses, telecommunications service providers, and governmental and educational institutions. Our media servers provide seamless network connectivity across packet-based broadband networks and traditional circuit-switched networks for both video and voice multipoint conferencing. Our gateways move and translate traffic effectively and securely from one network type to another and also include a Checkmark registered firewall capability for secure video communications across IP networks. Our line of network systems products also includes the PathNavigator call processing server and WebOffice, a web-conferencing software application. To assist our end-user customers in implementing and managing their network systems products, we offer a portfolio of additional professional and maintenance services.

Financial information for each reportable segment was as follows as of and for the three months ended March 31, 2003 and 2002 (in thousands):

	Communications	Network Systems	Total
For the three months ended March 31, 2003:
Net revenue	$76,000	$16,920	$92,920
Contribution margin	7,119	2,816	9,935
Inventory	23,381	4,702	28,083

For the three months ended March 31, 2002:
Net revenue	$109,210	$23,045	$132,255
Contribution margin	28,798	9,240	38,038
Inventory	33,427	4,796	38,223

Segment contribution margin includes all product line segment revenues less the related cost of sales, direct marketing and direct engineering expenses. Management allocates corporate manufacturing costs, sales and marketing expenses and some infrastructure costs such as facilities and IT costs. Contribution margin is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to segments. These unallocated costs include general and administrative costs, such as legal and accounting, acquisition-related costs, amortization of purchased intangible assets, restructure costs, litigation settlement, interest income, net, loss on strategic investments, other income (expense), net and provision for (benefit from) income taxes.

The reconciliation of segment information to Polycom income (loss) from continuing operations was as follows (in thousands):

	Three Months Ended
	March 31, 2003	March 31, 2002
Segment contribution margin	$9,935	$38,038
Corporate and unallocated costs	(9,864)	(9,106)
Acquisition related-costs	(73)	(1,193)
Amortization of purchased intangibles	(4,398)	(3,928)
Restructure costs	(703)	—
Litigation settlement	—	257
Interest income, net	2,433	1,811
Loss on strategic investments	(215)	(583)
Other income (expense), net	(194)	33
(Provision for) benefit from taxes	838	(6,577)
Income (loss) from continuing operations	$(2,241)	$18,752

The percentage of total net revenues for the Video Communications, Voice Communications, Network Systems and iPower-related services were as follows:

	Three Months Ended
	March 31, 2003	March 31, 2002
Video communications	56%	61%
Voice communications	20%	15%
Network systems	18%	17%
iPower-related services	6%	7%
Total net revenues	100%	100%

12.                               COMPREHENSIVE INCOME (LOSS)

The components of comprehensive income (loss) are as follows (in thousands):

	Three Months Ended
	March 31, 2003	March 31, 2002
Net income (loss)	$(2,420)	$14,508
Change in unrealized losses on investments	(244)	(3,136)
Change in foreign currency translation	—	82
Comprehensive income (loss)	$(2,664)	$11,454

13.                               INVESTMENTS

Short-term and long-term investments consist of U.S., state and municipal government obligations and foreign and domestic public corporate debt and equity securities, of which $0.2 million and $0.4 million was invested in certain publicly traded equity securities at March 31, 2003 and December 31, 2002, respectively. At March 31, 2003 and December 31, 2002, short-term investments maturing within one year totaled approximately $28.7 million and $38.7 million, respectively, and long-term investments with maturities greater the one year totaled approximately $338.9 million and $319.1 million, respectively. All short and long-term investments are carried at fair value based on quoted market prices at the end of the reporting period, with unrealized gains and losses on these investments recorded as a component of stockholders’ equity. If these investments are sold at a loss or have permanently declined in value, a charge to operations is recorded. During the three months ended March 31, 2003 and 2002, the Company recorded a loss totaling $0.2 million and $0.6 million, respectively, related to the sale and/or write-down of its publicly traded equity securities.

For strategic reasons we have made various investments in private companies. The private company investments are carried at cost less any impairment write-downs and are recorded in “Other assets” in our condensed consolidated balance sheets. We review these investments for impairment when events or changes in circumstances indicate that impairment may exist and make appropriate reductions in carrying value, if necessary.  At December 31, 2002, these investments had no carrying value. We made an additional investment in a private company in the first quarter of 2003 which had a carrying value of $0.5 million as of March 31, 2003. This investment was not written down during the current quarter.

14.                               BUSINESS COMBINATIONS

During the year ended December 31, 2001, the Company completed the acquisitions of PictureTel Corporation (“PictureTel”), a leader in visual collaboration, Atlanta Signal Processors, Inc. (“ASPI”), a manufacturer of voice products for the installed voice systems market, Circa Communications Ltd. (“Circa”), a leading developer of voice over internet protocol (VoIP) telephony products and Accord Networks Ltd. (“Accord”), a leading provider of next-generation, rich-media network products that enable Internet Protocol (IP) and other network voice and video communications in both the customer premises and service provider market. During the year ended December 31, 2002, the Company completed the acquisition of MeetU.com, Inc., (“MeetU”) a leading developer of web collaboration software. The PictureTel, ASPI, Circa and MeetU acquisitions were accounted for using the purchase method, and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. In connection with the Circa acquisition, up to an additional 421,555 shares of Polycom common stock will be released from escrow upon the successful completion of certain revenue based earn-out thresholds. The following table summarizes the Company’s purchase price allocations related to its purchase business combination transactions (in thousands):

Acquisition Date	Acquired Company	Consideration Paid	In-process R&D Expense	Goodwill	Purchased Intangibles	Fair Value of Net Tangible Assets	Unearned Stock-based Compensation
June 20, 2002	MeetU	$2,690	$900	$41	$2,900	$(1,151)	$—
November 30, 2001	ASPI	5,992	900	2,062	4,100	(1,824)	754
October 18, 2001	PictureTel	412,868	49,292	292,358	42,821	28,397	—
April 2, 2001	Circa	14,604	2,450	8,454	3,650	(730)	780
Totals		$436,154	$53,542	$302,915	$53,471	$24,692	$1,534

15.                               GOODWILL AND PURCHASED INTANGIBLES

The following table presents details of the Company’s goodwill (in thousands):

Balance at December 31, 2002	$300,039
Add: Changes in fair value of assets acquired	(110)
Balance at March 31, 2003	$299,929

The fair value adjustments to assets acquired during the three months ended March 31, 2003 related to receipt of interest income on a tax refund, net of taxes.

The following table presents details of the Company’s total purchased intangible assets as of March 31, 2003 (in thousands):

Purchased Intangible Assets	Gross Value	Accumulated Amortization	Net Value
Core and developed technology	$23,978	$(11,991)	$11,987
Patents	8,668	(4,194)	4,474
Customer and partner relationships	19,625	(8,853)	10,772
Trade name	1,021	(103)	918
Other	500	(222)	278
Total	$53,792	$(25,363)	$28,429

Upon adoption of SFAS 142, the Company determined that the purchased trade name intangible had an indefinite life as the Company expects to generate cash flows related to this asset indefinitely. Consequently, the trade name is no longer amortized but is reviewed for impairment annually or sooner under certain circumstances.

In June 2002, we completed our transitional goodwill and purchased intangibles impairment tests outlined under SFAS 142 which required the assessment of goodwill and purchased intangibles for impairment as of January 1, 2002 and in October 2002, we completed our annual impairment tests. These tests were conducted by determining and comparing the fair value of our reporting units, as defined in SFAS 142, to the reporting unit’s carrying value as of that date. Based on the results of these impairment tests, we determined that our goodwill assets and purchased intangible assets were not impaired as of January 1, 2002 or during 2002. We plan to conduct our annual impairment tests in the fourth quarter of every year, unless impairment indicators exist sooner.

The estimated future amortization expense of purchased intangible assets as of March 31, 2003 is as follows (in thousands):

Year ending December 31,	Amount
Remainder of 2003	$13,192
2004	13,870
2005	449
Total	$27,511

16.                               ACQUISITION-RELATED COSTS AND LIABILITIES

For the three months ended March 31, 2003 and 2002, the Company recorded a charge to operations of $0.1 million and $1.2 million, respectively, for acquisition-related integration costs primarily related to the PictureTel acquisition. These charges include outside financial advisory, legal and accounting services. These charges include the cost of actions designed to improve the Company’s combined competitiveness, productivity and future profitability and primarily relate to the elimination of redundant and excess facilities and workforce in the Company’s combined businesses, the elimination of redundant assets and accounting and legal costs related to the liquidation of redundant facilities and legal entities.

The following table summarizes the status of the Company’s acquisition-related liabilities, restructuring and integration costs (in thousands):

	Facility Closings	Severance and Related Benefits	Asset Impairment	Asset Write-Off	Other Exit Costs	Integration Costs, Merger Fees and Expenses
Balance at January 1, 2001	—	—	—	—	—	4,467
2001 Additions to the reserves	1,429	2,311	6,655	771	309	12,602
2001 Liabilities assumed through purchase acquisitions	24,081	14,088	—	—	—	—
2001 Cash payments and other usage	(137)	(5,359)	(6,655)	(771)	(126)	(15,258)
Balance at December 31, 2001	25,373	11,040	—	—	183	1,811
2002 Additions to the reserves	—	—	—	—	—	3,699
2002 Finalization of facilities closing liability	15,042	—	—	—	—	—
2002 Liabilities assumed through purchase acquisitions	31	277	—	—	—	—
2002 Cash payments and other usage	(3,732)	(8,484)	—	—	(183)	(5,510)
Balance at December 31, 2002	36,714	2,833	—	—	—	—
Additions to the reserve	—	—	—	—	—	73
Cash payments and other usage	(311)	(988)	—	—	—	(73)
Balance at March 31, 2003	$36,403	$1,845	$—	$—	$—	$—

The Company had approximately $30.6 million and $32.0 million, at March 31, 2003 and December 31, 2002, respectively, of acquisition-related reserves classified as long-term liabilities. Approximately $7.6 million and $7.5 million, at March 31, 2003 and December 31, 2002, respectively, of acquisition-related reserves were classified as current liabilities.

Facility closings

The facility closings liability is primarily related to estimated lease termination costs and the net present value of the minimum lease payments for vacated and redundant facilities that the Company intends to sublease or negotiate a lease termination settlement. The Company has netted estimated sublease cash receipts against its lease obligations to determine the minimum lease payments for the facilities it intends to sublease. The longest lease term for facilities identified for a sublease arrangement extends to 2014. The Company also assumed liabilities related to facility closings totaling $24.1 million from the acquisitions of PictureTel, ASPI and MeetU. During 2002, the Company finalized its purchase price allocation related to the PictureTel acquisition which resulted in an additional accrual to the facility closings liability of approximately $15.0 million. This adjustment resulted from final clarifications related to the terms under which the Company could sublease certain redundant facilities and changes in estimates of operating costs related to these facilities. If actual costs for these facilities exceed our estimates these charges would be recognized in our consolidated statements of operations; however, if actual costs are less than our estimates, these charges would continue to be recognized as an adjustment to goodwill.

Severance and related benefits

The severance and related benefits liability is for workforce reductions that were initiated in 2002 and 2001. Additionally, the Company assumed liabilities related to severance totaling $14.4 million from the acquisitions of PictureTel, ASPI and MeetU. These workforce reductions were complete as of March 31, 2003. Severance payments are being made through the end of 2004.

Asset Impairments and Write-offs, Other Exit Costs and Merger Fees

Asset impairments in the amount of $6.7 million and asset write-offs in the amount of $0.8 million were principally related to the elimination of redundant or excess equipment. Other exit costs in the amount of $0.3 million were related to payment obligations that carried no future benefit to the Company’s combined operations and were completed as of December 31, 2002. Merger-related transaction and period expenses for the three months ended March 31, 2003 and the years ended December 31, 2002 and 2001 of $0.1 million, $3.7 million and $12.6 million, respectively, principally consisted of financial advisory, accounting, legal and consulting fees, and other direct merger-related expenses incurred in the period.

17.                               RESTRUCTURE COSTS

In 2002, the Company’s management approved restructuring actions in response to the continued global economic downturn and to improve the Company’s overall cost structure by prioritizing resources in strategic areas of the business and reducing operating expenses. The Company recorded a restructuring charge of $1.7 million in 2002 as a result of these actions. This charge consisted of severance and other employee termination benefits related to a workforce reduction of approximately six percent of the Company’s employees worldwide. As of March 31, 2003, the Company had paid approximately $1.6 million of the $1.7 million charge. The remaining amount will be paid by the end of the third quarter of 2003.

In the first quarter of 2003, management approved additional restructuring actions primarily in connection with the sale of the network access product line to Verilink and in response to the continued global economic downturn. These actions are meant to improve the Company’s overall cost structure by prioritizing resources in strategic areas of the business and reducing operating expenses. The Company recorded a restructuring charge of $0.7 million in the three months ended March 31, 2003 as a result of these actions. The charge consisted of severance and other employee termination benefits related to a workforce reduction of approximately 1 percent of the Company’s employees worldwide. As of March 31, 2003, the Company had paid approximately $0.5 million of the $0.7 million charge. The remaining amount is to be paid in the second quarter of 2003 and is recorded in the other accrued liabilities line on the balance sheets.

In the second quarter of 2003, management approved additional restructure actions in response to the continued global economic downturn which are intended to improve the Company’s overall cost structure by prioritizing resources in strategic areas of the business and reducing operating expenses. The Company anticipates recording a restructuring charge of approximately $4.0 million in the second quarter of 2003 as a result of these actions. This charge will consist primarily of severance and other employee termination benefits related to a workforce reduction of approximately 10 percent of the Company’s employees worldwide.

18.                               INCOME TAXES

The Company’s continuing operations effective tax rate for the three months ended March 31, 2003 is 27.2% which resulted in a benefit from income taxes of $0.8 million. The continuing operations effective tax rate for the three months ended March 31, 2002 was 26.0% which resulted in a provision for income taxes of $6.6 million. The increase in the continuing operations effective tax rate for the three months ended March 31, 2003 compared to the same period ended March 31, 2002 is primarily due to a change in the estimated geographic mix of sales in fiscal 2003 compared to fiscal 2002.

19.                               SHARE REPURCHASE PROGRAM

In June 2002, the Board of Directors approved a plan to repurchase up to 3.5 million shares of the Company’s common stock in the open market or privately negotiated transactions. As of December 31, 2002, the Company had repurchased approximately 1,483,000 shares in the open market, for cash of $15.9 million. During 2002, the Company retired and reclassified these shares of common stock as authorized and unissued. During the three months ended March 31, 2003, the Company repurchased approximately 475,000 shares in the open market, for cash of $4.4 million, which have been retired and reclassified as authorized and unissued. As of March 31 2003, the Company is allowed to repurchase up to an additional approximately 1.5 million shares under the June 2002 repurchase plan.

SCHEDULE C

FINANCIAL STATEMENTS OF POLYCOM, INC.
INCLUDED IN ITS ANNUAL REPORT ON FORM 10-K
FOR THE YEAR ENDED DECEMBER 31, 2002

POLYCOM, INC.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Polycom, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Polycom, Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule presents fairly, in all material aspects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

San Jose, California

January 21, 2003

POLYCOM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2002	2001

ASSETS
Current assets:
Cash and cash equivalents	$155,191	$126,832
Short-term investments	38,670	23,348
Trade receivables, net of allowance for doubtful accounts of $4,440 and $4,816 in 2002 and 2001, respectively	65,470	89,309
Inventories	32,308	48,173
Deferred taxes	29,787	49,941
Prepaid expenses and other current assets	16,622	14,646
Total current assets	338,048	352,249
Property and equipment, net	28,428	28,945
Long-term investments	319,147	68,682
Goodwill	300,039	299,445
Purchased intangibles, net	32,827	47,618
Deferred taxes	53,446	15,184
Other assets	4,939	9,042
Total assets	$1,076,874	$821,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,788	$31,418
Accrued payroll and related liabilities	7,540	9,864
Taxes payable	44,338	24,053
Deferred revenue	16,950	20,878
Other accrued liabilities	36,519	64,387
Total current liabilities	135,135	150,600
Long-term liabilities	37,996	26,579
Total liabilities	173,131	177,179
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $0.001 par value:
Authorized: 5,000,000 shares in 2002 and 2001 Issued and outstanding: one share in 2002 and 2001	—	—
Common stock, $0.0005 par value:
Authorized: 175,000,000 shares
Issued: 98,987,386 shares in 2002 and 91,475,974 shares in 2001; outstanding 98,987,386 shares in 2002 and 91,112,417 shares in 2001	50	46
Additional paid-in capital	866,044	641,298
Cumulative other comprehensive income	2,152	328
Unearned stock-based compensation	(573)	(1,244)
Treasury stock, at cost, none in 2002 and 363,557 in 2001	—	(11,182)
Retained earnings	36,070	14,740
Total stockholders’ equity	903,743	643,986
Total liabilities and stockholders’ equity	$1,076,874	$821,165

The accompanying notes are an integral part of these consolidated financial statements.

POLYCOM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year ended December 31,
	2002	2001	2000

Net revenues	$465,959	$383,189	$373,554
Cost of net revenues	202,712	166,747	164,099
Gross profit	263,247	216,442	209,455
Operating expenses:
Sales and marketing	98,998	74,653	70,745
Research and development	76,812	59,416	43,570
General and administrative	29,947	21,564	20,702
Acquisition-related costs	3,699	24,077	4,768
Purchased in-process research and development	900	52,642	—
Amortization of purchased intangibles	17,135	3,905	—
Amortization of goodwill	—	2,114	—
Restructure costs	1,657	—	—
Grant repayment	—	—	5,876
Litigation settlement	(257)	—	6,500
Litigation reserve release	—	—	(1,843)
Total operating expenses	228,891	238,371	150,318
Operating income (loss)	34,356	(21,929)	59,137
Interest income, net	9,492	12,755	8,419
Loss on strategic investments	(7,465)	(3,178)	(5,854)
Other income (expense), net	527	(608)	8
Income (loss) before provision for income taxes	36,910	(12,960)	61,710
Provision for income taxes	10,150	14,740	24,247
Net income (loss)	$26,760	$(27,700)	$37,463

Basic net income (loss) per share	$0.27	$(0.33)	$0.50

Diluted net income (loss) per share	$0.27	$(0.33)	$0.45

Weighted average shares outstanding for basic net income (loss) per share calculation	99,324	85,123	75,264
Weighted average shares outstanding for diluted net income (loss) per share calculation	100,696	85,123	83,828

The accompanying notes are an integral part of these consolidated financial statements.

POLYCOM, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share data)

	Common Stock		Additional Paid-In Capital	Unearned Stock-based Compensation	Treasury Stock	Cumulative Other Comprehensive Income (loss)	Retained Earnings (Deficit)	Total
	Shares	Amount

Balances, December 31, 1999	69,254,118	$34	$97,837	$(1,953)	$—	$(85)	$4,977	$100,810
Comprehensive income:
Change in unrealized loss on marketable securities	—	—	—	—	—	22	—	22
Net income	—	—	—	—	—	—	37,463	37,463
Total comprehensive income								37,485
Issuance of stock, net of issuance costs	5,184,323	3	203,235	—	—	—	—	203,238
Conversion of mandatorily redeemable preferred stock into common stock	3,693,761	2	27,079	—	—	—	—	27,081
Issuance of stock related to exercise of warrants	324,833	—	—	—	—	—	—	—
Exercise of stock options under stock option plan	3,288,859	2	12,531	—	—	—	—	12,533
Shares purchased under employee stock purchase plan	223,094	—	2,433	—	—	—	—	2,433
Cost of registration statements	—	—	(85)	—	—	—	—	(85)
Valuation of options granted to outside consultants	—	—	122	—	—	—	—	122
Reversal of unearned stock-based compensation upon termination of employment	—	—	(498)	498	—	—	—	—
Amortization of stock-based compensation	—	—	—	845	—	—	—	845
Tax benefit from stock option activity	—	—	38,321	—	—	—	—	38,321

Balances, December 31, 2000	81,968,988	$41	$380,975	$(610)	$—	$(63)	$42,440	$422,783

Comprehensive loss:
Change in unrealized gain on marketable securities	—	—	—	—	—	555	—	555
Cumulative translation adjustment	—	—	—	—	—	(164)	—	(164)
Net loss	—	—	—	—	—	—	(27,700)	(27,700)

Total comprehensive loss								(27,309)
Issuance of stock for purchase acquisitions	6,937,355	4	230,404	(1,534)	—	—	—	228,874
Exercise of stock options under stock option plan	2,399,381	1	13,442	—	—	—	—	13,443
Shares purchased under employee stock purchase plan	170,250	—	3,871	—	—	—	—	3,871
Purchase of treasury stock shares at cost	(363,557)	—	—	—	(11,182)	—	—	(11,182)
Cost of registration statements	—	—	(189)	—	—	—	—	(189)
Stock-based compensation	—	—	661	—	—	—	—	661
Reversal of unearned stock-based compensation upon termination of employment	—	—	(343)	343	—	—	—	—
Amortization of stock-based compensation	—	—	—	557	—	—	—	557
Tax benefit from stock option activity	—	—	12,477	—	—	—	—	12,477

Balances, December 31, 2001	91,112,417	$46	$641,298	$(1,244)	$(11,182)	$328	$14,740	$643,986

Comprehensive income:
Reclassification adjustments for losses (gains) realized in net income	—	—	—	—	—	2,441	—	2,441
Change in unrealized gain on marketable securities	—	—	—	—	—	(781)	—	(781)
Cumulative translation adjustment	—	—	—	—	—	164	—	164
Net income	—	—	—	—	—	—	26,760	26,760

Total comprehensive income								28,584
Issuance of stock, net of issuance costs	8,050,000	4	237,491	—	—	—	—	237,495
Issuance of stock for purchase acquisitions	417,345	—	628	—	—	—	—	628
Exercise of stock options under stock option plan	606,266	—	2,603	—	—	—	—	2,603
Shares purchased under employee stock purchase plan	283,858	—	4,063	—	—	—	—	4,063
Purchase of treasury stock shares at cost	(1,482,500)	—	—	—	(15,911)	—	—	(15,911)
Retirement of treasury stock shares at cost	—	—	(21,663)	—	27,093	—	(5,430)	—
Reversal of unearned stock-based compensation upon termination of employment	—	—	(127)	127	—	—	—	—
Amortization of stock-based compensation	—	—	—	544	—	—	—	544
Tax benefit from stock option activity	—	—	1,751	—	—	—	—	1,751

Balances, December 31, 2002	98,987,386	$50	$866,044	$(573)	$—	$2,152	$36,070	$903,743

The accompanying notes are an integral part of these consolidated financial statements.

POLYCOM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000

Cash flows from operating activities:
Net income (loss)	$26,760	$(27,700)	$37,463
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,001	17,699	9,406
Amortization of purchased intangibles	17,135	3,905	—
Amortization of goodwill	—	2,114	—
Provision for doubtful accounts	3,213	948	1,739
Provision for excess and obsolete inventories	3,133	8,394	3,101
Tax benefit from exercise of stock options	1,751	12,477	38,321
Loss on strategic investments	7,465	3,178	5,854
Amortization of unearned stock-based compensation	544	557	956
Purchase of in-process research and development	900	52,642	—
Loss on asset dispositions	—	933	—
Changes in assets and liabilities, net of the effect of acquisitions:
Trade receivables	23,061	16,616	(23,855)
Inventories	9,761	11,738	(32,150)
Deferred taxes	(10,688)	9,033	(18,829)
Prepaid expenses and other current assets	(2,127)	(3,792)	(6,343)
Accounts payable	(1,632)	(1,369)	4,961
Taxes payable	20,085	266	6,555
Other accrued liabilities	(31,862)	(30,950)	10,916
Net cash provided by operating activities	81,500	76,689	38,095
Cash flows from investing activities:
Purchases of property and equipment	(12,893)	(12,759)	(18,267)
Purchases of licenses	—	(300)	(9,249)
Purchases of investments	(971,370)	(190,831)	(142,189)
Proceeds from sale and maturity of investments	702,779	211,657	60,134
Purchase of convertible note receivable	—	(41,500)	—
Net cash received (paid) in purchase acquisitions	93	(121,852)	—
Purchase of trade name	—	(1,000)	—
Net cash used in investing activities	(281,391)	(156,585)	(109,571)
Cash flows from financing activities:
Proceeds from stock offering, net of issuance costs	237,495	—	203,238
Proceeds from issuance of common stock under employee option and stock purchase plans	6,666	17,280	14,903
Proceeds from exercise of warrants	—	49	—
Proceeds from issuance of preferred stock, net of issuance costs	—	—	995
Repurchase of common stock	(15,911)	—	—
Net cash provided by financing activities	228,250	17,329	219,136
Net increase (decrease) in cash and cash equivalents	28,359	(62,567)	147,660
Cash and cash equivalents, beginning of period	126,832	189,399	41,739
Cash and cash equivalents, end of period	$155,191	$126,832	$189,399
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$27	$152	$63
Income taxes paid	$2,094	$736	$337
Supplemental schedule of noncash investing and financing:
Conversion of preferred shares to common stock	$—	$—	$27,081

The accompanying notes are an integral part of these consolidated financial statements.

POLYCOM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      Business of the Company:

Polycom, Inc. and subsidiaries (the Company), a Delaware corporation, develops, manufactures, markets and services a full range of high-quality, easy-to-use voice and video communication endpoints, video management software, web collaboration software, multi-network gateways, and multi-point conferencing and network access solutions that enables business users to immediately realize the benefits of integrated video, voice, data and web collaboration over rapidly growing converged networks. The Company’s products are distributed and serviced globally. The Company sells its products through marketing and sales relationships with a wide network of value-added resellers, distributors, service providers and retailers. Subsequent to December 31, 2002, the Company sold its network access product line to Verilink Corporation. See Note 20 of Notes to Consolidated Financial Statements.

2.                                      Summary of Significant Accounting Policies:

Fiscal Year:

On September 27, 2002, the Company changed its fiscal year from a 52-53 week fiscal year ending on the Sunday closest to December 31, to a fiscal year ending on December 31. Accordingly, the Company’s fiscal quarters will end on the last day of the calendar quarter, or March 31, June 30, September 30 and December 31. This change was effective beginning with the fiscal quarter ended September 30, 2002. As result of this election, the year ended December 31, 2002 included two additional business days, December 30 and 31, 2002. The operating activities for the two additional business days in the period ended December 31, 2002 are included in this Annual Report on Form 10-K. For the year ended December 31, 2002, this change in fiscal year increased revenue by $13.0 million and increased basic and diluted net income per share by approximately five cents per share, but did not have a material impact on the Company’s consolidated financial position or cash flows.

For the years ended December 31, 2001 and 2000, the Company used a 52-53 week fiscal year. As a result, these periods may not have ended on the same day as the calendar period. However, for convenience of presentation, the accompanying consolidated financial statements have been shown as ending on December 31 of each applicable period.

Reclassifications:

Certain items in the prior year’s consolidated financial statements have been reclassified to conform to the current year’s format.

Principles of Accounting and Consolidation:

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Accord Networks Ltd. on February 28, 2001 which was treated as a pooling of interests for financial reporting purposes.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:

The Company considers all highly liquid investments with original or remaining maturities of 90 days or less at the time of purchase to be cash equivalents.

Investments:

The Company’s investments are comprised of U.S., state and municipal government obligations and foreign and domestic public corporate debt and equity securities. Investments with maturities of less than one year are considered short-term and are carried at fair value. Nearly all investments are held in the Company’s name at a limited number of major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and loses reflected in interest income, net. At December 31, 2002 and 2001, all of the Company’s investments were classified as available-for-sale. Unrealized gains and losses on these investments are included as a separate component of cumulative other comprehensive income in stockholders’ equity.

The Company also has investments in private companies. These investments are included in “Other assets” in the Company’s consolidated balance sheets and are carried at cost less any impairment loss. The Company monitors these investments for impairment and makes appropriate reductions in carrying value when the fair value is determined to be less than the reported value. During 2002 and 2001, the Company determined that the value of these investments was impaired and reduced the carrying amount by $3.0 million and $3.1 million, respectively. The Company determined that these investments were impaired based on the financial and operating performance of these private companies. At December 31, 2002, these investments are carried at zero value.

Inventories:

Inventories are stated at the lower of cost or market. Cost is determined on a standard cost basis which approximates the first-in, first-out (FIFO) method. Consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

Property and equipment:

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which is one to seven years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related assets, typically three to twelve years. Disposals of capital equipment are recorded by removing the costs and accumulated depreciation from the accounts and gains or losses on disposals are included in the results of operations.

Goodwill and Purchased Intangible Assets:

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets, generally three years. Goodwill and purchased intangible assets determined to have indefinite useful lives are not amortized but are regularly reviewed for potential impairment.

Impairment of Long-Lived Assets:

Long-lived assets including identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Product Warranty Obligations:

The Company provides for the estimated costs of hardware and software product warranties at the time revenue is recognized. The specific terms and conditions of those warranties vary depending upon the product sold. In the case of hardware manufactured by us, our warranties generally start from the delivery date and continue for one to three years depending on the product purchased. Software products generally carry a 90-day warranty from the date of shipment. Our liability under these warranties is to provide a corrected copy of any portion of the software found not to be in substantial compliance with the specifications previously agreed to. Factors that affect our warranty obligation include product failure rates, material usage and service delivery costs incurred in correcting product failures. We assess the adequacy of our recorded warranty liabilities every quarter and make adjustments to the liability if necessary.

Changes in the warranty obligation, which is included as a component of “Other Accrued Liabilities” on the consolidated balance sheet, during the period are as follows (in thousands):

December 31, 2002

Balance at December 31, 2001	$9,123
Accruals for warranties issued during the period	9,485
Actual warranty expenses	(8,384)
Balance at December 31, 2002	$10,224

Changes in deferred service revenue on the consolidated balance sheet during the period are as follows (in thousands):

December 31, 2002

Balance at December 31, 2001	$17,906
Additions to deferred service revenue	26,377
Amortization of deferred service revenue	(27,820)
Balance at December 31, 2002	$16,463

The Company is unable to provide the cost of providing the extended warranty programs as its internal financial reporting systems did not track this information at this level of detail in 2002.

Revenue Recognition:

The Company recognizes revenue from its hardware product sales, including freight charges, in accordance with SEC Staff Accounting Bulletin No. 101 “Revenue Recognition in Financial Statements” and Statement of Financial Accounting Standards, or SFAS, No. 48 “Revenue Recognition When Right of Return Exists.” The Company recognizes software revenue in accordance with SOP 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Under these guidelines, the Company recognizes revenue on transactions where persuasive evidence of an arrangement exists, title has transferred, product payment is not contingent upon performance of installation or service obligations, the price is fixed or determinable and payment is reasonably assured. The Company accrues for sales returns, co-op advertising and other allowances as a reduction to net revenues upon shipment based upon its historical experience. Additionally, the Company recognizes extended service revenue on its hardware products over the life of the service contract.

Research and Development Expenditures:

Research and development expenditures are charged to operations as incurred. Software development costs incurred prior to the establishment of technological feasibility are included in research and development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model, which typically occurs when the beta testing commences, and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Advertising:

The Company expenses the production costs of advertising as the expenses are incurred. The production costs of advertising consist primarily of trade shows, magazine and radio advertisements, agency fees and other direct production costs. The advertising expense for the years ended December 31, 2002, 2001 and 2000 was $14.2 million, $11.7 million, and $14.9 million, respectively.

Income Taxes:

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Translation of Foreign Currencies:

The financial statements of the Company’s foreign subsidiaries that operate where the functional currency is the U.S. dollar are translated to U.S dollars at year-end exchange rates for monetary assets and liabilities while non-monetary items are translated at historical rates. Income and expense accounts are translated at the average rates in effect during the year, except for depreciation which is translated at historical rates. Foreign exchange gains and losses have not been significant to date and have been recorded in the results of operations.

Assets and liabilities of the Company’s foreign subsidiaries where the local currency is the functional currency are translated to U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense accounts are translated at the average exchange rates during the year. Translation gains and losses have not been significant to date and have been recorded in cumulative other comprehensive income within stockholders’ equity.

Foreign Exchange Contracts:

The Company and its subsidiaries have entered into foreign currency forward contracts as a hedge against specific intercompany and foreign currency receivable transactions. Forward contracts involve agreements to purchase or sell foreign currencies at specific rates at future dates. The Company does not hold or issue derivative financial instruments for speculative trading purposes. The Company enters into derivatives only with counterparties which are one of the largest U.S. banks, ranked by assets, in order to minimize credit risk. The Company’s hedging activities do not subject the Company to exchange rate risk because the gains and losses on these contracts are designed to offset the losses and gains on the intercompany and foreign currency receivable transactions being hedged. The carrying amount of the forward contracts is the fair value, which is determined by obtaining quoted market prices. Gains and losses on forward contracts are recognized each reporting period and are offset against the gain or loss on the hedged item in the same period that the underlying transactions are settled. In 2002, the Company had two contracts mature in the first quarter. The first matured on February 6, 2002 and the second on March 6, 2002 to purchase $769,000 and $925,000, respectively, in British pounds and

Japanese yen. No new forward contracts were entered into during 2002 and there are no contracts outstanding on December 31, 2002.

Computation of Net Income (Loss) Per Share:

Basic net income (loss) per share is computed by dividing net income by the weighted average number of common shares outstanding for the period less the weighted average shares of treasury stock and common stock subject to repurchase. Diluted net income (loss) per share reflects the additional dilution from potential issuances of common stock, such as stock issuable pursuant to the exercise of stock options and warrants outstanding, or the conversion of preferred stock to common stock and shares of common stock subject to repurchase. Common equivalent shares (including shares issued under the Stock Option Plan which are subject to repurchase) are excluded from the computation of fully diluted net loss per share when their effect is antidilutive.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Estimated fair values of short-term and long-term investments are based on quoted market prices for the same or similar instruments.

Stock-based Compensation:

In accordance with SFAS No. 123, (SFAS 123) “Accounting for Stock-Based Compensation,” the Company accounts for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and Financial Interpretation No. 44 (FIN 44), “Accounting for Certain Transactions Involving Stock-Based Compensation, an interpretation of APB Opinion No. 25” and related interpretations in accounting for its stock-based compensation plans. Stock-based compensation related to non-employees is based on the fair value of the related stock or options in accordance with SFAS 123 and its interpretations. Expense associated with stock-based compensation is amortized over the vesting period of each individual award.

Consistent with the disclosure provisions of SFAS 123, the Company’s net income (loss) and basic and diluted net income (loss) per share would have been adjusted to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ending December 31,
	2002	2001	2000

Net income (loss)—as reported	$26,760	$(27,700)	$37,463
Less stock based compensation expense determined under fair value based method, net of tax effects	(54,265)	(45,534)	(48,531)
Net income (loss)—pro forma	$(27,505)	$(73,234)	$(11,068)
Basic net income (loss) per share—as reported	$0.27	$(0.33)	$0.50
Basic net income (loss) per share—pro forma	$(0.28)	$(0.86)	$(0.15)
Diluted net income (loss) per share—as reported	$0.27	$(0.33)	$0.45
Diluted net income (loss) per share—pro forma	$(0.28)	$(0.86)	$(0.15)

The impact on pro forma net income (loss) per share and net income (loss) in the table above may not be indicative of the effect in future years as options vest over several years and the Company continues to grant stock options to new and current employees.

Recent Pronouncements:

In October 2001, the FASB issued SFAS No. 144, (SFAS 144) “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 amends existing accounting guidance on asset impairment and provides a single accounting model for long-lived assets to be disposed of. Among other provisions, the new rules change the criteria for classifying an asset as held-for-sale. The standard also broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. We adopted SFAS 144 effective January 1, 2003 and do not expect the adoption to have a material effect on our results of consolidated operations, financial condition or cash flows.

In April 2002, the FASB issued SFAS No. 145, (SFAS 145) “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” Among other provisions, SFAS 145 rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt.” Accordingly, gains or losses from extinguishment of debt shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board (“APB”) Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” Gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. We adopted SFAS 145 effective January 1, 2003 and do not expect the adoption to have a material effect on our results of consolidated operations, financial condition or cash flows.

In June 2002, the FASB issued SFAS No. 146, (SFAS 146) “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 provides guidance related to accounting for costs associated with disposal activities covered by SFAS 144 or with exit or restructuring activities previously covered by EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 supercedes EITF Issue No. 94-3 in its entirety. SFAS 146 requires that costs related to exiting an activity or to a restructuring not be recognized until the liability is incurred. SFAS 146 will be applied prospectively to exit or disposal activities that are initiated after December 31, 2002. We do not expect the adoption of SFAS 146 to have a material effect on our results of consolidated operations, financial condition or cash flows.

In November 2002, the FASB issued Financial Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a rollforward of the entity’s product warranty liabilities. We will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The disclosure provisions of FIN 45 are effective for financial statements for fiscal year 2002. As is customary in our industry, as provided for in local law in the U.S. and other jurisdictions, our standard contracts provide remedies to our customers, such as defense, settlement, or payment of judgment for intellectual property claims related to the use of our products. From time to time, we indemnify customers against combinations of loss, expense, or liability arising from various trigger events related to the sale and the use of our products and services. In addition, from time to time we also provide protection to customers against claims related to undiscovered liabilities, additional product liability or environmental obligations. In our experience, claims made under such indemnifications are rare. We believe that the adoption of this standard will have no material impact on our results of consolidated operations, financial condition or cash flows.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. We are currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on our results of consolidated operations, financial condition or cash flows.

In December 2002, the FASB issued SFAS No. 148, (SFAS 148) “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS 148 requires disclosure of the pro forma effect in interim financial statements. The annual disclosure requirements of SFAS 148 are included in these notes while the transition disclosure requirements are effective for our fiscal year 2003 We do not expect SFAS 148 to have a material effect on our results of consolidated operations, financial condition or cash flows.

In January 2003, the FASB issued Financial Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We do not expect FIN 46 to have a material effect on our results of consolidated operations, financial condition or cash flows.

3.                                      Business Combinations:

MeetU.com, Inc.

On June 20, 2002, the Company completed the acquisition of privately-held development stage MeetU.com, Inc. (“MeetU”), a leading developer of web collaboration software. The primary reason for the acquisition and the factors that contributed to the recognition of goodwill relate to MeetU’s ability to deliver core technology in the web collaboration arena. The Company expects this technology to provide synergies between MeetU’s web collaboration software and the Company’s voice, video and network systems product lines thereby enabling the Company to deliver complete end-to-end collaboration solutions. Since June 21, 2002, the results of operations of MeetU have been included in the Company’s consolidated statements of operations. Pro forma results of operations have not been presented, as the effect of this acquisition was not material.

The Company acquired all the outstanding capital stock of MeetU for a total consideration of $2.7 million consisting of 41,553 shares of Polycom common stock, with an aggregate value of $0.6 million, $1.8 million of previous cash investments by the Company, approximately $30,000 in cash at closing and approximately $0.2 million of acquisition costs. Additional shares of Polycom common stock are issuable upon the successful completion of five revenue based earn-out thresholds prior to June 20, 2005. The Company may be required to issue additional shares of the Company’s common stock each time an earn-out threshold is achieved. Assuming all earn-out thresholds are achieved prior to June 20, 2005, the Company would be required to issue a total of $3.5 million to $10.5 million of common stock depending upon the average closing price of the Company’s common stock during the thirty days prior to achievement of each earn-out threshold. This additional consideration would increase goodwill and the total purchase consideration. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date.

The amounts allocated to in-process research and development were determined by management, after considering among other factors, the results of an independent appraisal based on established valuation techniques in the high-technology communications industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed for those in-process research and development projects. The cost approach, which uses the concept that replacement cost is an indicator of fair value, was the primary technique utilized in valuing the in-process research and development. The cost approach is based on the premise that a prudent investor would pay no more for an asset than the cost to replace that asset with a new one. Replacement cost was based on total costs, net of the unrealized income tax deduction benefit, spent developing the in-process technology from MeetU’s inception to the acquisition date. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company’s control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed products do not receive market acceptance or that the Company is unable to produce and market the product cost effectively.

In accordance with SFAS 142, goodwill originating from the MeetU acquisition has not been amortized. Purchased intangible assets are being amortized on a straight-line basis over a period of three years. For the year ended December 31, 2002, amortization associated with the purchased intangible assets totaled approximately $0.5 million. The purchase price allocation related to the MeetU acquisition is final as of December 31, 2002, except for the resolution of certain earn-out contingency payments which would result in an increase in total consideration paid in the period the earn-out is achieved and a corresponding adjustment to goodwill. A summary of the purchase price allocation is outlined as follows (in thousands):

Tangible assets, less liabilities assumed	$(1,151)
In-process research and development	900
Goodwill	41
Identifiable intangible assets	2,900
Total consideration	$2,690

Atlanta Signal Processors, Incorporated

On November 30, 2001, the Company completed the acquisition of Atlanta Signal Processors, Incorporated (ASPI), a manufacturer of voice products for the installed voice systems market, in exchange for $4.9 million in cash for all of the outstanding ASPI shares and assumption of outstanding options exercisable into 30,687 shares of Polycom common stock, with an aggregate value of $0.9 million plus acquisition costs of approximately $0.2 million. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. The consolidated financial statements include the operating results of the business from the date of acquisition. Pro forma results of operations have not been presented because the effects of this acquisition were not material on an individual basis.

The amounts allocated to in-process research and development were determined by management, after considering among other factors, the results of an independent appraisal using established valuation techniques in the high-technology communications industry and were expensed upon acquisition because the technological feasibility had not been established and no future alternative uses existed for those in-process research and development projects. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development projects. The estimated net free cash flows generated by the in-process research and development projects were discounted at 35% percent in relation to the stage of completion and the technical risks associated with achieving technological feasibility. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company’s control such as a change in the market for the resulting developed products. In addition, at such time that the project is complete it is reasonably possible that the completed products do not receive market acceptance or that the Company is unable to produce and market the product effectively. Goodwill originating from the acquisition has not been amortized in accordance with SFAS 142. Other intangible assets are being amortized on a straight-line basis over periods not exceeding three years. The Company recorded unearned stock-based compensation of approximately $754,000 associated with unvested stock options assumed in conjunction with the acquisition. This amount is included as a component of stockholders’ equity and is being amortized over the vesting period of the options consistent with the guidance stated in FIN 44. For the year ended December 31, 2002 and 2001, amortization associated with unearned stock based compensation and other intangible assets associated with this acquisition totaled approximately $1.6 million and $0.1 million, respectively. The purchase price allocation related to the

ASPI acquisition was final as of December 31, 2002. A summary of the final purchase price allocation is outlined as follows (in thousands):

Tangible assets, less liabilities assumed	$(131)
In-process research and development	900
Goodwill	2,062
Identifiable intangible assets	4,100
Unearned stock-based compensation	754
Deferred tax liability	(1,693)
Total consideration	$5,992

PictureTel Corporation

On October 18, 2001, the Company completed the acquisition of PictureTel Corporation (PictureTel), a leader in visual collaboration, in exchange for 0.1177 shares of Polycom common stock and $3.11 in cash for each outstanding share of PictureTel common stock. In total, approximately 6.6 million shares of the Company’s common stock, net of 363,557 treasury shares obtained through the acquisition, and approximately $183 million in cash were exchanged for all outstanding shares of PictureTel’s common stock. The primary reason for the acquisition and the factors that contributed to the recognition of goodwill is that Polycom expects to be better equipped with the financial, technological, operational and marketing resources and capabilities necessary to compete in the communications market. In addition, Polycom expects to expand product and service offerings while reducing costs through economies of scale. In addition, the Company assumed outstanding options and warrants, which became exercisable for approximately 1.2 million shares of the Company’s common stock. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. Since October 18, 2001, the results of operations of PictureTel have been included in the Company’s condensed consolidated statements of operations.

The accompanying consolidated financial statements reflect a purchase price of approximately $413 million, consisting of cash and Polycom common stock valued using the average fair value of Polycom’s outstanding common stock from May 22, 2001 to May 29, 2001, the five trading days surrounding the date the acquisition agreement was announced, and the fair value of the options and warrant to be assumed by Polycom in the acquisition, and other costs directly related to the acquisition as follows (in thousands):

Cash	$183,368
Fair value of Polycom’s common stock	195,475
Fair value of options and warrants assumed	24,117
Acquisition-related costs	9,908
Total consideration	$412,868

For purposes of computing the estimated fair value of the options and warrants assumed, the Black-Scholes pricing model was used with the following assumptions: fair value of Polycom’s stock of $27.74, expected life of 5.5 years, risk-free rate of 5.5%, expected dividend yield of 0% and volatility of 90%. The purchase price allocation related to the PictureTel acquisition was final as of September 30, 2002, except for the resolution of certain tax related pre-acquisition contingencies which would result in an adjustment to goodwill in the period the contingency is resolved. The following is a summary of the final allocation of purchase price (in thousands):

Tangible assets:
Current assets	$122,945
Property, plant and equipment	4,907
Other assets	50,975
Total tangible assets acquired	178,827

Liabilities:
Current liabilities	(144,149)
Long-term liabilities	(17,573)
Total liabilities assumed	(161,722)
Treasury stock	11,182
In-process research and development	49,292
Goodwill	292,468
Other intangible assets consisting of:
Core technology	14,581
Developed technology	2,847
Patents	8,668
Product customer relationships	3,211
Service customer relationships	13,514
Total consideration	$412,868

The amount allocated to in-process research and development and other intangible assets was determined by management, after considering among other factors, the results of an independent appraisal based on established valuation techniques in the high-technology communications industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed for those in-process research and development projects. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development. The estimated net free cash flows generated by the in-process research and development projects were discounted at rates ranging from 30 to 40 percent in relation to the stage of completion and the technical risks associated with achieving technological feasibility. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company’s control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed products do not receive market acceptance or that the Company is unable to produce and market the product effectively.

Goodwill originating from the acquisition of PictureTel has not been amortized in accordance with the guidance contained in Statement of Financial Accounting Standard No. 142 (SFAS 142), “Goodwill and Other Intangible Assets.” None of the goodwill is expected to be deductible for tax purposes. Other intangible assets are being amortized over their estimated useful lives of three years. For the years ended December 31, 2002 and 2001, amortization associated with the acquisition totaled approximately $14.3 million and $2.9 million, respectively.

The following unaudited pro forma financial information is presented to reflect the results of operations for the three years ended December 31, 2002 as if the acquisition had occurred on January 1, 2000. The pro forma results exclude purchased in-process research and development and the impairment of licenses arising from the acquisition of PictureTel of $5.5 million due to their nonrecurring nature. The pro forma financial information includes nonrecurring items incurred by PictureTel as follows: $14.5 million of nonrecurring charges incurred in 2001 and $15.3 million of nonrecurring gains and $42.3 million of non recurring charges in 2000. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 2000, and may not be indicative of future operating results, (unaudited, in thousands, except per share amounts):

	Year Ended December 31,
	2002	2001	2000

Net revenues	$465,959	$518,260	$612,803
Net income (loss)	$26,760	$(22,512)	$(59,274)
Net income (loss) per share:
Basic	$0.27	$(0.25)	$(0.72)
Diluted	$0.27	$(0.25)	$(0.72)
Weighted average shares:
Basic	99,324	90,379	81,848
Diluted	100,696	90,379	81,848

Circa Communications Ltd.

On April 2, 2001 the Company completed the acquisition of privately-held development stage Circa Communications Ltd. (Circa), a leading developer of voice over internet protocol (VoIP) telephony products, in exchange for the right to 665,884 shares of common stock and assumption of outstanding options exercisable into 248,597 shares of Polycom common stock, with an aggregate value of $9.8 million, and $4.0 million cash for preferred stock plus acquisition costs of approximately $0.8 million. An additional 421,555 shares of Polycom common stock are issuable upon the successful completion of certain revenue based earn-out thresholds which expire in 2010. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. During 2002, the right to exchange 375,792 shares into common stock was exercised leaving a balance of 290,092 still to be exchanged.

Since April 2, 2001, the results of operations of Circa have been included in the Company’s consolidated statements of income. The Company recorded unearned stock-based compensation of approximately $780,000 associated with unvested stock options assumed to employees in conjunction with the acquisition. This amount is included as a component of stockholders’ equity and is being amortized over the vesting period of the options.

The purchase price allocation related to the Circa acquisition is final, except for the resolution of certain earn-out contingency payments which would result in an increase in the total consideration paid in the period the earn-out is achieved and a corresponding adjustment to goodwill. The following is a summary of the allocation of purchase price in the acquisition of Circa (in thousands):

Tangible assets, less liabilities assumed	$(730)
In-process research and development	2,450
Identifiable intangible assets	3,650
Goodwill	8,454
Unearned stock-based compensation	780
Total purchase price	$14,604

The amount allocated to purchased in-process research and development was determined by management, after considering among other factors, the results of an independent appraisal based on established valuation techniques in the high-technology communications industry and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed for those in-process research and development projects. The income approach, which includes an analysis of the markets, cash flows and risks associated with achieving such cash flows, was the primary technique utilized in valuing the developed technology and in-process research and development projects. The estimated net free cash flows generated by the in-process research and development projects were discounted at 30% percent in relation to the stage of completion and the technical risks associated with achieving technological feasibility. It is reasonably possible that the development of this technology could fail because of either prohibitive cost, inability to perform the required efforts to complete the technology or other factors outside of the Company’s control such as a change in the market for the resulting developed products. In addition, at such time that the project is completed it is reasonably possible that the completed products do not receive market acceptance or that the Company is unable to produce and market the product effectively.

Goodwill and acquired intangible assets, primarily representing existing partnerships and acquired workforce, are being amortized over the estimated useful lives of three years. For the year ended December 31, 2002 and 2001, amortization of goodwill, unearned stock-based compensation and other intangible assets associated with this acquisition totaled approximately $1.2 million and $3.2 million, respectively.

The following unaudited pro forma financial information reflects the results of operations for the three years ended December 31, 2002 as if the acquisition had occurred on January 1, 2000. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 2000, and may not be indicative of future operating results, (unaudited, in thousands, except per share amounts):

	Years Ended December 31,
	2002	2001	2000

Net revenues	$465,959	$383,189	$373,554
Net income (loss)	$26,760	$(29,490)	$35,151
Net income (loss) per share:
Basic	$0.27	$(0.35)	$0.46
Diluted	$0.27	$(0.35)	$0.41
Weighted average shares:
Basic	99,324	85,290	75,930
Diluted	100,696	85,290	84,743

Accord Networks Ltd.

On February 28, 2001, the Company completed the acquisition of Accord Networks Ltd. (Accord). Accord is a leading provider of next-generation, rich-media network products that enable Internet Protocol (IP) and other network voice and video communications in both the customer premises and service provider markets. Under the terms of the merger, Polycom exchanged approximately 6.5 million shares of common stock for all outstanding Accord shares and assumed Accord options exercisable into approximately 1.3 million shares of Polycom’s common stock. The exchange and assumption was at a rate of 0.3065 Polycom shares for each Accord share. The transaction was treated as a pooling of interests for financial reporting purposes and consequently, the Company’s historical consolidated financial statements have been restated as if the combined entity existed for all periods presented. All intercompany transactions between the two companies have been eliminated in consolidation. The Company and Accord had the same fiscal year ends of December 31. Further, adjustments required to conform accounting policies between the two companies, primarily associated with the classification of expenses, were insignificant.

The following table reconciles the Company’s original revenues and earnings to the combined (in thousands, except per share data):

	Years Ended December 31,
	2002	2001	2000

Net revenues:
Polycom	$465,959	$373,413	$331,302
Accord	—	9,776	42,252
Combined net revenues	$465,959	$383,189	$373,554

Net income (loss):
Polycom	$26,760	$(27,782)	$49,228
Accord	—	82	(11,765)
Combined net income (loss)	$26,760	$(27,700)	$37,463

Basic net income (loss) per share:
Polycom	$.27	$(0.33)	$0.69
Accord	—	0.00	(0.19)
Combined basic net income (loss) per share	$0.27	$(0.33)	$0.50

Diluted net income (loss) per share:
Polycom	$0.27	$(0.33)	$0.64
Accord	—	0.00	(0.19)
Combined diluted net income (loss) per share	$0.27	$(0.33)	$0.45

4.                                      Goodwill and Purchased Intangibles:

The following table presents details of the Company’s goodwill (in thousands):

Balance at December 31, 2001	$299,445
Add: Reclassification of acquired workforce intangible to goodwill	525
Add: Goodwill acquired in the MeetU purchase acquisition	56
Add: Changes in fair value estimates of assets acquired and liabilities assumed	13
Balance at December 31, 2002	$300,039

The unamortized balance of acquired workforce totaling $0.5 million, recorded as part of the purchase price allocation of the Circa acquisition, was reclassified from purchased intangibles to goodwill, as it did not meet the criteria outlined in SFAS 142 to be recorded separately from goodwill. The fair value adjustments to assets acquired and liabilities assumed during the year ended December 31, 2002 resulted primarily from revisions to net cost estimates associated with the elimination of redundant facilities, resolution of certain other pre-acquisition contingencies and changes in estimates of the fair value of certain PictureTel assets recorded during the initial purchase price allocation. Within the allocation period, the Company finalized its purchase price allocation of the PictureTel acquisition resulting in a net increase in goodwill of approximately $1.3 million. These adjustments to goodwill resulted primarily from an increase in the facility closings liability of approximately $15.0 million partially offset by a $7.9 million increase in deferred tax assets, a $3.5 million net decrease in other acquisition related liabilities and a $2.3 million increase in the fair value of certain acquired assets. In the fourth quarter of 2002, the Company incurred actual costs lower than estimates made in the final allocation and recorded an investment in equity securities of a publicly traded company which was acquired in the PictureTel acquisition but initially valued at zero, as they were held in escrow. These securities were released from escrow in the fourth quarter and appropriately valued. These adjustments resulted in a goodwill decrease of $1.1 million. See Note 5 of Notes to Consolidated Financial Statements regarding the increase to the facility closings liability.

The following table presents details of the Company’s total purchased intangible assets as of December 31, 2002 (in thousands):

Purchased Intangible Assets	Gross Value	Accumulated Amortization	Other Adjustments	Net Value
Core and developed technology	$23,978	$(9,992)	$—	$13,986
Patents	8,668	(3,472)	—	5,196
Customer and partner relationships	19,625	(7,217)	—	12,408
Acquired workforce	700	(175)	(525)	—
Trade name	1,021	(103)	—	918
Other	500	(181)	—	319
Total	$54,492	$(21,140)	$(525)	$32,827

Upon adoption of SFAS 142, the Company determined that the purchased trade name intangible had an indefinite life as the Company expects to generate cash flows related to this asset indefinitely. Consequently, the trade name is no longer amortized but is reviewed for impairment annually or sooner under certain circumstances.

In June 2002, we completed our transitional goodwill and purchased intangibles impairment tests outlined under SFAS 142 which required the assessment of goodwill and purchased intangibles for impairment as of January 1, 2002 and in October 2002, we completed our annual impairment tests. These tests were conducted by determining and comparing the fair value of our reporting units, as defined in SFAS 142, to the reporting unit’s carrying value as of that date. Based on the results of these impairment tests, we determined that our goodwill assets and purchased intangible assets were not impaired as of January 1, 2002 or during 2002. We plan to conduct our annual impairment tests in the fourth quarter of every year, unless impairment indicators exist sooner.

The estimated future amortization expense of purchased intangible assets as of December 31, 2002 is as follows (in thousands):

Year ending December 31,	Amount

2003	$17,590
2004	13,870
2005	449
Total	$31,909

In accordance with the transitional disclosures outlined in SFAS 142, the following tables reconcile and summarize reported results for the years ended December 31, 2002, 2001 and 2000, adjusted to exclude amortization of goodwill, trade name and assembled workforce intangible assets, as if the non-amortization requirements of SFAS 142 had been applied at the beginning of each period presented (in thousands, except per share amounts).

	Year Ended December 31,
	2002	2001	2000
Reported net income (loss)	$26,760	$(27,700)	$37,463
Add back:
Goodwill, trade name and acquired workforce amortization	—	2,382	—
Adjusted net income (loss)	$26,760	$(25,318)	$37,463

Reported basic net income (loss) per share	$0.27	$(0.33)	$0.50
Add back:
Goodwill, trade name and acquired workforce amortization	—	0.03	—
Adjusted basic net income (loss) per share	$0.27	$(0.30)	$0.50

Reported diluted net income (loss) per share	$0.27	$(0.33)	$0.45
Add back:
Goodwill, trade name and acquired workforce amortization	—	0.03	—
Adjusted diluted net income (loss) per share	$0.27	$(0.30)	$0.45

5.                                      Acquisition-Related Costs and Liabilities:

For the year ended December 31, 2002, the Company recorded a charge to operations of $3.7 million for acquisition-related integration costs primarily related to the PictureTel acquisition. These charges include outside financial advisory, legal and accounting services. For the year ended December 31, 2001, the Company recorded a charge to operations of $24.1 million, related to the PictureTel, Accord and Circa acquisitions. For the year ended December 31, 2000, the Company recorded a charge to operations of $4.8 million, for acquisition-related costs related to the acquisition of Accord. These charges include the cost of actions designed to improve the Company’s combined competitiveness, productivity and future profitability and primarily relate to the elimination of redundant and excess facilities and workforce in the Company’s combined businesses and the elimination of redundant assets.

The following table summarizes the status of the Company’s acquisition-related liabilities, restructuring and integration costs (in thousands):

	Facility Closings	Severance and Related Benefits	Asset Impairment	Asset Write-Off	Other Exit Costs	Integration Costs, Merger Fees and Expenses

2000 Additions to the reserve	$—	$—	$—	$—	$—	$4,768
2000 Cash payments and other usage	—	—	—	—	—	(301)
Balance at January 1, 2001	—	—	—	—	—	4,467
2001 Additions to the reserves	1,429	2,311	6,655	771	309	12,602
2001 Liabilities assumed through purchase acquisitions	24,081	14,088	—	—	—	—
2001 Cash payments and other usage	(137)	(5,359)	(6,655)	(771)	(126)	(15,258)
Balance at December 31, 2001	25,373	11,040	—	—	183	1,811
2002 Additions to the reserves	—	—	—	—	—	3,699
2002 Finalization of facilities closing liability	15,042	—	—	—	—	—
2002 Liabilities assumed through purchase acquisitions	31	277	—	—	—	—
2002 Cash payments and other usage	(3,732)	(8,484)	—	—	(183)	(5,510)
Balance at December 31, 2002	$36,714	$2,833	$—	$—	$—	$—

The Company had approximately $32.0 million and $23.9 million, at December 31, 2002 and December 31, 2001, respectively, of acquisition-related reserves classified as long-term liabilities. Approximately $7.5 million and $14.5 million, at December 31, 2002 and December 31, 2001, respectively, of acquisition-related reserves were classified as current liabilities.

Facility closings

The facility closings liability is primarily related to estimated lease termination costs and the net present value of the minimum lease payments for vacated and redundant facilities that the Company intends to sublease or negotiate a lease termination settlement. The Company has netted estimated sublease cash receipts against its lease obligations to determine the minimum lease payments for the facilities it intends to sublease. The longest lease term for facilities identified for a sublease arrangement extends to 2014. The Company also assumed liabilities related to facility closings totaling $24.1 million from the acquisitions of PictureTel, ASPI and MeetU. During 2002, the Company finalized its purchase price allocation related to the PictureTel acquisition which resulted in an additional accrual to the facility closings liability of approximately $15.0 million. This adjustment resulted from final clarifications related to the terms under which the Company could sublease certain redundant facilities and changes in estimates of operating costs related to these facilities.

Severance and related benefits

The severance and related benefits liability is for workforce reductions that were initiated in 2002 and 2001. Additionally, the Company assumed liabilities related to severance totaling $14.4 million from the acquisitions of PictureTel, ASPI and MeetU. These workforce reductions were substantially complete as of December 31, 2002. Severance payments are being made through the end of 2004.

Asset Impairments and Write-offs, Other Exit Costs and Merger Fees

Asset impairments in the amount of $6.7 million and asset write-offs in the amount of $0.8 million were principally related to the elimination of redundant or excess equipment. Other exit costs in the amount of $0.3 million were related to payment obligations that carried no future benefit to the Company’s combined operations and were completed as of December 31, 2002. Merger-related transaction and period expenses for the years ended December 31, 2002, 2001 and 2000 of $3.7 million, $12.6 million and $4.8 million, respectively principally consisted of financial advisory, accounting, legal and consulting fees, and other direct merger-related expenses incurred in the period.

6.                                      Restructure Costs:

In 2002, the Company’s management approved restructuring actions in response to the continued global economic downturn and to improve the Company’s overall cost structure by prioritizing resources in strategic areas of the business and reducing operating expenses. The Company recorded a restructuring charge of $1.7 million in 2002 as a result of these actions. This charge consisted of severance and other employee termination benefits related to a workforce reduction of approximately six percent of the Company’s employees worldwide. As of December 31, 2002, the Company had paid approximately $1.2 million of the $1.7 million charge. The remaining amount will be paid in fiscal 2003.

7.                                      Investments:

Investments at December 31, 2002 and 2001 comprise (in thousands):

	Fair Value	Cost Basis

Investments—Short-term:
US government securities	$26,844	$26,738
State and local governments	2,000	2,000
Corporate debt securities	9,578	9,560
Corporate equity securities	248	367
	38,670	38,665

Investments—Long-term:
US government securities	179,849	178,591
State and local governments	906	902
Corporate debt securities	138,205	136,793
Corporate equity securities	187	187
	319,147	316,473
Balances at December 31, 2002	$357,817	$355,138

Investments—Short-term:
US government securities	$5,282	$5,317
State and local governments	13,029	13,032
Corporate debt securities	4,479	4,479
Corporate equity securities	558	558
	23,348	23,386

Investments—Long-term:
US government securities	24,402	24,440
State and local governments	17,073	17,005
Corporate debt securities	18,034	17,477
Corporate equity securities	9,173	9,173
	68,682	68,095
Balances at December 31, 2001	$92,030	$91,481

All short-term investments as of December 31, 2002 and 2001 mature within one year. Long-term investments, excluding equities, mature within two years. During 2002 and 2001, the Company recorded net realized gains of $43,000 and $391,000, respectively on the disposal of investments. During 2000, there were no realized gains or losses on the disposal of investments. The Company used the specific identification method for determining the cost basis and resulting realized gain or loss on the transactions. Included in investments at December 31, 2002 and 2001 are approximately $0.4 million and $9.7 million, respectively in investments in equity securities of publicly traded companies which have been marked to market from their original $1.6 and $8.6 million investment value, respectively.

8.                                      Inventories:

Inventories consist of the following (in thousands):

	December 31,
	2002	2001

Raw materials	$1,111	$15,412
Work in Process	221	1,101
Finished goods	30,976	31,660
	$32,308	$48,173

9.                                      Property and equipment, net:

Property and equipment, net, consist of the following (in thousands):

	December 31,
	2002	2001

Computer equipment and software	$44,403	$35,309
Equipment, furniture and fixtures	13,070	11,185
Tooling equipment	9,054	7,725
Leasehold improvements	6,951	5,597
	73,478	59,816
Less, accumulated depreciation and amortization	45,050	30,871
	$28,428	$28,945

10.                               Other Accrued Liabilities:

Other accrued liabilities consist of the following (in thousands):

	December 31,
	2002	2001

Accrued expenses	$6,586	$22,342
Short-term restructuring reserves	7,975	14,460
Warranty obligations	10,224	9,123
Inventory purchase commitment	3,359	6,419
Sales tax payable	4,597	1,930
Employee stock purchase plan withholding	2,135	1,637
Other accrued liabilities	1,643	8,476
	$36,519	$64,387

The inventory purchase commitment was a PictureTel liability that the Company assumed as part of the acquisition of that entity in October 2001, and represents a commitment to purchase inventory volumes manufactured by a third-party vendor in excess of what the Company estimates it can sell.

11.                               Business Risks and Credit Concentration:

The Company sells a limited number of products and services which serve the communications equipment market. A substantial majority of the Company’s net revenues are derived from sales of the ViewStation, SoundStation, iPower and network systems and related services. Any factor adversely affecting demand or supply for these products or services could materially adversely affect the Company’s business and financial performance.

Currently, the Company subcontracts the manufacturing of all of the video and voice products through one subcontractor in Asia. The Company believes that there are a number of alternative contract manufacturers that could produce these products, but in the event of a reduction or interruption of supply, it could take a significant period of time to qualify an alternative subcontractor and commence manufacturing. The effect of such reduction or interruption in supply on results of operations would be material. Certain key components used in our products are currently available from only one source and others are available from only a limited number of sources.

The Company’s network systems products are manufactured in Israel which is currently experiencing internal and external conflicts that include terrorist acts and military action. Also, a war with Iraq or other Middle Eastern countries perceived as a threat by the United States of America government could cause us to experience a manufacturing disruption due to acts associated with these conflicts which could harm our business. In addition, certain technology used in the network system products was developed through grants from the Office of the Chief Scientist in Israel. Under Israeli law, it is prohibited to transfer technology developed pursuant to these grants to any person without the prior written consent of the Office of the Chief Scientist. The grants also contain restrictions on the ability to manufacture products developed with these grants outside of Israel. Approval to manufacture such products outside of Israel, if granted, is generally subject to an increase in the total amount to be repaid to the Office of the Chief Scientist of between 120% to 300% of the amount granted, depending on the extent of the manufacturing to be conducted outside of Israel. These restrictions on the ability to transfer technology to third parties or manufacture products outside Israel may adversely affect the Company’s operating results and significantly reduce the value of the technology developed under these grants.

The Company’s cash, cash equivalents and investments are maintained with a limited number of international investment management companies and commercial banks and their international affiliates, and are invested in the form of demand deposit accounts, money market accounts, corporate debt securities and government securities. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

The Company markets its products to distributors and end-users throughout the world. Management performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses. The expansion of Polycom’s product offerings may increase the Company’s credit risk as customers place larger orders for new products. There can be no assurance that the Company’s credit loss experience will remain at or near historic levels. At December 31, 2002 and 2001, no single customer accounted for more than 10% of accounts receivable.

The Company has purchased licenses for technology incorporated in its products. The value of these long-term assets is monitored for any impairment and if it is determined that a write-down is necessary, this charge could have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

12.                               Commitments and Contingencies:

Litigation:

From time to time, the Company is involved in various legal proceedings arising from the normal course of business activities. In addition, from time to time, third parties assert patent or trademark infringement claims against the Company in the form of letters and other forms of communication. We do not believe that any of these legal proceedings or claims are likely to have a material adverse effect on our consolidated results of operations, financial condition or cash flows.

On September 23, 2002, a suit captioned Collaboration Properties, Inc. v. Polycom, Inc. was filed in the United States of America Court in the Northern District of California. The complaint alleges that Polycom’s ViewStation, ViaVideo, iPower, WebOffice and Path Navigator products infringe 4 U.S. Patents owned by plaintiff. The complaint seeks unspecified compensatory and exemplary damages for past and present infringement and to permanently enjoin Polycom from infringing on the patents in the future. On November 14, 2002 the Company filed an answer asserting, among other things, no infringement and that plaintiff’s patents are invalid and unenforceable. The Company believes that it has meritorious defenses and counterclaims, and intends to vigorously defend this action.

On September 3, 1997, VTEL Corporation, or VTEL, filed a lawsuit in the State District Court in Travis County, Texas against ViaVideo Communications, Inc. and its founders (who were formerly employed by VTEL). On May 27, 1998, following our acquisition of ViaVideo, VTEL amended its suit to add Polycom as a defendant. Nor In the lawsuit, VTEL alleged breach of contract, breach of confidential relationship, disclosure of proprietary information and related allegations. ViaVideo, its founders and Polycom answered the suit, denying in their entirety VTEL’s allegations. On March 3, 2000, VTEL voluntarily dismissed the allegations against Polycom and ViaVideo with prejudice for no consideration. As a one-time item in the first quarter of 2000, the excess accrual associated with the expenses the Company estimated to be incurred in connection with this lawsuit totaling $1.8 million was released since no further material expenses will be incurred.

On November 20, 1998, a patent infringement claim was filed against Accord’s U.S. subsidiary, Accord Networks, Inc., in the United States of America District Court, District of Massachusetts, alleging that the U.S. subsidiary had and was willfully and deliberately infringing on one of Ezenia!’s patents. The complaint was later amended to allege that the U.S. subsidiary also had and was willfully and deliberately infringing on other patents. On June 10, 1999, Accord was added as a defendant in the lawsuit. On June 16, 2000, Accord and its U.S. subsidiary entered into a written settlement agreement, and the Court entered an order dismissing the case. The lawsuit settlement cost of $6.5 million, which final payment was made on December 28, 2000, represents a one-time charge resulting from this settlement and was reported under “Litigation settlement” in the consolidated statement of operations in June 2000.

Standby Letters of Credit:

The Company has several standby letters of credit totaling approximately $791,000 which were issued to guarantee certain of the Company’s foreign office lease obligations and other contractual obligations.

License Agreements:

On March 3, 2000, the Company entered into a patent licensing agreement with VTEL Corporation (VTEL). VTEL provided a fully-paid up, royalty-free license to three patents related to various videoconferencing technologies. In exchange for these licenses, the Company paid VTEL approximately $8.3 million and sublicensed to VTEL a royalty-bearing patent for videoconferencing technology. The royalty, if any, under the sublicense was payable to the patent holder not Polycom.

Amortization of the license was computed using the straight-line method over the economic life of the license of five years. On October 19, 2001, the Company recorded a charge of $5.5 million related to the impairment of the VTEL license as management determined that the technology used by PictureTel was superior to that obtained by Polycom under the VTEL license and that the PictureTel technology would be used in Polycom’s products and research and development and would better protect the Company’s intellectual property. This charge is included in “Acquisition-related costs” on the consolidated statement of operations.

The Company also enters into other various license agreements in the normal course of business and the cost of those agreements are amortized over the expected life of the respective agreements. The cost of these agreements and the amounts amortized in the years presented, both combined and individually, are not significant.

Leases:

The Company leases certain office facilities and equipment under noncancelable operating leases expiring between 2003 and 2014. As of December 31, 2002, the following future minimum lease payments, net of sublease income are due under our current lease obligations. The Company has an approximately 152,000 square foot building which is fully subleased to a third party for which the sublease runs concurrent with the Company’s lease obligation. As a result the Company is not currently showing a lease obligation related to this facility. In addition to these minimum lease payments, we are contractually obligated under the majority of our operating leases to pay certain operating expenses during the term of the lease such as maintenance, taxes and insurance. This table excludes leases subject to cancellation within twelve months of December 31, 2002 (in thousands):

	Minimum Lease Payments	Projected Annual Operating Costs

Year ending December 31,
2003	$13,392	$4,272
2004	13,343	4,644
2005	11,750	4,011
2006	11,578	4,032
2007	8,636	3,249
Thereafter	35,416	13,575
Minimum future lease payments	$94,115	$33,783

The Company is currently headquartered in an approximately 50,000 square foot facility in Pleasanton, California pursuant to a lease which expires in May 2012. This facility accommodates executive and administrative operations. Our former headquarters in Milpitas, California continues to house research and development, manufacturing, marketing, sales and customer support operations for primarily our voice business. This facility is approximately 102,000 square feet and is leased through January 2007.

The majority of the Company’s video and service operations are located in approximately 321,000 square feet in Andover, Massachusetts pursuant to a lease that expires in September 2014 and approximately 64,000 square feet in Austin, Texas pursuant to a lease that expires in December 2004. The network systems operations occupy approximately 40,000 square feet in Petach Tikva, Israel and 32,000 square feet in Atlanta, Georgia, which is also shared with our installed voice business. In addition, the Company leased space in Goleta, California through January 2003 for the network access products’ engineering, manufacturing and marketing organizations and the Company leases space in North Vancouver, Canada for the VoIP development operation and in Burlington, Massachusetts for our advanced voice development operations.

The Company leases an approximately 55,000 square foot facility in Tracy, California which is used as the North American and Latin American distribution center. Further, the Company utilizes space at a manufacturing contractor in Thailand and the Company’s European distribution contractor in the United Kingdom and Netherlands to provide Asian and European distribution and repair centers, respectively.

Included in the noncancelable operating leases are those assumed as part of the acquisition of PictureTel. The Company has identified vacated or redundant PictureTel leased facilities that the company intends to terminate or sublease and has recognized them as a liability assumed in a purchase combination. The liability is valued at the estimated net present value of the lease commitments. The estimated net present value of the cost of terminating these leases net of any estimated sublease rent is $36.5 million of which $4.7 million is classified as a current liability and $31.8 million is classified as a long term liability.

Rent expense for the years ended December 31, 2002, 2001 and 2000 was $14.6 million, $8.3 million and $6.3 million, respectively.

Grants:

In December 2000, Accord repaid all of its outstanding grants from the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. Accordingly, an amount of approximately $5.5 million was recorded as an expense in the consolidated statement of operations in 2000. Previously, Accord was obligated to pay royalties to the Office of the Chief Scientist on proceeds from sales of systems resulting from three research and development projects which the Office of the Chief Scientist helped fund with grants to Accord, at the following progressive royalty rates: 3% of annual system sales for the first three years of system sales by Accord, 4% for the next three years of system sales, and 5% for any systems sales thereafter, up to 100% of the aggregate amount of grants received by Accord. At the time the funding was received, successful development of the related projects was not assured.

In December 2000, Accord repaid all of its outstanding grants from the Israel-United States of America Binational Industrial Research and Development foundation (BIRD). Accordingly, an amount of approximately $0.4 million was recorded as an expense in the consolidated statement of operations in 2000. Accord was obligated to pay royalties to BIRD on the proceeds from sale, leasing or other marketing or commercial exploitation of the results of research and development in which BIRD helped fund with grants to Accord. Royalties up to the amount of 150% of the aggregate amount of the grant were to be paid at the rate of 5% of related products sales, up to the aggregate amount of the grant; once the amount of the grant was repaid, royalties would have been payable at the rate of 2.5% of related products sales, until additional royalties in an amount of 16%-50% of the aggregate grant amount were to be paid to BIRD.

Royalty expenses related to the above mentioned commitments for the year ended December 31, 2000 was approximately $1.6 million. There were no royalty expenses in 2002 or 2001.

13.                               Credit Arrangements:

The Company has available a $25 million revolving line of credit with a bank under an agreement dated November 15, 2001. Borrowings under the line are unsecured and bear interest at the bank’s prime rate (4.25% at December 31, 2002) or at the London interbank offered rate (LIBOR) plus 0.65% (approximately 2.06% to 2.07%, depending on the term of the borrowings at December 31, 2002). Borrowings under the line are subject to certain financial covenants and restrictions on liquidity, indebtedness, financial guarantees, business combinations, profitability levels, and other related items. The line of credit expires on December 3, 2003.

There were no balances outstanding on the line of credit and the Company was in compliance with all applicable financial covenants and restrictions for the periods presented.

14.                               Mandatorily Redeemable Convertible Preferred Stock:

On June 28, 2000, Accord converted 3,693,761 mandatorily redeemable convertible preferred shares into common stock.

15.                               Stockholders’ Equity:

Public Stock Offering:

In February 2002, the Company completed a public offering in which it sold 8,050,000 shares of its common stock, including an over-allotment option of 1,050,000 shares exercised by the underwriters, at a price of $31.20 per share for net proceeds to the Company of approximately $237.5 million after underwriting discounts and commissions and expenses. The Company intends to use the net proceeds from this sale primarily for general corporate purposes, including working capital and capital expenditures, as well as for acquisitions of complementary businesses or technologies.

In August 2000, the Company completed the public offering of 5,608,976 shares of common stock at a price of $45.438 per share. Of the shares sold, approximately 3.5 million shares were sold by the Company for net proceeds of approximately $148.3 million, and the balance of shares were sold by a selling stockholder.

In July 2000, Accord completed an initial public offering of 1,762,376 shares of common stock at an offering price of $35.89 per share. Of the shares sold, 1,732,665 were sold by Accord for net proceeds of approximately $54.9 million and 29,731 shares were sold by selling stockholders.

Stock Split:

On August 2, 2000, the Company announced that its Board of Directors approved a two-for-one split of the Company’s common stock. The stock split was effected as a stock dividend on August 31, 2000, and payable to all stockholders of record as of August 15, 2000. All references to share and per share amounts for all periods presented have been adjusted to give effect to this stock split.

Common Stock:

As of December 31, 2002 and 2001, 2,861 and zero shares, respectively, of common stock were outstanding but subject to repurchase.

Treasury Stock:

As a result of the acquisition of PictureTel, the Company acquired 363,557 shares of treasury stock with an aggregate value of $11.2 million based on the market value of the Company’s common stock on the date of the acquisition. During 2002, these shares were retired and reclassified as authorized and unissued.

Share Repurchase Program:

In June 2002, the Board of Directors approved a plan to repurchase up to 3.5 million shares of the Company’s common stock in the open market or privately negotiated transactions. As of December 31, 2002, the Company has repurchased approximately 1,483,000 shares, for cash of $15.9 million, in the open market. During 2002, the Company retired and reclassified these shares of common stock as authorized and unissued.

Stock Option Exchange Program:

On May 21, 2001, the Company commenced a voluntary stock option exchange program to certain eligible employees and consultants of the Company. Under the program, eligible employees and consultants were given the option to cancel each outstanding stock option previously granted to them at an exercise price greater than or equal to $23.55 per share, in exchange for a new option to buy 0.85 shares of the Company’s common stock to be granted on December 26, 2001, six months and one day from June 25, 2001, the date the old options were canceled. In total, 1.1 million stock options were canceled as a result of this program and approximately 827,000 stock options were granted. The exchange program did not result in additional compensation charges or variable option plan accounting.

Stock Option Plan:

In 2001, the Board of Directors reserved 750,000 shares of common stock under the 2001 Nonstatutory Stock Option Plan (the Nonstatutory Plan) for issuance of nonqualified stock options to employees of acquired companies and for foreign-based employees ineligible for incentive stock options.

In 1996, the Board of Directors reserved 6,250,000 shares of common stock under its 1996 Stock Option Plan (the Plan) for issuance to employees and directors of the Company. An additional 15,000,000 shares have been reserved and approved by stockholders. The Plan supersedes the 1991 Stock Option Plan (91 Plan).

The ViaVideo Plan was assumed by Polycom on January 2, 1998 pursuant to the Agreement and Plan of Reorganization by and among Polycom, Venice Acquisition Corporation and ViaVideo Communications, Inc. dated June 11, 1997 as amended September 2, 1997. All remaining option shares available for grant and subsequent cancellations of option shares under the ViaVideo Plan expired or will expire as no additional option shares can be granted from the ViaVideo Plan subsequent to the merger.

The Atlas Plan was assumed by Polycom on December 1, 1999 pursuant to the Agreement and Plan of Reorganization by and among Polycom, Periscope Acquisition Corporation and Atlas Communication Engines, Inc. dated November 18, 1999. All remaining option shares available for grant and subsequent cancellations of option shares under the Atlas Plan expired or will expire as no additional option shares can be granted from the Atlas Plan subsequent to the merger.

In 1995, Accord reserved 5,087 shares of common stock under the 1995 Accord Networks Ltd. Stock Ownership and Option Plan dated March 29, 1995 for issuance to employees of Accord Networks Ltd. An additional 1,250,867 shares have been reserved. In the year 2000, the Accord Networks Ltd. 2000 Share Option Plan, the Accord Networks Ltd. Share Ownership and Option Plan (2000), and the Accord Networks, Ltd. 2000 Non-Employee Directors Option Plan were created with initial reserves of 229,875 shares, 229,875 shares and 61,300 shares, respectively. All of the Accord Networks Ltd. Plans were assumed by Polycom on February 28, 2001 pursuant to the Agreement and Plan of Merger and Reorganization dated as of December 5, 2000 as amended. All remaining option shares available for grant and subsequent cancellations of option shares under the Accord Networks Ltd. Plans expired or will expire as no additional option shares can be granted from the any of the Accord Networks Ltd. Plans subsequent to the merger.

In addition, the Company assumed outstanding options upon the acquisitions of Atlanta Signal Processors, Inc. (“ASPI Plan”), PictureTel Corporation (“Acquisition Plan”) and Circa Communications Ltd. (“Circa Plan”). During fiscal 2001, a total of approximately 2.0 million shares of the Company’s common stock have been reserved for issuance under the assumed plans and the related options are included in the following table. No shares were reserved for issuance under the assumed plans in 2002.

Under the terms of the Plan, the 91 Plan, the Nonstatutory Plan, the ViaVideo Plan, the Atlas Plan, the Accord Plans and the Circa Plan, options may be granted at prices not lower than fair market value at date of grant as determined by the Board of Directors. The options granted under the 91 Plan, the ASPI Plan, the ViaVideo Plan and the Circa Plan are immediately exercisable, expire in ten years from the date of grant, and the unvested shares issued upon exercise of the options are generally subject to a right of repurchase by the Company upon termination of employment with the Company. Options granted under the Plan, the Nonstatutory Plan, the Acquisition Plan, the Atlas Plan, the Accord Plans and the Circa Plan expire ten years from the date of grant and generally are only exercisable upon vesting.

Options granted under the Plan prior to December 1998 and under the 91 Plan normally vest at 20% after completing one year of service to the Company and the remaining amount equally over 48 months until fully vested after five years. Options granted under the ViaVideo Plan normally vest monthly for each month of service to the Company until fully vested after four years. Options granted under the Atlas Plan normally vest at 33% after completing one year of service to the Company and the remaining amount in equal quarterly installments over the next eight quarters until fully vested after three years. Options granted under the Acquisition Plan, the Accord Plans and the Circa Plan normally vest at 25% after completing one year of service to the Company and the remaining amount in equal quarterly installments over the next twelve quarters until fully vested after four years. Options granted under the Nonstatutory Plan vest based on conditions set forth by the plan administrator. For new options granted under the Plan beginning in December 1998, the options normally vest at 25% after completing one year of service to the Company and the remaining amount equally over 36 months until fully vested after four years. In addition, as a special grant to employees, option grants that become fully vested after one year of service to the Company have been made under the Plan and the Atlas Plan. While there are many option grants with vesting schedules different than those described, generally vesting of options is consistent within each of the plans.

Activity under the above plans is as follows (in thousands, except share and per share data):

		Outstanding Options
	Shares Available for Grant	Number of Shares	Exercise Price	Aggregate Price	Weighted Avg Exercise Price

Balances, December 31, 1999	719,848	10,631,718	$0.04-$31.94	$83,189	$7.82
Options reserved	3,959,750	—	—	—	—
Options granted	(5,060,392)	5,060,392	$23.46-$67.00	206,899	$40.89
Options exercised	—	(3,292,079)	$0.04-$27.84	(12,569)	$3.82
Options canceled	912,420	(912,420)	$0.04-$65.19	(14,411)	$15.79
Options expired	(67,000)	—	—	—	—
Balances, December 31, 2000	464,626	11,487,611	$0.04-$67.00	$263,108	$22.90
Options reserved	3,250,000	—	—	—	—
Options related to acquisitions	1,994,521	—	—	—	—
Options granted	(6,283,707)	6,283,707	$0.01-$37.29	164,990	$26.22
Options exercised	—	(2,399,381)	$0.01-$33.50	(13,442)	$5.88
Options canceled	2,232,760	(2,232,760)	$0.01-$67.00	(90,655)	$41.06
Options expired	(625,321)	—	—	—	—
Balances, December 31, 2001	1,032,879	13,139,177	$0.01-$67.00	$324,001	$24.66
Options reserved	4,000,000	—	—	—	—
Options granted	(4,226,020)	4,226,020	$6.83-$36.17	53,630	$12.69
Options exercised	—	(604,810)	$0.08-$33.50	(2,690)	$4.45
Options canceled	1,427,489	(1,427,489)	$3.03-$64.88	(40,278)	$28.09
Options expired	(194,683)	—	—	—	—
Balances, December 31, 2002	2,039,665	15,332,898	$0.01-$66.31	334,663	$21.85

As of December 31, 2002, 2001 and 2000, 6,626,657, 4,224,324 and 2,725,647 outstanding options were exercisable at an aggregate average exercise price of $23.39, $21.32 and $8.07, respectively. Of these options that were exercisable, zero, zero and 109,083 as of December 31, 2002, 2001 and 2000, respectively, were unvested and, the shares received on exercise would be subject to repurchase.

The options outstanding and currently exercisable by exercise price at December 31, 2002 are as follows:

	Options Outstanding			Options Currently Exercisable
Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Yrs)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.01-$10.00	1,754,270	5.12	$5.41	1,083,751	$3.211
$10.10-$10.10	2,359,868	6.52	$10.10	0	$0.00
$10.21-$17.47	2,135,498	6.42	$15.19	1,449,506	$16.01
$17.88-$23.06	1,315,465	5.85	$21.13	291,556	$21.51
$23.25-$23.50	2,614,583	5.46	$23.50	1,044,289	$23.49
$23.62-$32.01	2,179,453	7.78	$30.60	940,308	$30.01
$32.06-$35.71	2,005,461	7.25	$34.30	1,228,498	$34.29
$35.89-$65.00	964,600	7.61	$46.01	586,746	$46.13
$65.19-$66.31	3,700	7.75	$65.22	2,003	$65.22
	15,332,898	6.45	$21.85	6,626,657	$23.39

The weighted average fair value of options granted pursuant to the Plans were $7.52, $14.44 and $23.36 in 2002, 2001 and 2000, respectively. The fair value of each option grant is estimated on the date of grant using the multiple options approach with the Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2001	2000
Risk-free interest rate	3.27%	4.31%	6.00-6.24%
Expected life (yrs)	1.0	0.5	0.5
Expected dividends	—	—	—
Expected volatility	0.9	0.9	0.5-0.9

The Company has also estimated the fair value of purchase rights issued under the Employee Stock Purchase Plan. Rights under this plan were also evaluated using the Black-Scholes option-pricing model. Purchase periods occur twice yearly and each effectively contains a 6-month option.

The weighted average fair value of purchase rights granted pursuant to the Employee Stock Purchase Plan in 2002, 2001 and 2000 was $14.73, $17.47 and $5.73, respectively. The fair value of each purchase right is estimated with the Black-Scholes option pricing model with the following weighted average assumptions:

	2002	2001	2000
Risk-free interest rate	3.27%	4.31%	6.02%
Expected life (yrs)	0.5	0.5	0.5
Expected dividends	—	—	—
Expected volatility	0.9	0.9	0.9

Unearned Stock-based Compensation:

In connection with the acquisitions of Circa and ASPI, the Company recorded unearned stock-based compensation costs for unvested stock options assumed by the Company totaling $1.5 million which is being recognized over the vesting period of the options. In connection with certain stock option grants during 1999, the Company recorded unearned stock-based compensation cost totaling $2.4 million which is being recognized over the vesting period of the related options of three years. Amortization expense associated with unearned stock compensation totaled $544,000, $557,000 and $845,000 in 2002, 2001 and 2000, respectively.

Approximately $127,000, $343,000 and $498,000 of unearned stock based compensation was reversed in 2002, 2001 and 2000, respectively, upon cancellation of unvested stock option grants resulting from termination of certain employees.

Warrants:

In March 1996 and 1998, Accord issued warrants to purchase 178,906 and 369,402 shares of series B preferred stock, respectively, for total consideration of $5,000, to several shareholders at an exercise price of $7.31 per share. Accord issued 18,130 and 160,776 shares of series B preferred stock in December 1999 and January 2000, respectively, upon the exercise of warrants. In the third quarter of 2000, Accord issued 294,175 shares of common stock upon the cashless exercise of a warrant.

On April 28, 1999, Accord granted a warrant to a bank in connection with a two-year credit line. The warrant is exercisable for a period of three years to purchase 42,009 shares of common stock at an exercise price of $11.91 per share. In December 2000 the bank exercised the warrant for 30,658 shares of common stock. As of December 31, 2001, the Company had no significant warrants outstanding.

Preferred Share Rights Purchase Plan:

In July 1998, the Board of Directors approved a Preferred Shares Rights Agreement, which the Board amended in March 2001 (the “Rights Agreement”). The Rights Agreement is intended to protect stockholders’ rights in the event of an unsolicited takeover attempt. It will not interfere with a transaction approved by the Board of Directors. Upon becoming exercisable, each right entitles stockholders to buy 1/1000 of a share of Series A Preferred Stock of the Company at an exercise price of $400.00, subject to adjustment. The rights will be exercisable only if a person or a group (an “Acquiring Person”) acquires or announces a tender or exchange offer to acquire 20% or more of the Company’s common stock.

In the event that an Acquiring Person acquires 20% or more of the Company’s Common Stock (a “Triggering Event”), each right not held by the Acquiring Person will entitle the holder to purchase for the exercise price that number of shares of Common Stock having a market value equal to two times the exercise price. In addition, in the event that, following a Triggering Event, the Company is acquired in a merger or sells 50% or more of its assets, each right not held by an Acquiring Person will entitle the holder to purchase for the exercise price that number of shares of common stock of the acquiring company having a market value equal to two times the exercise price. The rights are redeemable, at the Company’s option, at a price of $0.005 per right. The Company may also exchange the rights for shares of Common Stock under certain circumstances. The rights will expire on the earlier of July 15, 2008 or the date of their redemption or exchange.

16.                               Employee Benefits Plans:

401(k) Plans: The Company has a 401(k) Plan (the Polycom 401(k) Plan), which covers the majority of employees in the United States of America. Each eligible employee may elect to contribute to the Polycom 401(k) Plan, through payroll deductions, up to 20% of their compensation, subject to current statutory limitations. The Company does not offer its own stock as an investment option in the Polycom 401(k) Plan. The Company, at the discretion of the Board of Directors, may make matching contributions to the Polycom 401(k) Plan. Beginning with fiscal year 2000 the Company matched in cash 50% of the first 3% of compensation employees contribute to the Polycom 401(k) Plan, up to a maximum of $500 per participating employee per year. For fiscal year 2001 and 2002, the maximum Company cash match has been increased to $1,000 and $1,500, respectively, per participating employee per year.

The Company also had a 401(k) Plan which arose from the acquisition of Accord (the Accord 401(k) Plan), which covers substantially all Accord employees in the United States of America. Each eligible employee may elect to contribute to the Accord 401(k) Plan, through payroll deductions, up to 15% of their compensation, subject to current statutory limitations. The Company, at the discretion of the Board of Directors, may make matching contributions to the Accord 401(k) Plan but had not done so through 2000. In connection with the acquisition of Accord, the Accord 401(k) Plan terminated in 2001. Beginning April 2, 2001, all eligible former Accord employees may elect to participate in the Polycom 401(k) Plan.

The Company also had a defined contribution profit sharing plan incorporating features under Section 401(k) of the Internal Revenue Code, which arose from the acquisition of PictureTel (the PictureTel Plan), which covered substantially all PictureTel employees. In connection with the acquisition of PictureTel, the PictureTel Plan terminated in 2001. Beginning January 1, 2002 all eligible former PictureTel employees may elect to participate in the Polycom 401(k) Plan.

The Company’s contributions to the Polycom 401(k) Plan and the Accord 401(k) Plan totaled approximately $956,000, $433,000 and $183,000 in fiscal 2002, 2001 and 2000, respectively.

Employee Stock Purchase Plan:

Under the Employee Stock Purchase Plan, the Company can grant stock purchase rights to all eligible employees during offering periods of up to a maximum of 24 months with purchase dates approximately every six months (each January and July). The Company has reserved 2,500,000 shares of common stock for issuance under the plan. Shares are purchased through employees’ payroll deductions, up to a maximum of 15% of employees’ compensation, at purchase prices equal to 85% of the lesser of the fair market value of the Company’s common stock at either the date of the employee’s entrance to the offering period or the purchase date. No participant may purchase more than 3,000 shares or $25,000 worth of common stock in any one calendar year. During 2002, 2001 and 2000, 283,858, 170,250 and 223,094 shares were purchased at average per share prices of $14.31, $22.74 and $10.90, respectively. At December 31, 2002 there were 1,203,086 shares available to be granted under this plan.

Other Benefit Plans:

Under Israeli labor laws and agreements the Company is required to pay severance pay upon dismissal of an employee of the Company’s Israeli subsidiaries or upon termination of employment in specified circumstances. The Company’s severance pay for its employees in Israel, based upon length of service and the latest monthly salary (one month’s salary for each year worked), is mainly covered by purchased managerial insurance policies. The value of these policies is recorded as an asset in the consolidated balance sheets. The net amount of severance pay charged against income totaled approximately $1,124,000, $977,000 and $739,000 in 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001 severance pay funded included in other assets was approximately $1,743,000 and $1,183,000, respectively, and accrued severance pay included in long-term liabilities was approximately $3,078,000 and $2,035,000, respectively.

The Company is also contributing funds on behalf of its Israeli employees to an individual insurance policy. This policy provides a combination of savings plan, insurance and severance pay benefits to the insured employee. It provides for payments to the employee upon retirement or death and secures a substantial portion of the severance pay, if any, to which the employee is legally entitled upon termination of employment. Each participating employee contributes an amount equal to 5.0% of the employee’s base salary, and the employer contributes between 13.3% and 15.8% of the employee’s base salary. All of the Company’s full-time Israeli employees participate in this benefit package. The net amount of insurance expense charged against income totaled approximately $383,000, $361,000 and $297,000 in 2002, 2001 and 2000, respectively. The Company also provides some employees with an education fund, to which each participating employee contributes an amount equal to 2.5% of the employee’s base salary, and the employer contributes an amount equal to 7.5% of the employee’s base salary. Education fund expenses charged against income totaled approximately $439,000, $402,000, and $312,000 in 2002, 2001 and 2000, respectively.

17.                               Income Taxes:

Income tax expense consists of the following (in thousands):

	Year ended December 31,
	2002	2001	2000

Current
U. S. Federal	$7,445	$13,353	$24,955
Foreign	3,696	1,641	855
State and local	929	2,500	4,212
Total current	12,070	17,494	30,022

Deferred
U. S. Federal	(1,166)	(2,196)	(5,423)
Foreign	(252)	(34)	(15)
State and local	(502)	(524)	(337)

Total deferred	(1,920)	(2,754)	(5,775)

Income tax expense	$10,150	$14,740	$24,247

The sources of income (loss) before the provision for income taxes are as follows (in thousands):

	Year ended December 31,
	2002	2001	2000

United States of America	$(4,600)	$(21,960)	$60,498
Foreign	41,510	9,000	1,212
Income (loss) before provision for income taxes	$36,910	$(12,960)	$61,710

The Company’s tax provision differs from the provision computed using statutory tax rates as follows (in thousands):

	Year ended December 31,
	2002	2001	2000

Federal tax at statutory rate	$12,919	$(4,536)	$21,590
State taxes, net of federal benefit	977	(492)	2,401
Nondeductible expenses	671	3,451	729
In-process research and development and goodwill amortization	—	21,633	—
Tax exempt interest	(130)	(1,260)	(1,242)
Foreign income at tax rates different than U.S. rates	(3,666)	(2,660)	—
Research and development tax credit	(1,447)	(1,650)	(1,162)
Other	826	254	1,931
Tax provision	$10,150	$14,740	$24,247

The tax effects of temporary differences that give rise to the deferred tax assets are presented below (in thousands):

	2002	2001

Property and equipment, net, principally due to differences in depreciation	$6,612	$5,323
Inventory	7,992	10,781
Restructuring reserves	13,402	11,541
Other reserves	20,199	28,445
Net operating and capital loss carryforwards	22,394	3,181
Tax credit carryforwards	13,084	9,894
Investments	4,285	3,883
Deferred tax asset	87,968	73,048
Acquired intangibles	(4,735)	(7,923)
Net deferred tax asset	$83,233	$65,125

As of December 31, 2002, the Company has tax net operating loss carryforwards, tax credit carryovers and capital loss carryovers of approximately $61.0 million, $13.1 million and $3.8 million, respectively. These net operating loss carryforwards, tax credit carryforwards and capital loss carryforwards begin to expire in 2013, 2007 and 2007, respectively. A portion of the future utilization of the Company’s carryforwards are subject to certain limitations due to a change in ownership that occurred in 1998 and 2001. Deferred tax assets of approximately $26.1 million as of December 31, 2002 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options.

The Company provides for U.S. income taxes on the earnings of foreign subsidiaries unless they are considered permanently invested outside of the U.S. At December 31, 2002, the cumulative amount of earnings upon which U.S. income tax has not been provided is approximately $67.4 million.

Tax benefits of $1.8 million in 2002 and $12.5 million in 2001 associated with the exercise of employee stock plans were added to stockholders equity.

The Company has been granted a beneficial tax status by the Israeli tax authorities for income earned in Israel. Under the terms, the Company is eligible for significant tax rate reductions for several years following the first year in which the Company has Israeli taxable income after consideration of tax losses carried forward. The Company to date has realized tax savings of approximately $3.7 million.

The reduced tax rates, as well as other tax benefits, are conditional upon the Company fulfilling the terms stipulated under the Israeli law for the Encouragement of Capital Investments of 1959. Failure to comply with these conditions may result in cancellation of the benefits in whole or in part.

18.                               Business Segment Information:

Polycom is a leading global provider of a line of high-quality, easy-to-use communications equipment that enables enterprise users to more effectively conduct video, voice, data and web communications. Polycom’s offerings are organized along five product lines; Video Communications, Voice Communications, Network Systems, Network Access Products and Services. For reporting purposes the Company aggregates Video Communications and Voice Communications into one segment named Communications and reports Network Systems and Network Access as separate segments. Services is allocated amongst Communications and Network Systems as it does not meet the disclosure thresholds for separate segment reporting. The segments were determined in accordance with how management views and evaluates Polycom’s business and based on the aggregation criteria as outlined in SFAS131. Segment financial data for the years ended December 31, 2001 and 2000 have been adjusted to reflect these segments. A description of the types of products and services provided by each reportable segment is as follows:

Communications Segment

Communications products include videoconferencing collaboration products and network management software that facilitate high-quality video communications, desktop, conference, analog, digital and IP voice communications products that enhance business communication and a wide range of service and support offerings to our resellers and directly to some end-user customers. Our communication service offerings include: integration services consisting of consulting, education, design and project management services; consulting services consisting of planning and needs analysis for end-users; design services, such as room design and custom solutions, providing customized videoconferencing solutions to meet each end-user’s unique requirements; and project management, installation and training which provide end-users with effective implementation of videoconferencing systems.

Network Systems Segment

Network Systems products provide a broad range of video, voice and data conferencing and collaboration capabilities to businesses, telecommunications service providers, and governmental and educational institutions. Our recently introduced MGC-25 and our existing MGC-50 and MGC-100 media servers provide seamless network connectivity across packet-based broadband networks and traditional circuit-switched networks for both video and voice multipoint conferencing. The advanced transcoding capabilities of our MGC systems enable reliable and optimal communication among end-points with different video, voice and data parameters and bandwidth capabilities. In addition, the MGC products combine fully featured voice conferencing and fully featured video conferencing on the same platform supported by a common management system.

Our GW-25 and GW-45 gateways move and translate traffic effectively and securely from one network type to another and also include a Checkmark registered firewall capability for secure video communications across IP networks.

Our line of network systems products also includes the PathNavigator call processing server and WebOffice, a web-conferencing software application. PathNavigator offers powerful network management capabilities that simplify the use of enterprise video throughout a converged network, ensures reliability and security and effectively manages network bandwidth. WebOffice provides a web-based virtual office, enabling users to conduct online meetings, or share documents, applications or desktops in a secure, interactive environment on an ad-hoc or scheduled basis. WebOffice users can also conduct Instant Message sessions with colleagues and launch voice and video conferencing from their WebOffice browser.

To assist our end-user customers in implementing and managing their network systems products, we offer a portfolio of additional professional and maintenance services. For the on-going support of our end-user customers’ network systems, we provide premium warranty plans and maintenance services, including telephone support, parts exchange, on-site assistance and direct access to our support engineers for real-time troubleshooting of our products. Our services are sold both directly to end-user customers and through our resellers.

Network Access Segment

Network access products that consisted of our NetEngine family of integrated access devices (“IADs”) and routers that enabled enterprise customers to access broadband and VoB services. The Company sold this segment to Verilink Corporation in January 2003. See Note 20 to Notes to Consolidated Financial Statements.

The three reportable segments disclosed in these consolidated financial statements are based on Polycom’s organization structure and the aggregation criteria as defined in SFAS 131. Future changes to this organizational structure or the business may result in changes to the reportable segments disclosed.

Segment Revenue and Profit

The accounting policies used to derive reportable segments are the same as those described in Note 1 to the Consolidated Financial Statements. A significant portion of each segment’s expenses arise from shared services and infrastructure that Polycom has historically allocated to the segments in order to realize economies of scale and to use resources efficiently. These expenses include, sales and marketing, information technology services, facilities and other infrastructure costs.

Segment Data

The results of the reportable segments are derived directly from Polycom’s management reporting system. The results are based on Polycom’s method of internal reporting and are not necessarily in conformity with accounting principles generally accepted in the United States of America. Management measures the performance of each segment based on several metrics, including contribution margin.

Asset data, with the exception of inventory, is not reviewed by management at the segment level. All of the products and services within the respective segments are generally considered similar in nature, and therefore a separate disclosure of similar classes of products and services below the segment level is not presented.

Financial information for each reportable segment was as follows as of and for the fiscal years ended December 31, 2002, 2001 and 2000 (in thousands):

	Communications	Network Systems	Network Access	Total

2002:
Net revenue	$365,582	$86,559	$13,818	$465,959
Contribution margin	69,503	30,324	(9,655)	90,172
Inventory	26,942	3,182	2,184	32,308
2001:
Net revenue	$283,783	$83,049	$16,357	$383,189
Contribution margin	79,029	30,492	(18,847)	90,674
Inventory	32,243	4,527	11,403	48,173
2000:
Net revenue	$301,374	$42,252	$29,928	$373,554
Contribution margin	101,568	7,709	(5,066)	104,211
Inventory	29,246	7,206	13,519	49,971

Segment contribution margin includes all product line segment revenues less the related cost of sales, direct marketing and direct engineering expenses. Management allocates corporate manufacturing costs, sales and marketing expenses and some infrastructure costs such as facilities and IT costs. Contribution margin is used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to segments. These unallocated costs include general and administrative costs, such as legal and accounting, acquisition-related costs, charges for in-process research and development, amortization of purchased intangible assets and goodwill, restructure costs, grant repayments, litigation settlement, litigation reserve release, interest income, net, loss on strategic investments, other income (expense), net and provision for income taxes.

The reconciliation of segment information to Polycom consolidated totals was as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Segment contribution margin	$90,172	$90,674	$104,211
Corporate and unallocated costs	(32,682)	(29,865)	(29,773)
Acquisition related-costs	(3,699)	(24,077)	(4,768)
Purchased in-process research and development charges	(900)	(52,642)	—
Amortization of purchased intangibles	(17,135)	(3,905)	—
Amortization of goodwill	—	(2,114)	—
Restructure costs	(1,657)	—	—
Grant repayment	—	—	(5,876)
Litigation settlement	257	—	(6,500)
Litigation reserve release	—	—	1,843
Interest income, net	9,492	12,755	8,419
Loss on strategic investments	(7,465)	(3,178)	(5,854)
Other income (expense), net	527	(608)	8
Provision for taxes	(10,150)	(14,740)	(24,247)
Total net income (loss)	$26,760	$(27,700)	$37,463

The Company’s net revenues are substantially denominated in U.S. dollars and are summarized as follows (in thousands):

	Year ended December 31,
	2002	2001	2000

United States of America	$261,921	$242,055	$245,373
Canada	6,239	2,812	7,054
Total North America	268,160	244,867	252,427
Europe, Middle East and Africa	101,963	72,887	70,602
Asia	84,111	58,394	42,120
Caribbean and Latin America	11,725	7,041	8,405
Total international	197,799	138,322	121,127
Total net revenue	$465,959	$383,189	$373,554

The percentage of total net revenues for the Video Communications, Voice Communications, Network Systems, Network Access Products and iPower-related Service were as follows:

	Year ended December 31,
	2002	2001	2000
Video Communications	56%	53%	58%
Voice Communications	16%	19%	23%
Network Systems	19%	22%	11%
Network Access Products	3%	4%	8%
iPower-related Service	6%	2%	—
Total net revenue	100%	100%	100%

No customer accounted for more than 10% of the Company’s net revenues in 2002, 2001 or 2000.

The Company’s fixed assets, net of accumulated depreciation, are located in the following geographical areas (in thousands):

	December 31,
	2002	2001

North America	$23,888	$23,758
Israel	2,716	2,976
Europe, Middle East and Africa	1,177	1,609
Other	647	602
Total	$28,428	$28,945

19.                               Net Income (Loss) Per Share Disclosures:

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided as follows (in thousands, except per share amounts):

	Year ended December 31,
	2002	2001	2000

Numerator—basic and diluted net income (loss) per share
Net income (loss)	$26,760	$(27,700)	$37,463

Denominator—basic net income (loss) per share
Weighted average common stock outstanding	100,121	85,213	75,807
Treasury shares	(794)	(73)	—
Shares subject to repurchase	(3)	(17)	(543)
Total shares used in calculation of basic net income (loss) per share	99,324	85,123	75,264

Basic net income (loss) per share	$0.27	$(0.33)	$0.50

Denominator—diluted net income (loss) per share
Denominator—basic net income (loss) per share	99,324	85,123	75,264
Effect of dilutive securities:
Common stock options	1,369	—	6,035
Shares subject to repurchase	3	—	543
Convertible warrants and preferred stock	—	—	1,986
Total shares used in calculation of diluted net income (loss) per share	100,696	85,123	83,828

Diluted net income (loss) per share	$0.27	$(0.33)	$0.45

In 2001, options to purchase 2,998,580 shares of common stock on a weighted average basis have not been included in the computation of diluted net loss per share as their effect would have been anti-dilutive.

In 2002, 2001 and 2000, 10,949,063, 4,635,424 and 864,887 options, respectively, on a weighted average basis were excluded from the computation of earnings per share, since the option exercise price was greater than the average market price of the common shares for the period.

20.                               Subsequent Event (Unaudited):

In January 2003, the Company sold to Verilink Corporation (“Verilink”), certain fixed assets and intellectual property rights relating to Polycom’s network access product line, including Polycom’s line of NetEngine integrated devices, for a total of up to $3.0 million in cash, of which (i) $1.0 million was paid to Polycom at closing, (ii) $0.25 million will be paid to Polycom on the first anniversary of the closing, and (iii) up to $1.75 million will be paid to Polycom quarterly based on ten percent of Verilink’s revenues related to the sale of NetEngine products. Concurrent with the closing, certain of our employees joined Verilink. Verilink has also agreed to purchase Polycom’s existing NetEngine-related inventories, with a book value of approximately $1.9 million as of the closing date, on an as needed basis. Additionally, in connection with the sale, Polycom entered into a license agreement with Verilink pursuant to which Verilink granted to Polycom a license to use and further develop the network access technology related to the NetEngine product line. The Company has agreed not to compete with Verilink in the network access market for a period of three years.

POLYCOM, INC.
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)
(in thousands, except per share amounts)

	2001				2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net revenue	$96,217	$84,470	$82,454	$120,048	$134,511	$124,954	$106,033	$100,461
Gross profit	$55,313	$48,105	$47,118	$65,906	$75,474	$70,057	$59,491	$58,225
Net income (loss)	$6,445	$6,335	$9,875	$(50,355)	$14,508	$5,633	$3,484	$3,135
Basic net income (loss) per share	$0.08	$0.08	$0.12	$(0.56)	$0.15	$0.06	$0.03	$0.03
Diluted net income (loss) per share	$0.08	$0.07	$0.11	$(0.56)	$0.14	$0.06	$0.03	$0.03

All historical financial information has been restated to reflect the acquisitions that were accounted for as a pooling of interests.

FINANCIAL STATEMENT SCHEDULE—SCHEDULE II
POLYCOM, INC.
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at Beginning Of Year	Additions		Deductions	Balance at End of Year

Year ended December 31, 2002
Allowance for doubtful accounts	$4,816	$3,213		$(3,589)	$4,440
Year ended December 31, 2001
Allowance for doubtful accounts	$2,588	$3,997(a	)	$(1,769)	$4,816
Year ended December 31, 2000
Allowance for doubtful accounts	$1,642	$1,739		$(793)	$2,588

(a)                                  Additions for allowance for doubtful accounts of $3.0 million include amounts acquired through the PictureTel and ASPI acquisitions. See Note 3 of Notes to the Consolidated Financial Statements.

SCHEDULE D
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN AUSTRALIA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Australia.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The cancellation of an outstanding option will be considered a relinquishment of your outstanding option in exchange for the right to receive a new option and may give rise to taxation.  You may be taxed in relation to both of the following: (1) the cancellation of the outstanding option; and (2) the grant of the right to receive a new option (the “New Right”).  Please note that the amount of tax due and the timing of the taxation will depend upon a number of factors, as discussed below.

Tax on Cancellation of Outstanding Option:  The amount and characterization of taxable income will depend on whether you made an election to be taxed in the income year of the grant of the outstanding option.  Please see below for further details.

If You Did Not Make an Election:  If you did not make an election to be taxed in the income year of grant of the outstanding option, you will be subject to tax on the market value (as defined under Australian tax law) of the outstanding option on the cancellation date at your marginal tax rate.  Because the exercise price of the outstanding option will likely exceed the current market value of the underlying shares (as defined under Australian tax law) at the time of the cancellation, the market value of the outstanding option will be determined in accordance with a statutory formula.  In accordance with the statutory formula, you will not have any taxable income with respect to the cancellation of the outstanding option if the market value of the underlying shares at the time of cancellation is less than 50% of the exercise price.

If You Made an Election:  If you made an election to be taxed in the income year of grant of the outstanding option, you will be subject to capital gains tax.  Your capital gain will be calculated as the difference between the market value of the outstanding option at the time of the cancellation(1) and the market value of the outstanding option at the time of the grant.  If, at the time of the cancellation of the outstanding option, you

(1)  Please note that the market value of the outstanding option is the price at which an arm’s length purchaser would be willing to acquire the outstanding option.  While there is no requirement to apply the statutory formula to determine the market value of the outstanding option under the capital gains tax provisions, the Commissioner of Taxation is likely to accept the value determined thereunder.

have held the outstanding option for at least one year prior to the cancellation, you will be subject to capital gains tax only on 50% of your capital gain.(2)  If you have not held the outstanding option for at least one year, you will be subject to capital gains tax on all of your capital gain.

If the market value of the outstanding option at the time of cancellation is less than the market value of the outstanding option at the time of grant, you will be entitled to claim a capital loss in this amount.(3)

Tax on Grant of New Right:  When your outstanding option is cancelled, you will receive the New Right (provided certain conditions are met).  The acquisition of the New Right will constitute the acquisition of a qualifying right under an employee share option scheme.  You will be subject to tax as a result of the acquisition of the New Right.  You will be liable to pay tax either in the income year you acquire the New Right, if you make an election to that effect, or, in the absence of the election, at a later date.  The tax consequences under the two alternatives are detailed below.

If you Make an Election:  If you make an election to pay tax upon the receipt of the New Right, then you must include an amount in your assessable income in the income year in which you receive the New Right.  The amount included in your assessable income will be the market value of the New Right less the market value of the outstanding option at the time of cancellation.

Note that if you make an election, then it will cover each right, option and share in Polycom, Inc. that you acquire during the income year.

If you Do Not Make an Election:  If you do not make an election to pay tax upon the grant of the New Right, then you must include an amount in your assessable income for the income year in which the earliest of the following assessment times occurs in relation to the New Right (“Alternative Assessment Time”):

(i)                                     when you dispose of the new option acquired pursuant to the New Right (other than by exercising it);

(ii)                                  when your employment with Polycom, Inc. (or its affiliates) ceases;

(iii)                               when the new option acquired pursuant to the New Right is exercised; and

(iv)                              when the new option acquired pursuant to the New Right expires.

The amount which you must include in your assessable income for the income year in which the Alternative Assessment Time occurs in relation to the New Right will be:

(i)                                     where you dispose of the new option (or the shares acquired as a result of exercising the new option) in an arm’s length transaction within 30 days after the Alternative Assessment Time – the amount or value of any consideration you receive for the disposal less the consideration paid to acquire the New Right(4)

(2) You can apply your prior or current year capital losses again the whole capital gain.

(3) Capital losses are available to offset current year or future year capital gains.  A capital loss cannot be used to offset other income.

(4)  Please note that the consideration paid to acquire the New Right is equal to the market value of the outstanding option as of the date it was cancelled.

(reduced by the exercise price of the new option, if the new option has been exercised); or

(ii)                                  in any other case – the market value of the new option (or the shares acquired as a result of exercising the new option) at the Alternative Assessment Time less the consideration paid to acquire the New Right(5) (reduced by the exercise price of the new option, if the new option has been exercised).

No Benefit Where New Right Lost:  If you lose the benefit of the New Right before you are able to exercise the new option granted pursuant to the New Right (e.g., you cease working for Polycom, Inc. or its affiliates before you exercise the new option), you will be deemed to have never acquired the New Right.  In that case, no amount needs to be included in your assessable income in relation to the acquisition of the New Right.  If necessary, you may amend an assessment to exclude an amount previously included in assessable income in relation to the acquisition of the New Right.  In addition, you may also be entitled to a capital loss equal to amount that you paid tax on as a result of the cancellation of the outstanding option.

Sale of Shares

If you acquire shares upon exercise of the new option, you will be subject to capital gains tax when you sell the shares.  Provided you sell the shares in an arm’s length transaction (and more than 30 days after the Alternative Assessment Time, assuming you did not make the Election, as discussed above), the gain will be calculated as the difference between the sale proceeds and the market value of the shares at exercise.  If you have held the shares for at least one year at the time of sale, then only 50% of this amount will be subject to capital gains tax.(6)  If you have not held the shares for at least one year, you will be subject to capital gains tax on all of your capital gain.

Provided you sell the shares in an arm’s length transaction, if the sale proceeds are less than the market value of shares at the time of exercise, you will be entitled to claim a capital loss in this amount.(7)

Withholding and Reporting

Your employer is not required to withhold taxes with respect to the exchange, the receipt of the New Right, the grant or exercise of the new option or sale of shares.  You will be responsible for reporting and paying any taxes arising due to the exchange, the receipt of the New Right, the grant or exercise of the new option or the sale of shares, including income tax and Medicare levy and surcharge (if applicable).

Market Value

Please note that where the term “market value” is used above, it means the market value, as determined in accordance with Australian tax law.

(5)  Please note that the consideration paid to acquire the New Right is equal to the market value of the outstanding option as of the date it was cancelled.

(6)  You can apply your prior or current year capital losses again the whole capital gain.

(7)  Capital losses are available to offset current year or future year capital gains.  A capital loss cannot be used to offset other income.

SCHEDULE E
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN CANADA

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Canada.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  This summary is based on Canadian federal tax law.  Different tax consequences may be applicable under provincial tax law.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

The tax treatment as a result of the exchange of an outstanding option for a new option is uncertain.  It is possible that the Canada Customs and Revenue Agency (the “CCRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of employee stock options; or (iii) two separate transactions (i.e., a tender of outstanding options for cancellation, followed by a grant of new and unrelated options), whereby the tender is viewed as a disposition for no consideration and no taxable income arises.

It is likely that the CCRA will treat the exchange as described in (iii) above.  However, it is also possible that the CCRA will treat the exchange as described in (i) above, a continuation of the outstanding option with a reduction in the exercise price.  In the latter case, assuming that the amendments to the Income Tax Act released on December 20, 2002 become law in the form proposed, the exchange would be tax free and you also would continue to be able to claim the one-half exemption in computing the taxable income at exercise of the new option and the C$100,000 annual tax deferral (as discussed below) with regard to the new option.  If the proposed amendments do not become law (although this appears unlikely) and the CCRA views the exchange as a repricing of an existing option, even though tax neutral at the time (as described in (i) above), you could lose the benefit of the one-half exemption and the C$100,000 tax deferral upon the exercise of the new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Subject to the potential deferral provisions discussed in the paragraph below, when you exercise the new option, you must include the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”) in your income for the year.  Only one-half of the spread is subject to tax provided the CCRA does treat the exchange as described in (iii) above or if it treats the exchange as described in (i) above and the proposed amendment does take effect as written.  This amount (i.e., one-half of the spread) will be subject to tax at your applicable marginal tax rate.

You may be able to defer taxation of the taxable portion of the spread arising upon exercise (i.e., one-half of the spread) until the earliest of: (i) when you sell the shares purchased upon exercise; (ii) when you die; or (iii) when you become a non-resident of Canada.  To be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise.

You may defer only the tax on the spread at exercise on up to C$100,000 worth of options that vest in any one year.  For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Please note that if the CCRA successfully treats the transaction as a continuation of the existing option (i.e., a tax-neutral exchange described in alternative (i) in the section above) and the proposed amendment does not take effect, the one-half exemption and the deferral will not be available under current law.

You will be subject to social insurance contributions on the taxable amount (regardless of whether the deferral applies) to the extent you have not exceeded the annual contribution ceiling.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount will be one-half of the difference between the sale proceeds and the adjusted cost basis of the shares (generally, the fair market value of the shares on the date of exercise), less any brokerage fees.  In addition, any amount on which taxation was deferred at exercise, if applicable, will become taxable at the time the shares are sold.  Income tax will be assessed on the taxable income at your marginal income tax rate.

If you own other shares of Polycom, Inc. which you acquired upon exercise of other options or otherwise, your adjusted cost basis may be different than described above.  In addition, in order to preserve the cost basis of shares sold in a cashless exercise, you will have to specifically identify any such shares in your annual tax return.  Shares acquired upon the exercise of options for which a tax deferral election has been filed will also retain their own cost basis.  You are strongly advised to consult your tax advisor in any of these situations.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the income recognized at exercise (i.e., the spread), any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit, if applicable, to the CCRA.  A copy of the T4 form containing this information will be provided to you prior to the last day of February in the year following the year in which you exercise the new option.

Provided your employer does not reimburse Polycom, Inc. for the spread, your employer will not be required to withhold income tax or social insurance contributions on any portion of the taxable benefit from the exchange, grant or exercise of the new option or the sale of shares.  You will be responsible for paying any and all taxes due.  If your employer reimburses Polycom, Inc. for the spread, your employer will withhold income tax and social insurance contributions (to the extent you have not already exceeded the annual contribution ceiling) on the taxable portion of the spread when you exercise the new option.

For each year that you defer taxation, if any, you must file a Form T1212 with the CCRA with your annual tax return.

Securities Information

You are permitted to sell shares acquired upon exercise of the new option through the designated broker appointed by Polycom, Inc. provided the resale of shares takes place outside of Canada through the facilities of the stock exchange on which the shares are listed.

SCHEDULE F
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN FRANCE

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in France.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Your new option is intended to be a French-qualified option.  Provided the requirements for French-qualified options are complied with (see Terms of New Grant section below), you will not be subject to tax on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price when you exercise the new option.

However, to the extent that the exercise price is less than 95% of the average trading price of the underlying shares for the 20 trading days prior to the grant date of the new option, this “excess discount” will be treated as an additional taxable salary at the time of exercise.  This income will be taxed at progressive rates up to 49.58% (for 2003).  This amount is also subject to social tax, to CSG at the rate of 7.5% and CRDS at the rate of 0.5%.

Sale of Shares

If you sell the shares purchased upon exercise after the expiration of the applicable holding period in effect under French law (currently set at four years from the grant date) and the spread is less than or equal to €152,500, you will be taxed at a rate of 40% (30%, plus 10% additional social tax) on the spread.

If you sell the shares after the expiration of the four-year holding period (or the minimum holding period required under French law, if different) but the spread is more than €152,500, then the portion of the spread up to €152,500 would be taxed at 40% and the portion of the spread above €152,500 would be taxed at 50% (40%, plus 10% social tax).

You may receive even more favorable tax treatment if you wait an additional two years after the exercise of your option and after the expiration of the four-year or other minimum holding period to sell your shares.  In this case and provided the spread is less than or equal to €152,500, you will be taxed at the rate of 26% (16%, plus 10% social tax).  If you sell the shares two years after the exercise of your option and after the expiration of the four-year or other minimum holding period but the spread is more than €152,500, the portion of the spread up to €152,500 is taxed at the rate of 26% and the portion of the spread above €152,500 is taxed at the rate of 40%.

In any case, the difference between the sale proceeds and the fair market value of the shares at the time of exercise (i.e., any capital gains) is taxed at the rate of 26% (i.e., 16% income tax, plus 10% social tax).

The tax due on the spread and capital gains, if any, applies only when the aggregate gross proceeds from your sales of securities for the year concerned exceed a certain amount, which is set annually (€15,000 for 2003).

If the sale proceeds are less than the fair market value of the shares on the date of exercise, you will realize a capital loss.  This capital loss can be offset against the spread and the excess against capital gain of the same nature realized during the same year or during the five following years.  This capital loss cannot be offset against other kind of income.

Reporting

Your employer must send to you, no later than 15 February of the year following the year of exercise of the new option, an individual statement providing the following information:

•                  its corporate purpose, the place of location of its principal establishment and, if different, the place of location of its registered office;

•                  the date on which the new option was granted and the date of exercise of the new option;

•                  the number of shares acquired upon exercise and the exercise price; and

•                  the excess discount, if any, at the time of grant based on the restriction for French-qualified options.

At the same time, your employer must also send duplicates of the individual statements to the tax office (“Direction des Services Fiscaux”) with which it files its tax return.

To benefit from the favorable tax regime (i.e., the favorable income tax and social tax treatment), you must attach the above individual statement to your annual French income tax return for the year in which the option was exercised (e.g., for the exercise of an option in 2006, you would have to attach the individual statement to the income tax return for the income earned in 2006, which you file with the French tax authorities in 2007).

Upon the sale of the shares (and provided that the four-year holding period or other minimum holding period is met), you will have to report both the spread and the capital gain realized upon sale on your income tax return for the year in which the shares were sold.

Exchange Control Information

You may hold shares purchased upon exercise of the new option outside of France provided you declare all foreign accounts, whether open, current, or closed, in your income tax return.  You must also declare to the customs and excise authorities any cash or securities you import or export without the use of a financial institution when the value of the cash or securities is equal to or exceeds €7,600.

Terms of New Grant

The new option is intended to be a French-qualified option.  As such, certain requirements must be met.  Please note that, if your outstanding option is a French-qualified option, you will not be able to carry over the partially expired holding period.  In other words, even if part of the holding period for your outstanding option has passed, the mandatory four-year holding period (or other minimum holding period required under French law) for French-qualified options must start over upon the date of grant of the new option.  In addition, the following terms will apply to your new option grant:

•                  Plan:  Your new options will be granted only under the 1996 Stock Incentive Plan, regardless of whether your outstanding options have been granted under the 1996 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan or any other plan.

•                  Termination Due to Death:  If you die holding new options, the options will become immediately vested upon your death, and your heirs will have six months from the date of your death to exercise the options.

•                  Vesting Period:  You will not be able to receive vesting credit on your new option for the period between the vesting commencement date of your outstanding option and the cancellation date of that option.  Instead, your new options will be subject to a vesting schedule that will start to run on the date of grant; as a result, your new option will not vest as to any portion of the option for at least one year from the date of grant.  The vesting schedule of your new option will be as follows, and will be subject to your continued employment on each relevant vesting date:

•                  25% of the shares will vest one year after the grant of your new options, and 1/48th of the shares will vest each month thereafter.

•                  Holding Period:  You will be restricted from selling your shares until the minimum period required by Section 163 bis C of the French Tax Code (or the minimum holding period required under this law as subsequently amended) for French qualified options is satisfied.  Currently, this period is four years from the grant date.  Therefore, you will be restricted for three years from selling any shares you may acquire when your new option first starts to vest (i.e., one year after the date of grant).

•                  Grant Date:  Under French law, qualified options cannot be granted during specific closed periods.  Your new option grant date may be later than your colleagues’ grant date outside of France to comply with this requirement.

•                  Exercise Price:  The exercise price of your new options will be determined in accordance with the following rules.  The exercise price will be the greater of: (i) the fair market value of the underlying shares on the grant date, as determined under the 1999 Employee Long-Term Incentive Plan; and (ii) 80% of the average quotation price of the shares during the 20 trading days preceding the grant date.

•                  Term:  The term of your new option will be the lesser of: (i) the remaining term of the cancelled option when it was cancelled; or (ii) 5 ½ years from the date of grant of the new option.

Please note that these terms are necessary in order to qualify for favorable tax and social insurance treatment in France.

SCHEDULE G
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN GERMANY

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Germany.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax at your normal marginal rate on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”).  You also will be subject to social insurance contributions on the spread to the extent you have not already exceeded the applicable contribution ceiling.

Pursuant to Section 19a of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct €154 per calendar year from the spread because this income results from the purchase of stock in your employer’s parent company.  You should consult with your tax advisor to determine if this deduction applies to your specific situation.

Sale of Shares

You will not be subject to tax when you subsequently sell shares acquired upon exercise, provided you own the shares for at least 12 months from the date of acquisition, do not own 1% or more of Polycom, Inc.’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets (this requirement should be met since you purchased the shares as an employee).

If you are subject to tax upon sale because one or several of the above conditions are not met, you will be subject to tax on one-half of the gain (calculated as the sale proceeds less the fair market value of the shares at exercise), less one-half of the sales related expenses.  Furthermore, you will be subject to tax only if your total gain exceeds €512 in the relevant tax year.  If this threshold is exceeded, you will be taxed on the full gain (and not only the gain in excess of €512).

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Withholding and Reporting

Your employer is required to withhold and report income tax and social insurance contributions (to the extent that you have not exceeded the applicable contribution ceiling) when you exercise the new option.  If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.  In addition, it is your responsibility to report and pay any taxes due as a result of the sale of shares.

Exchange Control Information

Cross-border payments in excess of €12,500 must be reported monthly.  If you use a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of shares, the bank will make the report.  In addition, you must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.  Finally, you must report your holding annually in the unlikely event that you hold shares representing 10% or more of the total or voting capital of Polycom, Inc.

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SCHEDULE H

POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN HONG KONG

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Hong Kong.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”).  Mandatory Provident Fund contributions will not be due on the spread.

Sale of Shares

You will not be subject to tax when you sell your shares acquired upon exercise of the new option.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new option or when you subsequently sell the shares.  However, your employer will report your income resulting from the exercise of your option as part of its normal annual return.  It is your responsibility to report and pay all applicable taxes.

Securities Information

This offer to exchange options is not a public offer and is available only to eligible employees of Polycom, Inc. or its affiliates holding outstanding options.

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SCHEDULE I
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN ISRAEL

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Israel.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for purposes of Israeli tax law, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an outstanding option for a new option if the outstanding option is vested (either partially or fully) at the time of the exchange, regardless of whether the outstanding option is a Section 102 option (i.e., granted under a Section 102 plan) or a non-Section 102 option.

If you exchange outstanding options that are not yet vested, you likely will not be subject to any tax as a result of the exchange of an outstanding unvested option for a new option.

Please consult your personal tax advisor to determine your tax liability with respect to the option exchange.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Your new option will be granted under a Section 102 plan.  Provided the requirements of a Section 102 plan are complied with (see Terms of New Grant below), you will not be subject to tax when you exercise your new option (i.e., when you pay the exercise price for your option and acquire shares of Polycom, Inc.).

Sale of Shares

You will be subject to tax when the trustee with whom the options and/or shares are deposited on your behalf (see Terms of New Grant below) subsequently transfers the shares acquired upon exercise of your new options out of the trust either by selling the shares acquired upon exercise of your new option to a third party on your behalf, or by transferring the shares to you (the “Taxable Event”).

Your new Section 102 option will be granted as a capital gains track option.  Therefore, you will be subject to tax as follows:

(a)           If the Taxable Event takes place after the expiration of the minimum holding period of

24 months from the end of the tax year in which the options were granted (see Terms of Grant below), then you will be taxed on the difference (or gain) between the sale proceeds and the exercise price (as adjusted for inflation) as a capital gain at the rate of 25%.  In addition, you will be taxed on the difference (if any) between the exercise price and the fair market value of Polycom, Inc. shares on the date of grant as ordinary income at your marginal tax rate.  Please note that, for Israeli tax purposes, the fair market value of the shares will be calculated as the average price per share of Polycom, Inc. stock over the thirty days before the date of grant.  Because Polycom, Inc. will grant the new options at an exercise price which is equal to the fair market value of Polycom, Inc. stock on the date of grant, the “ordinary income” component should be zero or close to zero.

(b)           If the Taxable Event takes place prior to the expiration of the minimum holding period of 24 months from the end of the tax year in which the options were granted, you will pay tax on the gain at your marginal income tax rate, and you will also be subject to National Insurance (including health tax) contributions on the gain.

Withholding and Reporting

Provided the Taxable Event takes place after the expiration of the 24-month holding period as described above, your employer is required to withhold and report income tax at the time of the Taxable Event, but it will not be required to withhold National Insurance or health tax contributions on the gain.  If the Taxable Event takes place prior to the expiration of the 24 month holding period, your employer will be required to withhold and report both income tax and National Insurance contributions (including health tax) at the time of the Taxable Event.

You will be responsible for reporting and paying any difference between the actual tax liability and the amount withheld.  In certain rare circumstances, you may also be required to file an annual tax return for any year in which you hold options and/or shares of Polycom, Inc.

Securities Information

Polycom, Inc. will make available to you for inspection in the Human Resources Department of your employer a copy of the 1996 Stock Incentive Plan under which your new option is granted to you (or, if your new option will be granted under the 2001 Nonstatutory Stock Option Plan, a copy of the 2001 Nonstatutory Stock Option Plan) (collectively, the “Plans”) and the U.S. Registration Statement on Form S-8 applicable to the Plans as well as any sub-plan under Israeli law, and, if you request, all documents incorporated by reference in the U.S. Form S-8.  In addition, Polycom, Inc. may supply you with a Hebrew translation of the Plans and the U.S. Form S-8, if required by the Israeli Securities Authority.

Terms of New Grant

The new option will be granted under a Section 102 trustee plan.  Your new option and any shares which you acquire upon exercise of your new option will be held in trust on your behalf by a trustee for a minimum period of 24 months from the end of the tax year in which the new option is granted to you.  You should note that if the new options are granted on December 29, 2003 (as expected), the last day of the holding period will be December 31, 2005.  If the new option grant date is delayed to the 2004 tax year, the last day of the holding period will be December 31, 2006.

During the minimum holding period, in order to preserve the tax advantages you receive from your Section 102 options, you generally may not sell any shares acquired upon exercise of your new option, and the trustee may not release the options and/or shares from the trust to you or to a third party.

However, in the event that shares acquired upon exercise of your new option are sold or transferred out of the trust to you before the expiration of the 24-month holding period, then you will pay tax at ordinary income rates (including the payment of National Insurance and health tax) on the gain (as described above under Sale of Shares).

Please note that, if your outstanding option is a Section 102 option and you exchange it for a new Section 102 option, your minimum holding period will start to run again when the new Section 102 option is granted to you, even if the holding period had already expired under your outstanding option.

SCHEDULE J
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN JAPAN

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Japan.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to income tax as a result of the exchange of an outstanding option for a new option, although this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”).  The spread likely will be treated as “remuneration income” (although the proper classification is currently being litigated in Japanese courts) and will be taxed at your marginal tax rate.  Social insurance contributions will not be due on the spread at exercise.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  You will be taxed on the difference between the sale proceeds and the fair market value of the shares on the date of exercise.  You may be eligible for a reduced tax rate, depending on the circumstances of the sale (e.g., whether you sell shares though a broker licensed in Japan).  Please consult with your tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer likely will not be required to withhold income tax when you exercise your option.  It is your responsibility to file a personal tax return and to report and pay any taxes resulting from the exchange, the grant and exercise of the new option and the sale of shares.

Exchange Control Information

If you intend to acquire shares valued at more than ¥100,000,000 in a single transaction, you must file a report with the Ministry of Finance through the Bank of Japan within 20 days of the purchase of the shares.  Please note that the reporting requirements vary depending on whether or not the relevant payment is made through a bank in Japan.

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SCHEDULE K
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN MEXICO

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Mexico.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will not be subject to income tax or social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount will be the difference between the sale proceeds and the exercise price (with an adjustment for inflation at applicable rates, plus any brokerage fees paid to sell the stock).

Withholding and Reporting

Your employer is not required to report or withhold income tax or social insurance contributions with respect to your participation in the option exchange program, the grant and exercise of the new option and the sale of shares.  You will be responsible for paying any tax liability due with respect to the exchange, grant or exercise of the new option and the sale of shares.

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SCHEDULE L
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN THE NETHERLANDS

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the Netherlands.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

If your outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs after three years from the date you accepted the outstanding options, you will not be subject to tax as a result of the exchange of outstanding options for the grant of new options.

If your outstanding options were taxed at the time the options became unconditionally exercisable (i.e., generally at vesting) and the exchange occurs within three years of the date you accepted your outstanding options, you may be subject to tax as a result of the exchange of outstanding options for the grant of new options.

If taxation on your outstanding options was deferred from the time the options became unconditionally exercisable to the time of exercise, due to the structuring of your option, then you may be subject to tax as a result of the exchange of outstanding options for the grant of new options if the exchange is deemed a fictitious exercise.

Please consult with your personal tax advisor to determine whether you will be subject to tax at the time of the option exchange.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to income tax only when you exercise the new option, because your new option will be granted with a mandatory cashless exercise restriction (see Terms of New Grant section below).  You will be subject to income tax at your normal marginal tax rate on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”).

You will also be subject to social insurance contributions on the spread, to the extent you have not already exceeded your applicable contribution ceiling.

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No credit will be given for any taxes previously paid with respect to the outstanding options that you exchanged for the new option grant.

Sale of Shares

If you acquire shares upon exercise of the new option, you will not be subject to tax when you sell the shares provided that you hold less than a 5% interest in Polycom, Inc. and you hold the shares as a private investment at the time of the sale.

Investment Tax

You are subject to an investment yield tax of 1.2% (i.e., Box III income) based on the average of the value of all assets (including shares of Polycom, Inc.) that you own at the end of the calendar year.  An exemption is available on the first  €18,800 (for 2003) of the average value of the assets held over the calendar year involved.

Withholding and Reporting

Your employer is required to withhold and report the income tax and social insurance contributions (unless the applicable contribution ceiling has been exceeded) due at the time of exercise.  If your actual tax liability differs from the amount withheld, it is your responsibility to pay the additional tax.  It is your responsibility to pay any investment tax or any tax due upon the sale of the shares.

Exchange Control Information

Statistical reporting of payments of €50,000 or more to or from a foreign country must be reported to the Nederlandsche Bank.  If a Dutch bank is involved in sending or receiving the payment, the bank will report the transaction for you.

Terms of New Grant

The new option you receive from Polycom, Inc. will be restricted to the cashless sell-all method of exercise to delay the tax on the new option from the date it becomes unconditionally exercisable (i.e., vesting) to the date of exercise.

Under the cashless sell-all exercise restriction, you will be required to immediately sell all of the shares you are entitled to sell upon exercise of your new option.  You will receive the cash proceeds form the sale of the shares less the exercise price and less any broker fees and applicable taxes.  You will not be able to hold any shares of Polycom, Inc. stock.

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SCHEDULE M
POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN THE PHILIPPINES

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the Philippines.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

When you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”).  The spread will be treated like “other income” and subject to ordinary tax at graduated rates ranging from 5% to 32%.

You will not be subject to social insurance contributions on the spread.

Sale of Shares

If you acquire shares upon exercise, you will be subject to tax when you subsequently sell the shares.  The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise.  If you hold the shares for more than 12 months, you will be subject to tax only on 50% of the gain.

Withholding and Reporting

Your employer is not required to withhold or report income tax or social insurance contributions with respect to the exchange, grant or exercise of the new option or upon the sale of shares.  It is your responsibility to report and pay all applicable taxes.

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POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN SINGAPORE

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Singapore.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You may be subject to tax as a result of the exchange of an outstanding option for the right to a new option because the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right.  In practice, the IRAS is likely to disregard the “release” of the outstanding options and simply tax the new options when you exercise them.  However, this result is not certain.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

Assuming you are not taxed when the outstanding options are cancelled, when you exercise the new option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.  You likely will not be subject to Central Provident Fund contributions.

Sale of Shares

If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of new options, exercise of new options or upon the sale of shares.  However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year.  This will include the value of the shares which you acquire pursuant to exercise.  Your employer will provide this Form IR8A to you.  It is then your responsibility to report and pay all applicable taxes due.

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Additional Reporting Requirements

If you are a director, associate director or shadow director of a Singapore affiliate of Polycom, Inc., you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Polycom, Inc. or any related companies.  Please contact Polycom, Inc. to obtain a copy of the notification form.  You must also notify the Singapore affiliate when you sell shares of Polycom, Inc. or any related company (including when you sell shares acquired under the exchange program) or if you participate in the option exchange program.  These notifications must be made within two days of acquiring or disposing of any interest in Polycom, Inc. or any related company.  In addition, a notification must be made of your interests in Polycom, Inc. or any related company within two days of becoming a director.

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POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN THAILAND

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in Thailand.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

You will not be subject to tax as a result of the exchange of an outstanding option for a new option.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

You will be subject to personal income tax when you exercise your new option.  You will be taxed on the difference between the fair market value of Polycom, Inc. shares on the date of exercise and the exercise price (the “spread”).  The spread will not be subject to social insurance contributions.

Sale of Shares

If you acquire shares upon exercise, you will be subject to personal income tax on any capital gains when you subsequently sell the shares, provided you are a Thai tax resident in the year of sale and you repatriate the proceeds of sale to Thailand in the same year.  You are considered a Thai tax resident if you reside in Thailand for at least 180 days in a calendar year.  The capital gain is calculated as the difference between the sale price and the cost base of the shares (i.e., the fair market value of the shares on the date of exercise).

Withholding and Reporting

Your employer likely will not be required to withhold and report income tax or social insurance contributions when you exercise your new option.  It will be your responsibility to pay any and all taxes due.

Exchange Control Reporting

If you exercise your new option using a cash exercise whereby you remit funds out of Thailand to purchase shares of Polycom, Inc. stock, you have to remit the funds through a Thai commercial bank which has been authorized by the Bank of Thailand to engage in the purchase, exchange and withdrawal of foreign currency (i.e., an authorized agent).  You may remit only up to US$100,000 per year for the purchase of shares of Polycom, Inc. stock.

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In addition, you will have to apply for approval of the remittance with the authorized agent by submitting a Form Thor. Tor. 5 together with the following documents: (i) a letter describing the options granted to you (e.g., your stock option agreement), (ii) a copy of the stock option plan and related documents under which the option has been granted, (iii) evidence showing that your employer and Polycom, Inc. are part of the same company group, and (iv) an executed Certification in Remittance of Foreign Currency Abroad for Investment in Securities (the “Certificate”).  By executing the Certificate, you agree to report the subsequent sale of the shares and to immediately repatriate income from the sale of the shares to Thailand.  If you fail to comply with the terms of the Certificate, you may be subject to fines imposed by the Bank of Thailand.

If you exercise your new option using the cashless exercise method whereby no funds will be remitted out of Thailand, you will not have to submit a Form Thor. Tor. 5 or be subject to any approval requirement.  Furthermore, there are no limitations on the exercise of your options.  Polycom, Inc. reserves the right to restrict you to using the cashless exercise method when you exercise your new option.  Please see the stock option agreement that you will receive shortly after the grant of the new option for more information on whether you have been restricted to using the cashless exercise method.

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POLYCOM, INC. OPTION EXCHANGE:  A GUIDE TO ISSUES IN THE UNITED KINGDOM

The following is a summary of the tax consequences of the cancellation of outstanding options in exchange for the grant of new options for individuals subject to tax in the United Kingdom.  This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.  Please note that tax laws change frequently and occasionally on a retroactive basis.  If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

This summary also includes other country specific requirements that may affect your participation in the option exchange program.

You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

It is unlikely that you will be subject to income tax as a result of the exchange of an outstanding option for a new option.

Nature of New Option

The new options will be UK approved options (as described more fully below) to the extent permissible under UK tax law (i.e., each employee can receive a maximum of £30,000 worth of UK approved options), and to the extent not permissible, your new options will be non-UK approved options.

Your new options (both UK approved options and any non-UK approved options) will be granted only under the 1996 Stock Incentive Plan, regardless of whether your outstanding options have been granted under the 1996 Stock Incentive Plan, the 2001 Nonstatutory Stock Option Plan or any other plan.

If you are granted a UK approved option, your new options will be governed by the terms and conditions stated in the UK sub-plan to the Polycom, Inc. 1996 Stock Incentive Plan (the “UK Sub-Plan”) and your stock option agreement.

In addition, regardless of whether the new options are UK approved options or non-UK approved options Polycom, Inc. will require you (to the extent permissible under UK tax law) to execute a Joint Election Form (if you have not done so already) whereby you agree to be responsible for your employer’s portion of National Insurance Contributions (“NICs”) on the spread (i.e., the difference between the fair market value of the shares at exercise and the exercise price) at exercise.  If you do not execute a Joint Election Form prior to exercise, Polycom, Inc. may refuse to allow you to exercise your new options.  Please note that Polycom, Inc. did not previously require you to execute a Joint Election Form with respect to your UK approved options (if any).  However, due to certain recent changes in the UK tax regulations (as described more fully below), Polycom, Inc. will now also require you to execute a Joint Election Form with respect to your approved options.

Grant of New Option

You will not be subject to tax when the new option is granted to you.

Exercise of New Option

The tax consequences of exercising the new option will depend upon whether the new option is UK approved or non-UK approved.

UK Approved.  If you are granted a UK approved option, you will not be subject to income tax or NICs at exercise provided your exercise complies with the terms of the UK Sub-Plan and your stock option agreement, unless you exercise the option within three years of grant and not within six months of termination of employment (or such shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) due to injury, disability, redundancy or retirement.

If you exercise the new option within three years from the date of grant, the new option will be treated similarly to a non-UK approved option (see below), unless the exercise occurs within six months of termination of employment (or such shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) due to injury, disability, redundancy or retirement.  As a result, you will be subject to income tax and employees’ NICs (at the rates set out in the NICs section below) on the difference (or spread) between the fair market value of the shares on the date of exercise and the exercise price.  In addition, employer NICs (at the rate set out in the NICs section below) also will be due on the spread and Polycom, Inc. will require you (to the extent permissible under UK law) to execute a Joint Election Form whereby you are responsible for the employer NICs at exercise (as more fully described in the NICs section below).

Please note that the NICs liability with respect to an ‘early exercise’ of UK approved options (i.e., an exercise within three years from the date of grant) was only recently introduced under the 2003 UK Budget rules (which took effect on April 9, 2003).  Under the old rules, if you exercised the UK approved option within three years from the date of grant, the spread was subject only to income tax but not to employee and employer NICs.

Non-UK Approved. If you are granted a non-UK approved option, you will be subject to tax and NICs (at the rates set out in the NICs section below) when you exercise your new options.  Income tax and NICs will be charged on the spread.  You will be required to execute a Joint Election Form whereby you are responsible for the employer’s portion of NICs at exercise.

NICs.  With effect from 6 April 2003, employees’ NICs are payable at the rate of 11% on earnings up to the upper earnings limit set for employees’ NICs purposes, and at 1% on earnings (including the spread) in excess of the upper earnings limit.

With effect from 6 April 2003, the employer’s portion of NICs is charged at a rate of 12.8% on the spread realized at exercise of your option.  This amount is deductible against your income tax liability due with respect to the exercise of your option.

If you were granted outstanding options prior to 19 May 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your new option.  You should consult your tax advisor regarding whether favorable NICs treatment will apply to your new option.

Sale of Shares

When you sell your shares, you will be subject to capital gains tax.  Your taxable gain will be calculated as the difference between: (i) the sale proceeds; and (ii) the exercise price paid for the shares plus the amount (if any) that was subject to tax at the time of exercise, less any applicable costs of acquisition or disposal.

Please note that an annual exemption is available to set against total gains of £7,900 for the tax year 6 April 2003 to 5 April 2004 and you may also be able to benefit from taper relief to reduce your chargeable gain.  The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which in turn depends on whether you continue to be employed by an Polycom, Inc. group company).

Withholding and Reporting

Your employer is required to withhold and account for income tax and NICs through the Pay As You Earn system on the spread at exercise of non-UK approved options and with respect to UK approved options exercised within three years of the date of grant of your new options other than within six months of termination of employment (or such shorter period as may be required under the terms of the UK Sub-Plan or stock option agreement) due to injury, disability, redundancy or retirement.

Your employer will pay the income tax and NICs withheld to the UK Inland Revenue on your behalf.  If your employer is unable to withhold some or all of the tax from your salary, you are required to reimburse your employer for your tax liability within 90 days of the date of option exercise.  If you fail to pay your employer the income tax due on the spread within 90 days of the date of exercise of your new options, you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread.  This benefit will give rise to a further income tax charge.  As a result of the 2003 UK Budget, this deemed benefit tax charge will be extended to include NICs that are not reimbursed to your employer within 90 days.  This change is expected to become effective in July/August 2003.

In addition, your employer is required to report the details of the exchange of outstanding options and any new option exercise on its annual UK Inland Revenue share schemes return.

You are also required to report the exercise of non-UK approved options (and exercises of UK approved options which do not qualify for tax relief) on your UK tax return.

Regardless of whether your new options are UK approved or non-UK approved, you are responsible for reporting your capital gains upon the sale of shares through your annual tax return and paying any tax before the self-assessment due date.

Disclosures by Directors

If you are a director or shadow director of a UK subsidiary of Polycom, Inc., you may be subject to certain notification requirements under the Companies Act.  You may have to notify the UK subsidiary in writing of your interest in Polycom, Inc. and the number and class of shares or rights to which the interest relates.  You may also have to notify the UK subsidiary when you acquire shares upon exercise of your new option or sell shares acquired upon exercise of your new option.  This disclosure requirement may also apply to any rights or shares acquired by your spouse or child(ren) (under the age of 18).